Exhibit 10.2
Execution Version

CREDIT AGREEMENT dated as of August 4, 2024, among LUCID GROUP, INC., as the Borrower THE LENDERS PARTY HERETO and AYAR THIRD INVESTMENT COMPANY, as Administrative Agent

TABLE OF CONTENTS

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ARTICLE IV CONDITIONS.		63
Section 4.01.	Effective Date	63
Section 4.02.	Each Credit Event	65

Section 6.14.	Minimum Liquidity	90
Section 6.15.	Sale and Leaseback Transactions	90
Section 6.16.	Intellectual Property	90

ARTICLE VII EVENTS OF DEFAULT		90
Section 7.01.	Events of Default	90
Section 7.02.	[Reserved]	93

SCHEDULES:

Schedule 1.01(a)	—	Subsidiary Guarantors
Schedule 1.01(b)	—	Unrestricted Subsidiaries
Schedule 1.01(c)	—	Commitment Schedule
Schedule 3.04	—	Corporate Structure
Schedule 3.06	—	Litigation; Labor Matters
Schedule 3.07	—	Ownership of Property
Schedule 3.16	—	Intellectual Property
Schedule 6.01	—	Debt
Schedule 6.02	—	Liens
Schedule 6.07	—	Investments
Schedule 6.15	—	Transactions
Schedule 9.01	—	Notices

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	Form of Borrowing Request
Exhibit C	—	Form of Intercompany Subordination Agreement
Exhibit D	—	Compliance Certificate
Exhibit E-1	—	U.S. Tax Certificate (For Foreign Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit E-2	—	U.S. Tax Certificate (For Foreign Participants that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit E-3	—	U.S. Tax Certificate (For Foreign Participants that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit E-4	—	U.S. Tax Certificate (For Foreign that are Partnerships for U.S. Federal Income Tax Purposes)

CREDIT AGREEMENT dated as of August 4, 2024 (as it may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) among LUCID GROUP, INC., as the Borrower (the “Borrower”), the Lenders from time to time party hereto, and AYAR THIRD INVESTMENT COMPANY, as Administrative Agent.
WHEREAS, the Borrower has requested that the Lenders extend credit to the Borrower in the form of a delayed draw term loan credit facility with Delayed Draw Term Commitments in an original aggregate amount equal to $750,000,000; and
WHEREAS, the Lenders have agreed to extend credit to the Borrower hereunder, subject to the terms and conditions set form herein.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
Section 1.01.    Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“ABL Credit Agreement” means that certain Credit Agreement, dated as of June 9, 2022 (as amended by Amendment No. 1 dated as of June 6, 2024 and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time), among the Borrower, the other borrowers and lenders party thereto from time to time and Bank of America, N.A., as the administrative agent.
“ABR”, when used in reference to (a) a rate of interest, refers to the Alternate Base Rate, and (b) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate. All ABR Loans shall be denominated in Dollars.
“Administrative Agent” shall mean Ayar Third Investment Company, in its capacity as administrative agent hereunder and under any of the other Loan Documents and its successors in such capacity.
“Administrative Questionnaire” shall mean an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.

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“Affiliate” shall mean with respect to any Person (a) any other Person that directly or indirectly controls such Person and (b) any other Person that is controlled by or is under common control with such controlling Person; provided that, The Public Investment Fund of Saudi Arabia (and/or any direct or indirect controlling Person and/or Persons under direct or indirect common control) (other than the Borrower and its Subsidiaries) shall not constitute an Affiliate of the Borrower for purposes of this Agreement and the other Loan Documents (other than with respect to Section 9.12 (Confidentiality)). For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise. For purpose of this definition, the terms “controlling” and “controlled” have meanings correlative to the foregoing.
“Agent Parties” has the meaning assigned to such term in Section 9.01(d)(ii).
“Agent-Related Person” has the meaning assigned to such term in Section 9.03(d).
“Aggregate Delayed Draw Term Commitment” shall mean, at any time, the aggregate of the Delayed Draw Commitments of all of the Lenders, as increased or reduced from time to time pursuant to the terms and conditions hereof. As of the Effective Date, the Aggregate Delayed Draw Commitment is $750,000,000.
“Aggregate Delayed Draw Term Exposure” shall mean, at any time, the aggregate Delayed Draw Term Exposure of all the Lenders at such time.
“Agreement Value” shall mean, for each Swap Agreement, on any date of determination, the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or any Restricted Subsidiary would be required to pay if such Swap Agreement were terminated on such date.
“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50% and (c) the Term SOFR Rate for a one-month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that for the purpose of this definition, the Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. New York City time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Term SOFR Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.14), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 2.00%, such rate shall be deemed to be 2.00% for purposes of this Agreement.
“Ancillary Document” has the meaning assigned to such term in Section 9.06(b).

“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to anti-bribery or anti-corruption, including the U.S. Foreign Corrupt Practices Act and the UK Bribery Act, in each case as amended from time to time.
“Applicable Percentage” shall mean, with respect to any Lender, a percentage equal to a fraction (x) the numerator of which is the sum of such Lender’s remaining Delayed Draw Term Commitment and the aggregate amount of its Delayed Draw Term Loans and (y) the denominator of which is the remaining Aggregate Delayed Draw Term Commitment and the aggregate amount of Delayed Draw Term Loans of all Lenders; provided that, in accordance with Section 2.20, so long as any Lender shall be a Defaulting Lender, such Defaulting Lender’s Commitment shall be disregarded in the calculations above.
“Applicable Rate” shall mean, for any day, with respect to any Delayed Draw Term Loan, (i) 5.75% for Term SOFR Loans and (ii) 4.75% for ABR Loans.
“Approved Fund” has the meaning assigned to such term in Section 9.04.
“Assignment and Assumption” shall mean an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.
“Available Tenor” shall mean, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an Interest Period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, pursuant to this Agreement as of such date.
“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” shall mean (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. §101 et seq.), as amended from time to time.

“Bankruptcy Event” shall mean, with respect to any Person, when such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business, appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the U.S. or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality), to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Benchmark” shall mean, initially, the Term SOFR Rate; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to such Term SOFR Rate or the then-current Benchmark, then “Benchmark” shall mean the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.14(b). Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.
“Benchmark Replacement” shall mean, for purposes of Section 2.14(b)(ii), the first alternative set forth below that can be determined by the Administrative Agent:
(1)    [reserved];
(2)    the sum of: (a) Daily SOFR and (b) the SOFR Adjustment; and
(3)    the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment.
If the Benchmark Replacement as determined pursuant to clause (2) or (3) above would be less than the applicable Floor, the Benchmark Replacement will be deemed to be such Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities; provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent (in consultation with the Borrower) in its reasonable discretion.
“Benchmark Replacement Conforming Changes” shall mean, with respect to any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate”, “Business Day” or “Interest Period” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent (in consultation with the Borrower) decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent (in consultation with the Borrower) decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Benchmark Replacement Date” shall mean the earliest to occur of the following events with respect to the then-current Benchmark:
(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event”, the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); and

(2)    in the case of clause (3) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative or not to comply with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided, that such non-representativeness, non-compliance, or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the then-current Benchmark:
(1)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(2)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(3)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative or do not, or as a specified future date will not, comply with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.
“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“BHC Act Affiliate” of a party shall mean an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Board” shall mean the Board of Governors of the Federal Reserve System of the U.S.
“Bona Fide Debt Fund” means any fund or investment vehicle that is primarily engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds and other similar extensions of credit in the ordinary course.
“Borrower” has the meaning specified therefor in the preamble to this Agreement.
“Borrowing” shall mean Loans of the same Type, made on the same date and, in the case of Term SOFR Loans, as to which a single Interest Period is in effect.
“Borrowing Request” shall mean a notice substantially in the form of Exhibit B or such other form as may be approved by the Administrative Agent (including any form on an Electronic System as shall be approved by the Administrative Agent) by the Borrower requesting any Borrowing in accordance with Section 2.03.
“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in New York City and Saudi Arabia are authorized or required by law to remain closed; provided that if such day relates any interest rate settings as to Loan the reference rate for which utilizes Term SOFR and for any notice periods related to the borrowing of a Term SOFR Loan, shall also mean any day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“Capital Lease” of any Person shall mean any lease of any property by such Person as lessee which would, in accordance with GAAP but subject to Section 1.04(b), be required to be accounted for as a capital lease on the balance sheet of such Person.
“Capital Lease Obligations” shall mean, at any time, with respect to any Capital Lease, the amount of all obligations of such Person that is capitalized on a balance sheet of such Person prepared in accordance with GAAP but subject to Section 1.04(b).

“Casualty Event” shall mean any event that gives rise to the receipt by any Loan Party of any insurance proceeds or condemnation awards (or any agreement entered into in connection with any right to receive insurance proceeds or any current or potential condemnation proceeding) in respect of any equipment, fixed assets or real property (including any improvements thereon) or other assets the restoration, repairing, replacement or rebuilding of which would constitute a capital expenditure to restore, repair, replace or rebuild such equipment, fixed assets, real property or other assets.
A “Change in Control” shall be deemed to have occurred if:
(a)    any “person” or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act, but excluding (i) any employee benefit plan of such Person and its subsidiaries and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan and (ii) any Permitted Party), acquires beneficial ownership of Voting Stock of the Borrower representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower (determined on a fully diluted basis but without giving effect to contingent voting rights that have not yet vested);
(b)    a “change of control” or similar event (which, in the case of Permitted Convertible Notes, shall include any “fundamental change,” “make-whole fundamental change” or other similar event risk provision) shall occur as provided in any document governing any Material Debt and in connection with such “change of control” or similar event, the Borrower shall be obligated to prepay, repurchase or offer to repurchase all of the affected Material Debt; and
(c)    a “change of control” or similar event shall occur as provided in the ABL Credit Agreement.
“Change in Control Offer” has the meaning assigned to such term in Section 2.11(c).
“Change in Control Repurchase Date” has the meaning assigned to such term in Section 2.11(c).
“Change in Law” shall mean the occurrence after the date of this Agreement (or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement) of any of the following: (a) the adoption of or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority; or (c) compliance by any Lender (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline, requirement or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Charge” means any fee, loss, charge, expense, cost, accrual or reserve of any kind.
“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
“Commitment” shall mean, with respect to each Lender, the aggregate amount of such Lender’s Delayed Draw Term Commitment. The initial amount of each Lender’s Commitment is set forth on the Commitment Schedule or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable.
“Commitment Schedule” shall mean the Schedule attached hereto as Schedule 1.01(c).
“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Communications” has the meaning assigned to such term in Section 9.01(d).
“Compliance Certificate” shall mean a certificate substantially in the form of Exhibit D.
“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated Total Assets” shall mean, as of any date of determination, the total assets of the Borrower and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as set forth on the consolidated balance sheet of the Borrower and the Restricted Subsidiaries as of the most recently delivered financial statements pursuant to Sections 5.01(a) or (b), as applicable.
“Copyrights” shall mean all rights, title and interests (and all related IP Ancillary Rights) in or relating to copyrights and all mask work, database and design rights (including to the fullest extent arising under any Requirement of Law), whether or not registered or published and all registrations thereof.
“Corresponding Tenor” with respect to any Available Tenor shall mean, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Covered Entity” shall mean any of the following:
(i)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(ii)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(iii)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Covered Party” has the meaning assigned to such term in Section 9.22.

“Credit Extension” has the meaning assigned to such term in Section 4.02.
“Credit Party” shall mean the Administrative Agent or any other Lender.
“Daily SOFR” means the rate per annum equal to SOFR determined for any day pursuant to the definition thereof. Any change in Daily SOFR shall be effective from and including the date of such change without further notice. If the rate as so determined would be less than 0.0%, such rate shall be deemed to be 0.0% for purposes of this Agreement.
“Debt” of a Person shall mean at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) to the extent reflected as a liability on the balance sheet of such Person in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services, which purchase price is due more than 6 months after the date of (x) placing the property in service or taking delivery and title thereto or (y) completion of the service rendered, as applicable, (iv) all Capital Lease Obligations of such Person, (v) all obligations of such Person as account party under letters of credit or similar instrument, (vi) net obligations of such Person under Swap Agreements, valued at the Agreement Value thereof to the extent such obligations would appear as a net liability on a balance sheet of such Person (other than in the footnotes) prepared in accordance with GAAP, (vii) all Disqualified Equity Interests of such Person, (viii) all Guarantees of such Person in respect of the Debt described in clauses (i) through (vii) above and (ix) all Debt of the types described in clauses (i) through (vii) above secured by any Lien on any property owned by such Person, whether or not such Debt has been assumed by such Person (provided that, if the Person has not assumed or otherwise become liable in respect of such Debt, such Debt shall be deemed to be in an amount equal to the lesser of (x) the aggregate unpaid amount of Debt secured by such Lien and (y) the fair market value of the property to which such Lien relates as determined in good faith by such Person); provided that, notwithstanding the foregoing, Debt will be deemed not to include indebtedness, guarantees or obligations that are (1) trade payables incurred by such Person in accordance with customary practices and in the ordinary course of business of such Person, (2) earn outs, purchase price holdbacks or similar obligations until such obligation has become a liability of such Person on its balance sheet in accordance with GAAP and solely if not paid after becoming due and payable, (3) intercompany liabilities arising in the ordinary course of business, (4) intercompany loans and advances made by Loan Parties having a term not exceeding 364 days (inclusive of any roll over or extension of terms) and made in the ordinary course of business or consistent with past practice or industry norm and (5) Debt of any direct or indirect parent appearing on the balance sheet of such Person solely by reason of push down accounting under GAAP.

Accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Debt with the same terms, the payment of dividends on Disqualified Equity Interests in the form of additional shares of Disqualified Equity Interests of the same class, accretion or amortization of original issue discount or liquidation preference and increases in the amount of Debt outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an incurrence of Debt for purposes of Section 6.01. Guarantees of, or obligations in respect of letters of credit relating to, Debt which is otherwise included in the determination of a particular amount of Debt shall not be included in the determination of such amount of Debt; provided that the incurrence of the Debt represented by such guarantee or letter of credit, as the case may be, was permitted under this Agreement. With respect to any Debt consisting of Disqualified Equity Interests, the principal amount thereof shall be deemed to be the liquidation preference or the maximum fixed repurchase price, as the case may be. For the avoidance of doubt, in no event will Debt include any obligations in respect of any Issuer Option.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” shall mean any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Defaulting Lender” shall mean any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans or (ii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular Default, if any) has not been satisfied; (b) has notified the Borrower or any Credit Party in writing, or has made a public statement, to the effect that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular Default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of (i) a Bankruptcy Event or (ii) a Bail-In Action.

“Delayed Draw Term Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Delayed Draw Term Loans to the Borrower hereunder, as such commitment may be reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Delayed Draw Term Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Delayed Draw Term Commitment, as applicable.
“Delayed Draw Term Exposure” shall mean, with respect to any Lender at any time, the outstanding principal amount of such Lender’s Delayed Draw Term Loans at such time.
“Delayed Draw Term Lender” shall mean, as of any date of determination, a Lender with a Delayed Draw Term Commitment or, if the Delayed Draw Term Commitments have terminated or expired, a Lender with Delayed Draw Term Exposure.
“Delayed Draw Term Loan” shall mean a Loan made under a Delayed Draw Term Commitment pursuant to Section 2.01.
“Designated Non-Cash Consideration” shall mean the fair market value of non-cash consideration received by the Borrower or any Restricted Subsidiary in connection with a Disposition designated as Designated Non-Cash Consideration pursuant to a certificate of a Financial Officer of the Borrower setting forth the basis of such valuation, less the amount of cash or Permitted Investments received in connection with a subsequent sale of such Designated Non-Cash Consideration.
“Disposition” or “Dispose” shall mean the sale, transfer, or other disposition (in one transaction or in a series of transactions and whether effected pursuant to a division or otherwise) of any Property of any Person (including any sale and leaseback transaction, the sale of any Equity Interest owned by such Person and any issuance of Equity Interest by any subsidiary of such Person to any other Person).

“Disqualified Equity Interests” shall mean any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or, other than with respect to Permitted Convertible Notes, requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case at any time on or prior to the date that is 91 days following the Maturity Date at the time of the issuance of such Equity Interest; provided, however, that (i) only the portion of such Equity Interest which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be a Disqualified Equity Interest, (ii) if such Equity Interests are issued to any current or former employees or other service providers or to any plan for the benefit of employees, directors, officers, members of management or consultants (including any equity or incentive compensation or benefit plan) of the Borrower or its subsidiaries or by any such compensation or plan to such current or former employees, other service providers, directors, officers, members of management or consultants, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by such Person in order to satisfy applicable statutory or regulatory obligations or as a result of such current or former employee’s, other service provider’s, director’s, officer’s, management member’s or consultant’s termination, death or disability, (iii) any class of Equity Interests of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Equity Interests that are not Disqualified Equity Interests shall not be deemed to be Disqualified Equity Interests, and (iv) Equity Interests will not constitute Disqualified Equity Interests solely because of provisions giving holders thereof the right to require repurchase or redemption upon an initial public offering, “asset sale” or “change of control” occurring prior to such date; or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) Debt securities or (ii) any Equity Interest referred to in clause (a) above, in each case at any time prior to the date that is 91 days following the Maturity Date at the time of the issuance of such Equity Interest.
“Disqualified Lender” shall mean any (i) competitor of the Borrower or any of its subsidiaries and (ii) such other Person, in each case of the foregoing clause (i) and (ii), identified in writing to the Administrative Agent prior to the Effective Date, and, in the case of the foregoing clause (i) and (ii), the clearly identifiable (solely on the basis of the similarity of its name) Affiliates of any of the foregoing (other than any Affiliate that is a Bona Fide Debt Fund); provided that, after the Effective Date, the Borrower shall be permitted, upon three Business Days’ prior notice to the Administrative Agent, to supplement in writing the list of competitors provided for in clause (i) to include additional competitors and/or any Affiliates thereof (other than any Affiliate that is a Bona Fide Debt Fund) and to remove institutions from such list (such list, as so supplemented or modified from time to time, the “Disqualified Institution List”); provided, further, that the foregoing shall not apply retroactively to disqualify any parties that have previously acquired an assignment or participation interest in the Loans to the extent such party was not a Disqualified Lender at the time of the applicable assignment or participation, as the case may be. The Administrative Agent will make available to a Lender, upon the request of such Lender, the Disqualified Institution List.
“Dollars” or “$” refers to lawful currency of the United States of America.
“Domestic Subsidiary” shall mean any Subsidiary incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“EEA Financial Institution” shall mean (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” shall mean any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” shall mean the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).
“Electronic Signature” shall mean an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.
“Electronic System” shall mean any electronic system, including e-mail, e-fax, web portal access for a Loan Party, Intralinks®, ClearPar®, Debt Domain, Syndtrak and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and any of its Related Parties or any other Person, providing for access to data protected by passcodes or other security system.
“Environment” shall mean ambient air, indoor air, surface water, groundwater, drinking water, land surface, sediments, and subsurface strata & natural resources such as wetlands, flora and fauna.
“Environmental Laws” shall mean any Requirement of Law relating to pollution or protection of the environment, or human health and safety (as it relates to exposure to harmful or deleterious substances), or the generation, use, handling, transportation, treatment, storage, disposal or Release of harmful or deleterious substances.
“Environmental Liability” shall mean all Liabilities arising out of or relating to (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of, or the arrangement for such activities with respect to, any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the presence or Release of any Hazardous Materials or (e) any contract or agreement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any Person, and any option, warrant or other right entitling the holder thereof to purchase or otherwise acquire any such equity interest (excluding any agreement for the purchase of the equity interests of a Subsidiary), but excluding, for the avoidance of doubt, any Permitted Convertible Notes.

“Equity Issuance” shall mean any issuance or sale by the Borrower of any Equity Interests.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.
“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code and, for purposes of provisions relating to Section 412 of the Code, any member of an affiliated service group within the meaning of Section 414(m) or 414(o) of the Code.
“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) with respect to a Plan, the failure to satisfy the “minimum funding standard” within the meaning of Section 412 or 430 of the Code or Section 302 or 303 of ERISA, whether or not waived, or the failure to make by its due date a required installment under Section 430(j) of the Code or Section 303(j) of ERISA with respect to a Plan, (c) the failure of the Borrower or any ERISA Affiliate to timely make any required contribution to a Multiemployer Plan, (d) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (e) the imposition of any liability under Title IV of ERISA upon the Borrower or any ERISA Affiliate with respect to the termination of any Plan, (f) the withdrawal or partial withdrawal (within the meaning of Title IV of ERISA) of the Borrower or any ERISA Affiliate from any Plan or Multiemployer Plan, (g) the filing of a notice of intent to terminate, the treatment of a Plan or Multiemployer Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Plan or Multiemployer Plan, (h) an event or condition that constitutes grounds under Section 4042 of ERISA for, and that would reasonably be expected to result in, the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan, (i) the occurrence of a non-exempt “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA) for which the Borrower or any of the Subsidiaries has or is reasonably expected to have any material liability, (j) the receipt by the Borrower or any ERISA Affiliate of notice from any Multiemployer Plan (1) imposing Withdrawal Liability on the Borrower or any ERISA Affiliate, (2) notifying the Borrower or any ERISA Affiliate that such Multiemployer Plan is, or is expected to be, in “insolvency” pursuant to Section 4245 of ERISA, if applicable or (3) notifying the Borrower or any ERISA Affiliate that such Multiemployer Plan is, or is expected to be, in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA, if applicable), (k) a determination that any Plan is, or is expected to be, in “at risk” status (as defined in Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA, if applicable) or (l) the imposition of a Lien pursuant to Section 430(k) of the Code or Section 303(k) of ERISA with respect to any Plan.
“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Event of Default” has the meaning assigned to such term in Article VII.
“Excluded Subsidiary” shall mean any subsidiary of the Borrower:

(i)    that is not a Wholly Owned Subsidiary;
(ii)    that is an Immaterial Subsidiary;
(iii)    that is prohibited from providing a Guarantee in respect of the Obligations by (x) any provision of any agreement, instrument or other undertaking to which such subsidiary is a party or by which it or any of its assets or property is bound existing on the date such Person became a subsidiary; provided that such provision is not entered into for the purpose of qualifying as an “Excluded Subsidiary” under this Agreement or (y) applicable law;
(iv)    that would require the consent, approval, license or authorization of any third party in order to provide a Guarantee in respect of the Obligations pursuant to any agreement, instrument or other undertaking referred to in clause (iii)(x) above or applicable law (in each case, to the extent such consent, approval, license or authorization has not been received);
(v)    that is a Foreign Holdco;
(vi)    that is (x) a Foreign Subsidiary or (y) a Domestic Subsidiary of a Foreign Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957(a) of the Code;
(vii)    that is newly formed for the purpose of consummating a merger transaction pursuant to an acquisition permitted by this Agreement, which Subsidiary at no time holds any assets or liabilities other than any merger consideration contributed to it substantially contemporaneously with the closing of such merger transaction (it being understood that any surviving Subsidiary of such merger transaction shall not constitute an Excluded Subsidiary under this clause (vii));
(viii)    to the extent the provision a Guarantee by such subsidiary in respect of the Obligations would reasonably be expected to result in material adverse tax consequences to the Borrower or any of its Subsidiaries as reasonably determined by the Borrower in good faith in consultation with the Administrative Agent;
(ix)    that is an Unrestricted Subsidiary;
(x)    that does not own any assets (other than de minimis assets) that are not Intellectual Property, so long as such subsidiary is not an obligor in respect of any Permitted Additional Indebtedness;
(xi)    with respect to which, as reasonably determined by the Administrative Agent and the Borrower, the burden or cost or other consequences (including material adverse tax consequences) of providing a Guarantee outweighs the benefits to the Lenders; or
(xii)    any not-for-profit Subsidiaries, captive insurance companies, broker-dealer Subsidiaries, Receivables Subsidiary or other Special Purpose Entities (each, a “Limited Purpose Subsidiary”);

provided that the Borrower, in its sole discretion, may cause any Restricted Subsidiary that qualifies as an Excluded Subsidiary under any of the clauses above to become a Guarantor in accordance with the definition thereof (pursuant to documentation reasonably acceptable to the Administrative Agent and subject to customary restrictions under applicable local law and completion of any requested “know your customer” and similar requirements of the Administrative Agent and the Lenders and the requirements of Section 5.13 as if such Subsidiary were required to comply with such Section as a Domestic Subsidiary) and thereafter such Subsidiary shall not constitute an “Excluded Subsidiary” (unless and until the Borrower elects, in its sole discretion, to designate such Persons as an Excluded Subsidiary).
“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes; (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its lending office; (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f); and (d) any withholding Taxes imposed under FATCA.
“Existing Convertible Notes” shall mean the 1.25% convertible senior notes issued by the Borrower and due in December 2026 in an aggregate principal amount of aggregate of $2,012,500,000.
“fair market value” means with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a sale of such asset at such date of determination assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset. Except as otherwise expressly set forth herein, such value shall be as determined in good faith by the Borrower.
“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant thereto, including any intergovernmental agreements and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreements and implementing such Sections of the Code.

“Federal Funds Effective Rate” shall mean, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“Financial Officer” of any Person shall mean the chief financial officer, principal accounting officer, treasurer, controller, vice president - tax and treasury or any manager with similar responsibilities of such Person.
“Fiscal Year” shall mean, with respect to the Borrower and the Restricted Subsidiaries, a fiscal year ending on December 31 of each calendar year.
“Floor” means 1.00% per annum.
“Foreign Holdco” shall mean any direct or indirect subsidiary of the Borrower that has no material assets other than Equity Interests, or Equity Interests and Debt, of one or more direct or indirect Foreign Subsidiaries.
“Foreign Lender” shall mean (a) if the Borrower is a U.S. Person, a Lender, with respect to such Borrower, that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender, with respect to such Borrower, that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes.
“Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.
“Funding Account” means one or more deposit account(s) designated in writing by the Borrower to the Administrative Agent from time to time into which the Administrative Agent and the Lenders are authorized by the Borrower to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement.
“GAAP” shall mean United States generally accepted accounting principles as in effect from time to time (except as otherwise expressly provided herein).
“Government Official” shall have the meaning assigned to such term in Section 3.21.
“Governmental Authority” shall mean the government of the U.S., any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person shall mean any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Debt or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Debt or other obligation, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Debt or other obligation of the payment of such Debt or other obligation or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business and reasonable indemnity obligations in effect on the Effective Date or entered into in connection with any acquisition or disposition of assets permitted by this Agreement (other than such obligations with respect to Debt).
The amount of any Guarantee will be deemed to be an amount equal to the stated or determinable amount of the Debt in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.
“Guarantee Agreement” shall mean the Guarantee Agreement, dated as of the Effective Date, among the Subsidiary Guarantors from time to time party thereto and the Administrative Agent.
“Guarantors” shall mean the Subsidiary Guarantors.
“Hazardous Materials” shall mean (a) any petroleum products or byproducts and all other hydrocarbons, asbestos or asbestos containing materials, polychlorinated biphenyls, per- and polyfluoroalkyl substances, chlorofluorocarbons and all other ozone depleting substances, and (b) any other chemical, material, pollutant, contaminant, substance or waste that is prohibited or regulated by or pursuant to any Environmental Law due to its harmful or deleterious character (including microbial matter, mycotoxins, mold and mold spores).
“Immaterial Subsidiary” shall mean any Restricted Subsidiary that, together with its subsidiaries that are Restricted Subsidiaries and every other Immaterial Subsidiary, (i) did not, as of the most recently ended Test Period, have total assets with a value in excess of 5.0% of Consolidated Total Assets and (ii) did not, during the most recently ended Test Period, have revenues in excess of 5.0% of the consolidated total revenues of the Borrower and its Subsidiaries for such period (and the Borrower will designate in writing to the Administrative Agent from time to time the Restricted Subsidiaries that will cease to be treated as “Immaterial Subsidiaries” in order to comply with the foregoing limitations).
“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by, or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in the foregoing clause (a) hereof, Other Taxes.
“Indemnitee” has the meaning assigned to such term in Section 9.03(c).

“Ineligible Institution” has the meaning assigned to such term in Section 9.04(b).
“Information” has the meaning assigned to such term in Section 9.12.
“Integration Costs” shall mean non-recurring integration costs incurred in connection with any Permitted Acquisition or similar Investment.
“Intellectual Property” shall mean all Copyrights, Patents, Trademarks, Internet Domain Names, Trade Secrets and IP Licenses and any other intellectual property rights (and all IP Ancillary Rights related thereto) to the fullest extent arising under any Requirement of Law.
“Intercompany Subordination Agreement” shall mean any intercompany subordination agreement, among the Loan Parties party thereto, the Restricted Subsidiaries party thereto, and the Administrative Agent, substantially in the form of Exhibit C.
“Interest Charges” has the meaning assigned to such term in Section 9.17.
“Interest Payment Date” shall mean (a) with respect to any ABR Loan, the first calendar day of each fiscal quarter and the Maturity Date, and (b) with respect to any Term SOFR Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and the Maturity Date.
“Interest Period” shall mean, with respect to any Term SOFR Borrowing, the period commencing on the date of such Term SOFR Borrowing and ending (a) on the numerically corresponding day in the calendar month that is three months thereafter or (b) at the election of the Borrower in the Borrowing Request, the date on which the current Interest Period with respect to another Term SOFR Borrowing ends; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.
“Internet Domain Name” shall mean all rights, title and interests (and all related IP Ancillary Rights) in or relating to internet domain names (including to the fullest extent arising under any Requirement of Law), together with all goodwill associated therewith.
“Investments” shall mean, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Debt of, or purchase or other acquisition of any other Debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees the Debt of such Person or (c) the purchase or other acquisition (in one transaction or series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of the definition of “Unrestricted Subsidiary” and Section 6.07:

(a)    “Investments” shall include the portion (proportionate to the Borrower’s direct or indirect Equity Interest in such subsidiary) of the fair market value of the net assets of a subsidiary of the Borrower at the time that such subsidiary is designated an Unrestricted Subsidiary; and
(b)    any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Borrower.
The amount, as of any date of determination, of (i) any Investment in the form of a loan or an advance shall be the principal amount thereof outstanding on such date, minus any payments actually received by such investor representing interest in respect of such Investment, but without any adjustment for writedowns or write-offs (including as a result of forgiveness of any portion thereof) with respect to such loan or advance after the date thereof, (ii) any Investment in the form of a Guarantee shall be equal to the stated or determinable amount of the related primary obligation, or portion or maximum amount thereof, in each case in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof, as determined in good faith by the Borrower, (iii) any Investment in the form of a transfer of Equity Interests or other non-cash property by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the fair market value of such Equity Interests or other property as of the time of the transfer, minus any payments actually received by such investor representing a return or reduction of capital of, or dividends, share buybacks, or other distributions in respect of, such Investment, but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment and (iv) any Investment (other than any Investment referred to in clause (i), (ii) or (iii) above) by the specified Person in the form of a purchase or other acquisition for value of any Equity Interests, evidences of indebtedness or other securities of any other Person shall be the original cost of such Investment (including any indebtedness assumed in connection therewith), plus (1) the cost of all additions thereto, minus (2) the amount of any portion of such Investment that has been repaid to (or on behalf of) the investor as a repayment of principal or a return of capital, and of any payments actually received by (or on behalf of) such investor representing interest, dividends or other distributions in respect of such Investment, but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment. For purposes of Section 6.07, if an Investment involves the acquisition of more than one Person, the amount of such Investment shall be allocated among the acquired Persons in accordance with GAAP; provided that pending the final determination of the amounts to be so allocated in accordance with GAAP, such allocation shall be as reasonably determined by the Borrower.
“IP Ancillary Rights” shall mean, with respect to any Intellectual Property, as applicable, all foreign counterparts to, and all divisionals, reversions, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions of, such Intellectual Property, and, in each case, all rights to obtain or enforce any other IP Ancillary Right.
“IP License” shall mean all licenses granting any right to exploit any Intellectual Property.
“IRS” shall mean the United States Internal Revenue Service.

“Issuer Option” shall mean (a) any Note Hedge Option and (b) any Upper Strike Warrant.
“Junior Financing” shall mean any Debt of the Loan Parties that is contractually subordinated in right of payment to the Obligations.
“Junior Financing Documentation” shall mean any documentation governing the Junior Financing.
“Jurisdictional Requirements” shall have the meaning assigned to such term in Section 6.05(a).
“LC Instrument” means any letter of credit, letter of guarantee, bank guarantee, bankers’ acceptance, performance bond, surety bond or other similar document or instrument.
“LCT Election” shall have the meaning assigned to such term in Section 1.05(a).
“LCT Test Date” shall have the meaning assigned to such term in Section 1.05(a).
“Lender-Related Person” has the meaning assigned to such term in Section 9.03(b).
“Lender Recipient Party” has the meaning assigned to such term in Section 8.13.
“Lenders” shall mean the Persons listed on the Commitment Schedule and any other Person that shall have become a Lender hereunder pursuant to an Assignment and Assumption, other than any such Person that ceases to be a Lender hereunder pursuant to an Assignment and Assumption.
“Liabilities” shall mean all claims (including intraparty claims), actions, suits, judgments, orders, demands, damages, losses, liabilities, obligations, responsibilities, fines, penalties, sanctions, costs, fees, taxes, commissions, charges, disbursements and expenses, in each case of any kind or nature (including interest accrued thereon or as a result thereto and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.
“Licensed Intellectual Property” shall mean all Intellectual Property owned by a third party and licensed or sublicensed to a Loan Party.
“Lien” shall mean, with respect to any asset, any mortgage, deed of trust, deed to secure debt, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset. For the purposes of this Agreement and the other Loan Documents, the Borrower or any of its Subsidiaries shall be deemed to own, subject to a Lien, any asset which any of them has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement (other than non-exclusive licenses) relating to such asset. Notwithstanding the foregoing, in no event will an operating lease or agreement to sell be deemed to constitute a Lien.

“Limited Condition Eligible Transaction” shall mean (a) any Investment or acquisition by the Borrower or one or more of the Restricted Subsidiaries, including by way of merger or amalgamation, of any assets, business or Person permitted pursuant to this Agreement (and including the incurrence or assumption of Debt in connection therewith) whose consummation is not conditioned on the availability of, or on obtaining, third party financing and (b) any redemption, repurchase, defeasance, satisfaction and discharge or repayment permitted under this Agreement of Debt requiring the giving of advance irrevocable notice of such redemption, repurchase, defeasance, satisfaction and discharge or repayment.
“Limited Condition Transaction” shall mean any Limited Condition Eligible Transaction with respect to which the Borrower has made an LCT Election.
“Limited Purpose Subsidiary” has the meaning assigned to such term in the definition of “Excluded Subsidiary”.
“Liquidity” shall mean, on any date of determination, an amount equal to the sum of, without duplication, (a) Availability (as defined in the ABL Credit Agreement as in effect on the Effective Date) as of such date, plus (b) the aggregate amount of unrestricted cash and unrestricted Permitted Investments of the Borrower and the Restricted Subsidiaries (which, for the avoidance of doubt, shall in each case of this clause (b) include cash restricted in favor of any Secured Party (as defined in the ABL Credit Agreement)); provided that the aggregate amount of unrestricted cash and unrestricted Permitted Investments of Foreign Subsidiaries shall not at any time exceed 25% of all Liquidity (calculated after giving effect to the inclusion of such assets for the Foreign Subsidiaries) (such amounts, “Foreign Liquidity”); provided, further, that such Foreign Liquidity shall be calculated net of any applicable Taxes or other amounts that would be payable or reserved against as a result of repatriating such amounts. With respect to any amounts included in the calculation of “Liquidity” (whether Foreign Liquidity or otherwise) that are held in an account that is not maintained with the Administrative Agent or the Administrative Agent (as defined in the ABL Credit Agreement) (or, in each case, an Affiliate thereof), the Administrative Agent shall (x) be entitled to reasonably request cash reporting on a daily basis with respect to any such account or (y) be reasonably satisfied in its reasonable discretion with any other method of verifying the amounts on deposit therein.
“Loan Documents” shall mean, collectively, this Agreement, any promissory notes issued pursuant to this Agreement and all other agreements, instruments, documents and certificates, including those identified in Section 4.01, executed by or on behalf of any Loan Party, and delivered to, or in favor of, the Administrative Agent or any Lender and required pursuant to the foregoing. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.
“Loan Parties” shall mean, collectively, the Borrower and the Subsidiary Guarantors and their successors and assigns, and the term “Loan Party” shall mean any one of them or all of them individually, as the context may require.
“Loans” shall mean the Delayed Draw Term Loans made by the Lenders pursuant to this Agreement.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.
“Material Adverse Effect” shall mean (a) a material adverse effect on the financial condition, results of operations or business of the Borrower and the Restricted Subsidiaries, taken as a whole, (b) a material impairment of the ability of the Borrower and the other Loan Parties, taken as a whole, to perform any of their respective payment obligations under the Loan Documents, taken as a whole, or (c) a material adverse effect on the material rights and remedies of or benefits available to, taken as a whole, the Administrative Agent and the Lenders under the Loan Documents (taken as a whole).
“Material Debt” shall mean (a) Loans outstanding under the ABL Credit Agreement and the Loan Documents (as defined in ABL Credit Agreement) and (b) Money Borrowed of any one or more of the Loan Parties or any of their respective Restricted Subsidiaries in an aggregate principal amount in excess of $200,000,000; provided that in no event shall any of the following be Material Debt: (i) Debt under a Loan Document, (ii) Capital Leases, (iii) obligations under any Permitted Receivables Financing, (iv) intercompany Debt and (v) Debt under any Swap Agreements.
“Material IP” means any Intellectual Property that is material to the conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole (as determined by the Borrower in good faith).
“Material IP Subsidiary” means each Subsidiary that owns, directly or indirectly through one or more of its subsidiaries, any Material IP.
“Material Subsidiary” shall mean any Restricted Subsidiary other than an Immaterial Subsidiary.
“Maturity Date” shall mean August 4, 2029.
“Maximum Rate” has the meaning assigned to such term in Section 9.17.
“Money Borrowed” shall mean (a) Debt for borrowed money arising from the lending of money by any third party to any Loan Party or any of their respective Subsidiaries, (b) Debt, whether or not in any such case arising from the lending by any third party of money to any Loan Party or any of their respective Subsidiaries, (i) which is represented by notes payable or drafts accepted that evidence extensions of credit or (ii) which constitutes obligations evidenced by bonds, debentures, notes or similar instruments, (c) reimbursement obligations with respect to letters of credit or guaranties of letters of credit, and (d) without duplication to any Debt under clauses (a), (b) or (c) hereof, Debt of any Loan Party or any of their respective Subsidiaries under any guarantee of obligations that would constitute Debt for Money Borrowed under clauses (a), (b) or (c) hereof, if owed directly by any Loan Party or any of their respective Subsidiaries.
“Moody’s” shall mean Moody’s Investors Service, Inc.
“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 3(37) or Section 4001(a)(3) of ERISA and in respect of which the Borrower makes or is obligated to make contributions, or with respect to which the Borrower has liability under Section 4212(c) of ERISA (including on account of any ERISA Affiliate).

“Net Cash Proceeds” means in connection with the incurrence or issuance of Indebtedness, the aggregate cash proceeds received from such issuance or incurrence, as applicable, net of underwriting discounts, underwriting and arrangement fees, upfront fees, original issue discount, attorneys’ fees and other taxes, fees, costs and expenses paid or actually incurred therewith.
“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(d).
“Note Hedge Option” shall mean any hedging agreement (including, but not limited to, any bond hedge transaction, call option, transaction, or capped call transaction), with respect to Permitted Stock, purchased by the Borrower (or any parent company thereof) (with respect to Permitted Convertible Notes issued by the Borrower (or any parent company thereof, as the case may be)) in connection with the issuance of Permitted Convertible Notes (whether such transaction is settled in shares of Permitted Stock, the cash value of such shares or a combination thereof).
“NYFRB” shall mean the Federal Reserve Bank of New York.
“NYFRB’s Website” shall mean the website of the NYFRB at http://www.newyorkfed.org, or any successor source.
“Obligations” shall mean all unpaid principal of and accrued and unpaid interest (including PIK Interest) on the Loans, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations and indebtedness (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities (including any Prepayment Premium) of any of the Loan Parties to any of the Lenders, the Administrative Agent or any indemnified party, individually or collectively, existing on the Effective Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the other Loan Documents or in respect of any of the Loans made or reimbursement or other obligations incurred in respect of any other instruments at any time evidencing any thereof.
“Organizational Documents” shall mean (a) for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation and any shareholder rights agreement, (b) for any partnership, the partnership agreement and, if applicable, certificate of limited partnership, (c) for any limited liability company, the operating agreement and articles or certificate of formation or (d) any other document setting forth the manner of election or duties of the officers, directors, managers or other similar persons, or the designation, amount or relative rights, limitations and preference of the Equity Interests (other than options and warrants) of a Person, or, in each case, the equivalent in any applicable jurisdiction.

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan or any Loan Document).
“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).
“Owned Intellectual Property” shall mean all Intellectual Property owned by a Loan Party.
“Paid in Full” or “Payment in Full” shall mean, (a) the indefeasible payment in full in cash of all outstanding Loans, together with accrued and unpaid interest thereon, (b) the indefeasible payment in full in cash of the accrued and unpaid fees, (c) the indefeasible payment in full in cash of all reimbursable expenses and other Obligations (other than Unliquidated Obligations for which no claim has been made and other obligations expressly stated to survive such payment and termination of this Agreement), together with accrued and unpaid interest thereon and (d) the termination of all Commitments.
“Parent Entity” has the meaning assigned to such term in Section 5.01.
“Participant” has the meaning assigned to such term in Section 9.04(c).
“Participant Register” has the meaning assigned to such term in Section 9.04(d).
“Patent” shall mean all rights, title and interests (and all related IP Ancillary Rights) in or relating to letters patents and design letters patents (including to the fullest extent arising under any Requirement of Law).
“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Permitted Acquisition” shall have the meaning assigned to such term in Section 6.07(f).
“Permitted Additional Indebtedness” shall mean Permitted Additional Unsecured Indebtedness and Permitted Additional Secured Indebtedness.
“Permitted Additional Indebtedness Documents” shall mean Permitted Additional Unsecured Indebtedness Documents and Permitted Additional Secured Indebtedness Documents.
“Permitted Additional Secured Indebtedness” shall mean Debt incurred or issued under Section 6.01(s)(vi)(B) and is secured by any assets of the Borrower or its Subsidiaries.

“Permitted Additional Secured Indebtedness Documents” shall mean on and after the execution and delivery thereof, each note, indenture, purchase agreement, loan agreement, credit agreement, guaranty, security agreement, pledge agreement, mortgage, other collateral document and other document relating to the incurrence or issuance of any Permitted Additional Secured Indebtedness, as the same may be amended, modified, restated, renewed, extended and/or supplemented from time to time in accordance with the terms hereof and thereof.
“Permitted Additional Unsecured Indebtedness” shall mean Debt incurred or issued under Section 6.01(s)(vi)(A) and is unsecured.
“Permitted Additional Unsecured Indebtedness Documents” shall mean, on and after the execution and delivery thereof, each note, indenture, purchase agreement, loan agreement, credit agreement, guaranty and other document relating to the incurrence or issuance of any Permitted Additional Unsecured Indebtedness, as the same may be amended, modified, restated, renewed, extended and/or supplemented from time to time in accordance with the terms hereof and thereof.
“Permitted Common Stock” shall mean, with respect to Permitted Convertible Notes issued by the Borrower, authorized shares of common stock of the Borrower.
“Permitted Contest” shall mean a contest maintained in good faith by the Borrower or its Subsidiaries by appropriate proceedings promptly instituted and diligently conducted and with respect to which such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; provided that any enforcement action by the holder of the obligation that is the subject of such contest is effectively stayed during such challenge.
“Permitted Convertible Notes” shall mean, collectively, (i) the Existing Convertible Notes and (ii) any other unsecured convertible senior debt securities of the Borrower or any Restricted Subsidiary issued pursuant to, and containing the requirements of, Section 6.01(s) or Section 6.01(t), as applicable, and Section 6.01(s) or Section 6.01(t) of the ABL Credit Agreement (as in effect on the Effective Date), as applicable, which unsecured convertible senior securities are convertible into Equity Interests of the Borrower (or any direct or indirect parent of the Borrower), cash or a combination of cash and Equity Interests of the Borrower (or any direct or indirect parent of the Borrower).
“Permitted Convertible Notes Documents” shall mean any Permitted Convertible Notes and any Permitted Convertible Notes Indenture.
“Permitted Convertible Notes Indenture” shall mean each indenture (or similar document) pursuant to which any Permitted Convertible Notes are issued.
“Permitted Encumbrances” shall mean:
(a)    Liens imposed by law and other non-consensual Liens, in each case, for taxes, assessments or other governmental charges or levies (i) not at the time delinquent or (ii) the subject of a Permitted Contest;

(b)    carriers’, warehousemen’s, mechanics’, landlords’ mortgagee’s, materialmen’s, repairmen’s, vendor’s and other similar Liens and agricultural and similar Liens, in each case, imposed by law or otherwise non-consensual, arising in the ordinary course of business, and which are securing obligations which are not overdue by more than thirty (30) days or which are the subject of a Permitted Contest;
(c)    pledges and deposits made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security or similar laws or regulations;
(d)    judgments and other similar Liens in respect of judgments, orders for the payment of money or other court proceedings that do not constitute an Event of Default under clause (k) of Section 7.01;
(e)    (i) easements, zoning restrictions, licenses, rights-of-way, site plan agreements, development agreements, cross easement or reciprocal agreements, and other non-monetary encumbrances on real property that do not materially detract from the value of the affected property or interfere in any material respect with the ordinary conduct of business of the Borrower or any Subsidiary (taken as a whole) or the operation of such real property for its intended purpose or (ii) title defects or irregularities with respect to Real Estate which are of a minor nature and which in the aggregate do not materially detract from the value of the affected property or interfere in any material respect with the ordinary conduct of business of the Borrower or any Subsidiary or the operation of such real property for its intended purpose;
(f)    ground leases in respect of Real Estate on which facilities or equipment owned or leased by the Borrower or any of the Restricted Subsidiaries are located;
(g)    Liens in favor of customs and revenue authorities arising as a matter of law which secure payment of customs duties in connection with the importation of goods in the ordinary course of business;
(h)    licenses and sublicenses, and grants and permits, including in respect of Intellectual Property and software, granted by the Borrower or any Restricted Subsidiary and leases and subleases (by the Borrower or any Restricted Subsidiary as lessor or sublessor) to third parties, in each case in the ordinary course of business and not interfering in any material respect with the business of the Borrower and the Restricted Subsidiaries, taken as a whole; provided, however, unless approved by the Administrative Agent, such leases shall not grant to the lessee any options to purchase or rights of first refusal or first offer to purchase;
(i)    with respect to leasehold interests, mortgages, obligations, Liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord, ground lessor or owner of the leased property, with or without consent of the lessee;
(j)    Liens in favor of a credit card processor or a payment processor arising in the ordinary course of business under any processor agreement; and
(k)    Liens arising from precautionary UCC financing statements or any similar filings, including those made in respect of the sale of Permitted Receivables Financing Assets and related assets in connection with any Permitted Receivables Financing.

“Permitted Investments” shall mean:
(a)    direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;
(b)    investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, one of the two highest credit ratings obtainable from S&P or from Moody’s;
(c)    investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Administrative Agent, any Lender or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000 and that issues (or the parent of which issues) commercial paper rated at least “Prime 1” (or then equivalent grade) by Moody’s or “A-1” (or then equivalent grade) by S&P;
(d)    fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (c) above;
(e)    investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (d) above; and
(f)    other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing.
“Permitted Lien” shall mean a Lien permitted by Section 6.02.
“Permitted Party” means Ayar Third Investment Company, The Public Investment Fund of Saudi Arabia, any of their respective Affiliates, any Permitted Transferee of any of the foregoing, or any general partnership, limited partnership, limited liability company, corporation or other entity exclusively owned by any of the foregoing.
“Permitted Payee” means, collectively (i) any future, current or former officer, director, manager, member, member of management, employee, consultant, distributor or independent contractor of the Borrower, any Subsidiary or any direct or indirect parent company thereof or (ii) any Affiliate, Permitted Transferee or other transferee of any of the foregoing Persons listed in clause (i).

“Permitted Receivables Financing” means any securitization or other similar financing (including any factoring or receivables program or sale transaction) of Permitted Receivables Financing Assets that is non-recourse to the Borrower and the other Restricted Subsidiaries (except for (i) recourse to any Foreign Subsidiary that owns the assets underlying such financing (or have sold such assets in connection with such financing), (ii) any customary limited recourse pursuant to the Standard Securitization Undertakings or, to the extent applicable only to Foreign Subsidiaries, recourse that is customary in the relevant local market, (iii) any performance undertaking or Guarantee, to the extent applicable only to Foreign Subsidiaries that is customary in the relevant local market and (iv) an unsecured parent Guarantee by the Borrower or any Restricted Subsidiary that is a parent company of a Foreign Subsidiary of obligations of such Subsidiaries), and in each case, reasonable extensions thereof.
“Permitted Receivables Financing Assets” means (a) any accounts receivable, credit card receivable, loan receivables, mortgage receivables, receivables or loans relating to the financing of insurance premiums, royalty, patent or other revenue streams and other rights to payment or related assets and the proceeds thereof and (b) all Related Security, in each case in connection with a Permitted Receivables Financing.
“Permitted Refinancing” shall mean Debt constituting a refinancing or extension of Debt permitted under Section 6.01 hereunder that (a) has an aggregate outstanding principal amount not greater than the aggregate principal amount of the Debt being refinanced or extended plus an amount equal to accrued and unpaid interest and any premium thereon paid in connection with such refinancing or extension and other reasonable amounts paid and fees and expenses reasonably incurred, in connection therewith, (b) has a weighted average maturity (measured as of the date of such refinancing or extension) and maturity no shorter than that of the Debt being refinanced or extended, (c) is not secured by a Lien on any assets other than the collateral securing the Debt being refinanced or extended, and is not secured by a Lien having higher priority than the Lien securing the Debt being refinanced or extended, (d) the obligors of which shall not include any Person that is not at the time of such refinancing an obligor of the Debt being refinanced or extended, (e) is subordinated to the Obligations to at least the same extent as the Debt being refinanced or extended and (f) is otherwise on terms no less favorable to the Loan Parties, taken as a whole, than those of the Debt being refinanced or extended.
“Permitted Reorganization” means, to the extent not otherwise permitted under this Agreement, any corporate reorganization (or similar transaction or event) undertaken (each, a “Reorganization”), and each step reasonably undertaken to effect such Reorganization; provided that, in connection therewith, (a) no Specified Event of Default is continuing immediately prior to such Reorganization and immediately after giving effect thereto as determined on the applicable date in accordance with Section 1.05 and (b) after giving effect to such Reorganization, the Guarantees of the Obligations, taken as a whole, would not be materially impaired.
“Permitted Stock” shall mean Permitted Common Stock and Qualified Preferred Stock.

“Permitted Transferees” means, with respect to any Person that is a natural Person (and any Permitted Transferee of such Person), (a) such Person’s immediate family, including his or her spouse, ex-spouse, children, step-children, grandchildren and their respective lineal descendants, parent, step-parent, grandparent, domestic partner, former domestic partner, sibling or step-sibling (and any lineal descendant thereof), mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships), (b) any trust, partnership, estate planning vehicle or other legal entity the beneficiaries of which are persons referred to in the preceding clause (a) and (c) such Person’s estate, heirs, legatees, distributees, executors and/or administrators upon the death of such Person, or any private foundation or fund that is controlled thereby, and any other Person who was an Affiliate of such Person upon the death of such Person and who, upon such death, directly or indirectly owned Equity Interests in the Borrower or any direct or indirect parent company thereof.
“Person” shall mean any natural person, corporation, business, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“PIK Interest” has the meaning set forth in Section 2.13(e).
“Plan” shall mean any “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Sections 412 and 430 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or if such Plan were terminated, would under Section 4062 or Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Platform” shall mean Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.
“Preferred Equity”, as applied to the Equity Interests of any Person, shall mean Equity Interests of such Person (other than common Equity Interests of such Person) of any class or classes (however designed) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Equity Interests of any other class of such Person, and shall include any Qualified Preferred Stock, but shall exclude any Permitted Convertible Notes.
“Prepayment Premium” has the meaning set forth in Section 2.11(b).
“Prepayment Premium Triggering Event” means (A) any voluntary prepayment of Term Loans pursuant to Section 2.11 or otherwise, (B) any mandatory prepayment of Loans pursuant to Section 2.11(b), (C) any mandatory assignment of Loans pursuant to Section 2.19(b) or Section 9.02(d), and/or (D) an acceleration of Loans (after an Event of Default, by operation of law or otherwise).
“Prime Rate” shall mean the rate of interest last quoted by The Wall Street Journal as the “prime Rate” in the U.S. or, in The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“pro forma basis,” “pro forma compliance” and “pro forma effect” mean, as to any Person, for any events as described below that occur subsequent to the commencement of the Test Period for which the effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred as of the first day (or, in the case of Consolidated Total Assets, or with respect to any determination pertaining to the balance sheet, including the acquisition of cash and Permitted Investments in connection with an acquisition of a Person, business line, unit, division or product line, the last day) of such Test Period (the “Reference Period”): (a) in making any determination on a pro forma basis, of pro forma compliance or of pro forma effect, (x) all Debt (including Debt issued, incurred or assumed as a result of, or to finance, any relevant transactions and for which the pro forma effect is being calculated, whether incurred under the Loan Documents or otherwise) issued, incurred, assumed, retired or repaid during the Reference Period (or with respect to Debt retired or repaid, during the Reference Period or subsequent to the end of the Reference Period and prior to, or simultaneously with, the event for which the calculation of any such ratio is made) shall be deemed to have been issued, incurred, assumed, retired or repaid at the beginning of such period and (y) (1) interest expense of such Person attributable to interest on any Debt for which pro forma effect is being given as provided in preceding clause (x) bearing floating interest rates shall be computed on a pro forma basis with an implied rate of interest for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Debt at the relevant date of determination (taking into account any interest hedging arrangements applicable to such Debt), (2) interest expense of such Person attributable to any Capital Lease Obligation shall be deemed to accrue at an interest rate determined in accordance with GAAP and (3) interest expense of such Person attributable to any Debt that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate or other rate shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen by the Borrower; (b)(i) in the case of (A) any Disposition of all or substantially all of the Equity Interests of any Restricted Subsidiary or any division and/or product line of the Borrower or any Restricted Subsidiary or (B) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary, income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, shall be excluded as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made and (ii) in the case of any Permitted Acquisition, Investment and/or designation of an Unrestricted Subsidiary as a Restricted Subsidiary described in the definition of the term “Specified Transaction”, income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction shall be included as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made; (c) the acquisition of any assets (including cash and Permitted Investments) included in calculating Consolidated Total Assets, whether pursuant to any Specified Transactions or any Person becoming a subsidiary or merging, amalgamating or consolidating with or into the Borrower or any of its subsidiaries, or the Disposition of any assets (including cash and Permitted Investments) included in calculating Consolidated Total Assets described in the definition of “Specified Transaction” shall be deemed to have occurred as of the last day of the applicable Test Period with respect to any test or covenant for which such calculation is being made; and (d) notwithstanding anything to the contrary in this definition or in any classification under GAAP of any Person, business, assets or operations in respect of which a definitive agreement for the asset sale, transfer, disposition or lease thereof has been entered into as discontinued operations, no pro forma effect shall be given to the classification thereof as discontinued operations until such asset sale, transfer, disposition or lease shall have been consummated.
Whenever a financial ratio or test or covenant is to be calculated on a pro forma basis, the reference to the “Test Period” for purposes of calculating such financial ratio or test shall be deemed to be a reference to, and shall be based on, the most recently ended Test Period for which financial statements of the Borrower were delivered pursuant to Section 5.01(a) or (b) or, at the election of the Borrower, are internally available.
“Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.
“Public Company Costs” means costs relating to compliance with the Sarbanes-Oxley Act of 2002, as amended, and other expenses arising out of or incidental to the Borrower’s status (or any relevant parent of the Borrower’s status) as a reporting company, including costs, fees and expenses (including legal, accounting and other professional fees) relating to compliance with provisions of the Securities Act and the Exchange Act, the rules of securities exchange companies with listed equity securities, directors’ compensation, fees and expense reimbursement, shareholder meetings and reports to shareholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees, and listing fees.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8) (D).
“QFC Credit Support” has the meaning assigned to such term in Section 9.22.
“Qualified Capital Stock” of any Person shall mean any Equity Interest of such Person that is not a Disqualified Equity Interest.
“Qualified Preferred Stock” shall mean any Preferred Equity of the Borrower that constitutes Qualified Capital Stock, in each case, so long as the terms of any such Preferred Equity (and the terms of any Equity Interests into which such Preferred Equity is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof) (x) do not require the cash payment of dividends or distributions that would otherwise be prohibited by the terms of this Agreement and (y) do not contain any covenants (other than periodic reporting requirements) that are more restrictive, taken as a whole, than the covenants contained in this Agreement (as reasonably determined by the Borrower in good faith).
“Real Estate” shall mean any real property owned, leased or subleased by any Loan Party or any subsidiary of any Loan Party.
“Receivables Subsidiary” means (i) any Special Purpose Entity established in connection with a Permitted Receivables Financing and (ii) any Foreign Subsidiary involved in a Permitted Receivables Financing.
“Recipient” shall mean, as applicable, (a) the Administrative Agent and (b) any Lender, or any combination thereof (as the context requires).

“Refinance” or “refinance” shall mean, in respect of any indebtedness, to refinance, replace, defease, refund or repay, or to issue other indebtedness or enter into alternative financing arrangements, in exchange or replacement for, such indebtedness in whole or in part, including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors. “Refinanced” or “refinanced” and “Refinancing” or “refinancing” shall have correlative meanings.
“Refunding Capital Stock” shall have the meaning assigned to such term in Section 6.03(l).
“Register” has the meaning assigned to such term in Section 9.04(b).
“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, partners, members, trustees, employees, agents, administrators, managers, representatives and advisors of such Person and such Person’s Affiliates.
“Related Security” means, with respect to any accounts receivable, revenue stream or other right of payment, (a) all of the interest in the inventory and goods (including returned or repossessed inventory or goods), if any, the financing or lease of which gave rise to such accounts receivable, revenue stream or other right of payment and all insurance contracts with respect thereto, (b) all other security interests or liens and property subject thereto from time to time, if any, purporting to secure payment of such accounts receivable, revenue stream or other right of payment, whether pursuant to the contract related thereto or otherwise, together with all financing statements and security agreements describing any collateral securing such accounts receivable, revenue stream or other right of payment, (c) all guaranties, letters of credit, letter-of-credit rights, supporting obligations, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such accounts receivable, revenue stream or other right of payment, whether pursuant to the contract related thereto or otherwise, (d) all service contracts and other contracts and agreements associated with such accounts receivable, revenue stream or other right of payment, (e) all records related thereto, and all of the applicable Receivables Subsidiary’s right, title and interest in, to and under the applicable documentation.
“Release” shall mean any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration into or through the Environment or within, from or into any equipment, fixture, building or structure.
“Relevant Governmental Body” shall mean the Federal Reserve Board or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board or the NYFRB, or, in each case, any successor thereto.

“Removal Effective Date” has the meaning assigned to such term in Section 8.06(b).
“Reorganization” has the meaning assigned to such term in the definition of “Permitted Reorganization”.
“Required Lenders” shall mean, at any time, Lenders (other than Defaulting Lenders) having Delayed Draw Term Exposure and unused Commitments representing more than 50% of the sum of the Aggregate Delayed Draw Term Exposure and unused Commitments at such time.
“Requirement of Law” shall mean, with respect to any Person, (a) the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person and (b) any statute, law (including common law), treaty, rule, regulation, code, ordinance, order, decree, writ, judgment, injunction or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Rescindable Amounts” shall mean, with respect to any payment that the Administrative Agent makes for the account of the Lenders hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies: (1) the Borrower has not in fact made such payment; (2) the Administrative Agent has made a payment in excess of the amount so paid by the Borrower (whether or not then owed); or (3) the Administrative agent has for any reason otherwise erroneously made such payment; then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender in same day funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
“Resignation Effective Date” has the meaning assigned to such term in Section 8.06(a).
“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” shall mean with respect to any Person, such Person’s chief executive officer, president, vice president, chief operating officer, secretary, assistant secretary or Financial Officer, director, manager or other officer having substantially the same authority and responsibility with respect to the matters at hand (or having substantially the same knowledge of the contents of the certificate, document or other document being delivered).
“Restricted Debt Payment” has the meaning assigned to such term in Section 6.12(a).

“Restricted Distribution” shall mean as to any Person (i) any dividend or other distribution on any Equity Interest in such Person (except those payable solely in its equity interests of the same class) or (ii) any payment by such Person (except those payable solely by issuance of common stock of such Person) on account of the purchase, redemption, retirement, defeasance, surrender or acquisition of any Equity Interests in such Person or any claim respecting the purchase or sale of any Equity Interest in such Person. For the avoidance of doubt, no Satisfaction of Conversion Obligation of Permitted Convertible Notes up to the principal amount of such Permitted Convertible Notes, nor the purchase, sale or performance of obligations under any Issuer Option, shall constitute a Restricted Distribution.
“Restricted Subsidiary” shall mean, collectively, any existing or future direct or indirect subsidiary of the Borrower, other than any Unrestricted Subsidiary.
“Retired Capital Stock” has the meaning assigned to such term in Section 6.03(l)(i).
“S&P” shall mean Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.
“Sale Leaseback Transaction” means a sale leaseback transaction with respect to all or any portion of any real property, equipment or capital assets owned by the Borrower or any Restricted Subsidiary or other property customarily included in such transactions.
“Sanctioned Country” shall mean, at any time, a country, region or territory which is itself the subject or target of any Sanctions (which, as of the Effective Date, shall include Cuba, Iran, North Korea, the Crimea Region of Ukraine, Syria, the so-called Donetsk People’s Republic and the so-called Luhansk People’s Republic).
“Sanctioned Person” shall mean, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, or His Majesty’s Treasury of the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b), or (d) any Person otherwise the subject of any Sanctions.
“Sanctions” shall mean all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the United Nations Security Council, the European Union, any European Union member state, or His Majesty’s Treasury of the United Kingdom.
“Satisfaction of Conversion Obligation” shall mean any settlement upon conversion of Permitted Convertible Notes consisting of Permitted Stock, cash or a combination of cash and Permitted Stock.
“Scheduled Unavailability Date” has the meaning specified in Section 2.14(g)(B).
“SEC” shall mean the Securities and Exchange Commission of the U.S.

“SOFR” shall mean a rate equal to the secured overnight financing rate as administered by the NYFRB (or a successor administrator of the secured overnight financing rate).
“SOFR Adjustment” shall mean 0.10% (10 basis points) per annum.
“Solvent” shall mean, with respect to any Person on any date of determination, (a) the fair value and the present saleable value of any and all property of such Person and its subsidiaries, on a consolidated basis, is greater than the probable liability on existing debts of such Person and its subsidiaries, on a consolidated basis, as they become absolute and mature, (b) such Person and its subsidiaries, on a consolidated basis, are able to pay their debts (including contingent and subordinated liabilities) as they become absolute and mature, (c) such Person and its subsidiaries do not intend to, nor believes that they will, incur debts that would be beyond their ability to pay as such debts mature and (d) such Person and its subsidiaries, on a consolidated basis, are not engaged in businesses or transactions, nor about to engage in businesses or transactions, for which any property remaining would constitute unreasonably small capital. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.
“Special Purpose Entity” means a direct or indirect Subsidiary of any Loan Party, whose Organizational Documents contain restrictions on its purpose and activities intended to preserve its separateness from such Loan Party and/or one or more Subsidiaries of such Loan Party.
“Specified Event of Default” shall mean any Event of Default under clauses (a), (f) or (g) of Section 7.01.
“Specified Transaction” means, with respect to any period during the Transactions, any Investment, Disposition, incurrence or repayment of Debt, Restricted Distribution, subsidiary designation, operating improvements, restructurings, cost saving initiatives or other initiatives or any other event that by the terms of the loan documents requires pro forma compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a “pro forma basis” or after giving “pro forma effect” to such event.
“Standard Securitization Undertakings” means all representations, warranties, covenants, pledges, transfers, purchases, dispositions, guaranties and indemnities (including repurchase obligations (and/or any guarantees thereof) in the event of a breach of representation or warranty, covenant or otherwise (including, without limitation, as a result of a receivable or a portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take any action by or other event relating to the applicable person)) and other undertakings made or provided, and servicing obligations undertaken by any Subsidiary that the Borrower has determined in good faith to be customary in connection with a Permitted Receivables Financing.
“Statements” has the meaning assigned to such term in Section 2.18(g).
“Subject Indebtedness” has the meaning assigned to such term in Section 9.02(b).

“subsidiary” shall mean, with respect to any Person (herein referred to as the “parent”), any corporation, partnership, limited liability company, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, controlled or held, or (b) that is, at the time any determination is made, otherwise controlled by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
“Subsidiary” shall mean any subsidiary of the Borrower.
“Subsidiary Guarantor” shall mean each Subsidiary that is listed on Schedule 1.01(b), and each other Subsidiary of the Borrower that is or becomes a party to the Guarantee Agreement.
“Supported QFC” has the meaning assigned to such term in Section 9.22.
“Swap Agreement” means any agreement with respect to any swap, forward, spot, future, credit default or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by any Permitted Payee shall be a Swap Agreement. For the avoidance of doubt, in no event will Swap Agreements include any Issuer Option or obligation in respect thereof.
“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Tax Group” has the meaning assigned to such term in Section 6.03(m).
“Tax Restructuring” means any reorganizations and other activities related to tax planning and tax reorganization (as determined by the Borrower in good faith) entered into after the Effective Date so long as such Tax Restructuring does not materially impair the Guarantee taken as a whole.
“Term SOFR” shall mean,

(a) for any calculation with respect to a Term SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) Business Days prior to the first day of such applicable Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding Business Day is not more than three (3) Business Days prior to such Periodic Term SOFR Determination Day, in each case, plus the SOFR Adjustment for such Interest Period; and
(b) for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day the “ABR Term SOFR Determination Day”) that is two (2) Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator as long as such first preceding Business Day is not more than three (3) Business Days prior to such ABR Term SOFR Determination Day;
provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.
“Term SOFR Administrator” shall mean CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).
“Term SOFR Loan” shall mean a Loan bearing interest based on the Term SOFR Rate, other than pursuant to clause (c) of the definition of “Alternate Base Rate”.
“Term SOFR Rate” shall mean, with respect to any tenor, an interest rate per annum equal to Term SOFR for such tenor; provided that, if Term SOFR as so determined would be less than zero, Term SOFR will be deemed to be zero for the purposes of this Agreement and the other Loan Documents.
“Term SOFR Reference Rate” shall mean the forward-looking term rate based on SOFR.

“Test Period” shall mean, as of any date of determination, the most recently completed four consecutive fiscal quarters of the Borrower ending on or prior to such date for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b); provided that prior to the first date on which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, with respect to the quarterly financial statements for the period ended June 30, 2024, pursuant to the 10-Q delivered (or deemed delivered) by the Borrower covering the relevant period), the Test Period in effect shall be the period of four consecutive fiscal quarters of the Borrower ended March 31, 2024.
“Threshold Amount” shall mean, as of any date of determination, $100,000,000.
“Trade Secret” shall mean all rights, title and interests (and all related IP Ancillary Rights) in or relating to trade secrets (including to the fullest extent arising under any Requirement of Law).
“Trademark” shall mean all rights, title and interests (and all related IP Ancillary Rights) in or relating to trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers (including to the fullest extent arising under any Requirement of Law), together with all goodwill associated therewith, all registrations and recordations thereof.
“Transaction Costs” shall mean all fees, costs and expenses incurred in connection with the Transactions.
“Transactions” shall mean the execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents, the borrowing of Loans and other credit extensions, and the use of the proceeds thereof.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Term SOFR Rate or the Alternate Base Rate.
“UK Financial Institutions” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” shall mean the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Undrawn Fee Rate” shall mean, for any date, with respect to the undrawn fees payable hereunder, a rate per annum equal to 0.50%.

“Unliquidated Obligations” shall mean, at any time, any Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any obligation (including any guarantee) that is contingent in nature at such time.
“Unrestricted Subsidiary” shall mean (a) as of the Effective Date, each subsidiary of the Borrower listed on Schedule 1.01(b), (b) any subsidiary of the Borrower designated by the Borrower as an Unrestricted Subsidiary pursuant to Section 5.14 subsequent to the Effective Date and (c) any subsidiary of an Unrestricted Subsidiary; provided, that (i) notwithstanding the foregoing clauses (a), (b) and (c), in no event shall any subsidiary that owns any Equity Interest of the Borrower, any Restricted Subsidiary or any Material IP Subsidiary, in each case, be an Unrestricted Subsidiary and (ii) subject to the provisions of Section 5.14, any subsidiary that is redesignated as a Restricted Subsidiary shall cease to be an Unrestricted Subsidiary.
“Upper Strike Warrant” shall mean any call option, warrant or right to purchase (or substantially equivalent derivative transaction) with respect to Permitted Stock sold by the Borrower in connection with the issuance of Permitted Convertible Notes by the Borrower (or any parent company thereof) (whether such option, warrant, right to purchase (or similar transaction) is settled in shares, cash or a combination thereof).
“U.S.” shall mean the United States of America.
“U.S. Person” shall mean a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“U.S. Special Resolution Regime” has the meaning assigned to such term in Section 9.22.
“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(B)(3).
“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.
“Voting Stock” shall mean, as of any date, the Equity Interests of any Person that are at the time entitled to appoint or to vote (without regard to the occurrence of any contingency) in the election of the board of directors, board of managers or other equivalent governing body of such Person (or, if such Person is owned or managed by a single entity, the board of directors, board of managers or other governing body of such entity).
“Wholly Owned Subsidiary” of any Person shall mean a subsidiary of such Person of which securities (except for directors’ qualifying shares) or other ownership interests representing 100% of the Equity Interests are, at the time any determination is being made, owned, controlled or held by such Person or one or more wholly owned subsidiaries of such Person or by such Person and one or more wholly owned subsidiaries of such Person.
“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Withholding Agent” shall mean any Loan Party and the Administrative Agent.

“Write-Down and Conversion Powers” shall mean, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
Section 1.02.    Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Term SOFR Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Term SOFR Borrowing”).
Section 1.03.    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply) and all judgments, orders and decrees of all Governmental Authorities. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignments set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (f) any reference in any definition to the phrase “at any time” or “for any period” shall refer to the same time or period for all calculations or determinations within such definition, and (g) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.04.    Accounting Terms; GAAP.
(a)    Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article VI or any related definition to eliminate the effect of any change in GAAP occurring after the Effective Date on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article VI or any related definition for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders.
(b)    Lease Treatment. Notwithstanding anything to the contrary contained in Section 1.04(a) above or the definition of “Capital Lease Obligations”, only those leases that would constitute capital leases prior to the implementation of ASC 842 shall be considered Capital Leases, and all calculations and deliverables under this Agreement or any other Loan Document shall be made in accordance therewith (provided that all financial statements delivered to the Administrative Agent in accordance with the terms of this Agreement after the date of such accounting change shall contain a schedule showing the adjustments necessary to reconcile such financial statements with GAAP as in effect immediately prior to such accounting change).

Section 1.05.    Limited Condition Transactions; Certain Calculations and Tests.
(a)    In connection with any action being taken solely in connection with a Limited Condition Transaction (including any contemplated incurrence or assumption of Debt in connection therewith, for purposes of (a) determining compliance with any financial ratio or test (including, without limitation, Section 6.14 and/or any cap expressed as a percentage of Consolidated Total Assets), (b) testing availability under baskets set forth in this Agreement or (c) determining the accuracy of representations and warranties and/or whether a Default or Event of Default shall have occurred and be continuing (other than with respect to Section 4.02), in each case, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder shall be deemed to be the date the definitive agreements with respect to such Limited Condition Transaction are entered into, in the case of a Limited Condition Eligible Transaction described in clause (a) of the definition thereof, or the date on which irrevocable notice of the applicable repayment or redemption of Debt is delivered, in the case of a Limited Condition Eligible Transaction described in clause (b) of the definition thereof (in each case, the “LCT Test Date”), and if, after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Debt or Liens and the use of proceeds thereof) as if they had occurred at the beginning of the most recent period of four consecutive fiscal quarters ending on or prior to the LCT Test Date (or, if such date is not the last day of any fiscal quarter, the most recently completed Test Period), the Borrower could have taken such action on the relevant LCT Test Date in compliance with such ratio, basket or requirement with respect to the accuracy of representations and warranties or absence of Defaults or Events of Default, such ratio, basket or requirement shall be deemed to have been complied with. If the Borrower has made an LCT Election for any Limited Condition Transaction, then, in connection with any subsequent calculation of the ratios or baskets on or following the relevant LCT Test Date and prior to the earlier of (i) the date on which such Limited Condition Transaction is consummated or (ii) the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Debt or Liens and the use of proceeds thereof) have been consummated.
(b)    [reserved].

(c)    Notwithstanding anything to the contrary herein, for purposes of the covenants described in Article VI, if any transaction or action would be permitted pursuant to one or more provisions described therein, the Borrower may divide and classify such transaction or action within any covenant in any manner that complies with the covenants set forth therein, and may later divide and reclassify any such transaction or action so long as the transaction or action (as so divided and/or reclassified) would be permitted to be made in reliance on the applicable exception as of the date of such reclassification; provided that if any financial ratio or test governing any applicable amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with a financial ratio or test would be satisfied in any subsequent period following the utilization of any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that does not require compliance with a financial ratio or test, such reclassification shall be deemed to have automatically occurred if not elected by the Borrower. It is understood and agreed that any Debt, Lien, Restricted Distribution, Restricted Debt Payment, Investment, and/or Disposition need not be permitted solely by reference to one category of permitted Debt, Lien, Restricted Distribution, Restricted Debt Payment, Investment, and/or Disposition a within the same covenant, but may instead be permitted in part under any combination thereof or under any other available exception within the same covenant. This Section 1.05(c) shall not apply to any transaction or event permitted pursuant to the satisfaction of the Payment Conditions (as defined in the ABL Credit Agreement), including Section 6.01(h), Section 6.03(h), Section 6.07(t) and Section 6.12(a)(vi).
Section 1.06.    Pro Forma Calculations. (a) Notwithstanding anything to the contrary herein, all financial ratios and tests shall be calculated in the manner prescribed by this Section 1.06.
(b)    In the event that the Borrower or any Restricted Subsidiary incurs, assumes, guarantees, redeems, repays, retires or extinguishes any Debt included in the calculation of any financial test or ratio (other than Debt incurred or repaid under any revolving credit facility unless such Debt has been permanently repaid and has not been replaced but including the Debt issued, incurred or assumed as a result of, or to finance, any relevant transaction and for which any financial ratio or test is being calculated), subsequent to the end of the period of four consecutive fiscal quarters for which any financial test or ratio is being calculated but prior to or simultaneously with the event for which the calculation of any such ratio is made, then such financial test or ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, repayment, retirement or extinguishment of Debt and the application of the proceeds of such Debt, as if the same had occurred on the last day of the applicable Test Period.

(c)    For purposes of calculating any financial test or ratio, Specified Transactions that have been made by the Borrower or any Restricted Subsidiary during the applicable Test Period or subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Specified Transactions had occurred on the first day of the applicable Test Period. If since the beginning of any such Test Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any Restricted Subsidiary since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section, the then applicable financial test or ratio shall be calculated giving pro forma effect thereto for such period as if such Specified Transaction occurred at the beginning of the applicable Test Period. If since the beginning of such Test Period any Restricted Subsidiary is designated an Unrestricted Subsidiary or any Unrestricted Subsidiary is redesignated as a Restricted Subsidiary, then such ratio shall be calculated giving pro forma effect thereto for such period as if such designation had occurred at the beginning of the applicable Test Period.
Section 1.07.    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
Section 1.08.    Timing of Payment or Performance. When payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or required on a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.
ARTICLE II
THE CREDITS
Section 2.01.    Commitments. Subject to the terms and conditions set forth herein, each Lender severally (and not jointly) agrees to make Delayed Draw Term Loans to the Borrower in no more than ten (10) separate advances on any Business Day prior to 20 Business Days prior to the Maturity Date, as requested by the Borrower pursuant to Section 2.02, in an aggregate amount not to exceed the amount of such Lender’s Delayed Draw Term Commitment. Delayed Draw Term Loans repaid or prepaid may not be reborrowed.

Section 2.02.    Loans and Borrowings. (a) Each Delayed Draw Term Loan shall be made as part of a Borrowing consisting of Delayed Draw Term Loans of the same Type made by the Lenders ratably in accordance with their respective Delayed Draw Term Commitments. The failure of any Lender to make any Delayed Draw Term Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Delayed Draw Term Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Delayed Draw Term Loans as required.
(b)    Subject to Section 2.14, each Delayed Draw Term Borrowing shall be comprised entirely of ABR Loans or Term SOFR Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Term SOFR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.14, 2.15, 2.16 and 2.17 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of ABR Loans shall be permitted only as expressly provided in Section 2.14.
(c)    At the commencement of each Interest Period for any Term SOFR Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $25,000,000 and not less than $50,000,000. ABR Borrowings may be in any amount. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of ten (10) Term SOFR Borrowings outstanding.
(d)    Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
Section 2.03.    Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request either in writing (delivered by hand or facsimile) in a Borrowing Request or such other form approved by the Administrative Agent and signed by the Borrower or by telephone or through Electronic System, if arrangements for doing so have been approved by the Administrative Agent, not later than 10:00 a.m.., New York City time, ten (10) Business Days before the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, facsimile or a communication through Electronic System to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:
(i)    the aggregate amount of the requested Borrowing and a breakdown of the separate wires comprising such Borrowing;
(ii)    the date of such Borrowing, which shall be a Business Day; and
(iii)    whether such Borrowing is to be an ABR Borrowing or a Term SOFR Borrowing; and
(iv)    in the case of a SOFR Borrowing, the initial Interest Period to be applicable thereto (which shall be three months or, at Borrower’s election, coterminous with another Term SOFR Borrowing).

Each Borrowing shall be made in Dollars. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
Section 2.04.    [Reserved].
Section 2.05.    [Reserved].
Section 2.06.    [Reserved].
Section 2.07.    Funding of Borrowings. (a) Each Lender shall make each Loan to be made by such Lender hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s Applicable Percentage. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to the Funding Account.
(b)    Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section 2.07 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
Section 2.08.    Reserved.
Section 2.09.    Termination and Reduction of Commitments. (a) Unless previously terminated, the Delayed Draw Term Commitments shall terminate on the Maturity Date.
(b)    The Borrower may at any time terminate the Delayed Draw Term Commitments upon the Payment in Full of the Obligations.
(c)    The Borrower may from time to time, at its election, terminate the Delayed Draw Term Commitments in full (but not in part).

(d)    The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.09 shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other indebtedness or any other event, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.
Section 2.10.    Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promise to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Maturity Date.
(b)    [Reserved].
(c)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Debt of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(d)    The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(e)    The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.
(f)    Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
Section 2.11.    Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (d) of this Section and, if applicable, payment of any break funding expenses under Section 2.16 and Prepayment Premium under Section 2.11(c).

(b)    Upon the incurrence or issuance of any Debt not expressly permitted by Section 7.01, the Borrower shall, on the next Business Day, prepay the Loans in an aggregate amount equal to one hundred percent (100%) of the Net Cash Proceeds received in respect of such Indebtedness, subject to payment of the Prepayment Premium under Section 2.11(c) (if applicable).
(c)     In the event of the occurrence of any Prepayment Premium Triggering Event that occurs on or prior to the date that is two (2) years after the Effective Date, the Borrower shall pay to the Administrative Agent, for the ratable account of each Lender, a premium equal to 120% of the aggregate principal amount of Loans subject to such Prepayment Premium Triggering Event (the “Prepayment Premium”). The Prepayment Premium shall become immediately due and payable as detailed in this Section 2.11(c), shall constitute an Obligation and shall be due and payable by the Borrower immediately prior to and notwithstanding any automatic acceleration of the outstanding principal of the Loans and all other accrued liabilities contemplated hereunder and under the other Loan Documents.
(d)    Upon the occurrence of a Change in Control, each Lender shall have the right, at such Lender’s option, to require the Borrower to purchase (the “Change in Control Offer”) all or any part of such Lender’s Loans and terminate such Lender’s Delayed Draw Term Commitments on a date (the “Change in Control Repurchase Date”) that is no later than 30 days after notice of the Change in Control, with such purchase of Loans being at a price equal to 120% of the principal amount of the Loans held by such Lender plus accrued and unpaid interest (including PIK Interest), if any, to, but excluding, the Change in Control Repurchase Date. On or before the tenth (10th) day after any Change in Control, the Borrower shall provide written notice to the Administrative Agent regarding the Change in Control and the repurchase right. The notice shall state the Change in Control Repurchase Date, the date by which the purchase right must be exercised and the price for the Loans. To exercise such right, a Lender must deliver, at least five (5) days prior to the Change in Control Repurchase Date, written notice to the Borrower of the Lender’s exercise of such right; provided, however, that if mandated by applicable Law, a Lender may be permitted to deliver such written notice nearer to the Change in Control Repurchase Date than may be specified by the Borrower. Notices may be delivered prior to the occurrence of a Change in Control stating that the Change in Control Offer is conditional on the occurrence of such Change in Control, and, if applicable, shall state that, in the Borrower’s discretion, the Change in Control Repurchase Date may be delayed until such time as the Change in Control shall occur, or that such repurchase may not occur and such notice may be rescinded in the event that the Borrower shall determine that such condition will not be satisfied by the Change in Control Repurchase Date, or by the Change in Control Repurchase Date as so delayed. The Borrower will not be required to make a Change in Control Offer following a Change in Control if a third party makes the Change in Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 2.11(c) and purchases all such Loans validly tendered for purchase and not validly withdrawn under such Change in Control Offer.

(e)    The Borrower shall notify the Administrative Agent by telephone (confirmed by facsimile) or through Electronic System, if arrangements for doing so have been approved by the Administrative Agent, of any prepayment under Section 2.11(a) not later than 10:00 a.m., New York time, three (3) Business Days before the date of prepayment (or such later date in the Administrative Agent’s sole discretion). Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.13, (ii) break funding payments pursuant to Section 2.16 and (iii) if applicable, the Prepayment Premium.
Section 2.12.    Fees. (a) On the Effective Date, the Borrower agrees to pay to the Administrative Agent, for the ratable account of each Lender, an upfront fee in an amount equal to 0.75% of the Aggregate Delayed Draw Term Commitments on the Effective Date (whether or not any Delayed Draw Term Loans are funded on the Effective Date). The parties hereto intend that for U.S. federal income tax purposes, the foregoing upfront fee shall be treated as the payment of option premium in a manner consistent with Revenue Ruling 81-160, 1981-1 C.B. 312 and the parties hereto shall not take any action or any position on any tax return (including on any IRS Form 1099 or any other information return), in each case, inconsistent with such treatment, unless otherwise required by law.
(b)    The Borrower agrees to pay to the Administrative Agent for the ratable account of each Lender an undrawn fee, for the period from and including the Effective Date but excluding the date on which the Aggregate Delayed Draw Term Commitments terminate, equal to (x) the average daily balance of the unused amount of the Aggregate Delayed Draw Term Commitments multiplied by (ii) the Undrawn Fee Rate. Accrued undrawn fees shall be payable in arrears on the first calendar day of each fiscal quarter and on the date on which the Delayed Draw Term Commitments terminate, commencing on the first such date to occur after the Effective Date. All undrawn fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The parties hereto intend that for U.S. federal income tax purposes, the foregoing undrawn fee shall be treated as the payment of option premium in a manner consistent with Revenue Ruling 81-160, 1981-1 C.B. 312 and the parties hereto shall not take any action or any position on any tax return (including on any IRS Form 1099 or any other information return), in each case, inconsistent with such treatment, unless otherwise required by law.
(c)    The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.
(d)    All fees payable hereunder shall be paid on the dates due in Dollars, in immediately available funds, to the Administrative Agent for distribution, in the case of upfront fees, undrawn fees and participation fees, to the Delayed Draw Term Lenders. Fees paid shall not be refundable under any circumstances.
Section 2.13.    Interest.
(a)    The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.
(b)    (i) The Loans comprising each Term SOFR Borrowing shall bear interest at the Term SOFR Rate for the Interest Period in effect for such Borrowing (which shall be three months) plus the Applicable Rate.
(c)    [Reserved].
(d)    Notwithstanding the foregoing, upon the occurrence and during the continuation of a Specified Event of Default, the Administrative Agent or the Required Lenders may, at their option, by written notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 9.02 requiring the consent of “each Lender affected thereby” for reductions in interest rates), declare that all Term Loans and other amounts outstanding hereunder shall accrue at 2% plus the rate applicable to such fee or other obligation as provided hereunder.
(e)    Accrued interest on each Loan (for ABR Loans, accrued through the last day of the prior calendar quarter) shall be payable in arrears in cash on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) the Borrower may, at its option, elect to pay interest accrued on the principal balance of the Loans by increasing the outstanding principal amount of the Loans by the amount of interest accrued during such Interest Period on such principal amount (“PIK Interest”). Any election to apply PIK Interest or cash interest to any portion of the applicable principal amount for any Interest Payment Date must be made by the Borrower in writing by delivering a notice to the Administrative Agent at least five (5) Business Days prior to such Interest Payment Date (or such later date in the Administrative Agent’s sole discretion); provided that in the absence of such an election the Borrower shall be deemed to have elected to make a PIK Interest payment. Upon adding the PIK Interest to the principal amount of the Loans on the Interest Payment Date such PIK Interest is due, the Administrative Agent is authorized and instructed to record the amount of such PIK Interest on the Register as an increase in the aggregate Loans ratably among the Lenders (based on their outstanding Loans). Once any PIK Interest is added to the principal amount of the Loans, the outstanding amount of the Loans, as increased by such PIK Interest, shall be subject to all of the same terms and conditions (including the Applicable Rate and, if applicable, the Prepayment Premium) as are applicable to the Loans under this Agreement and the other Loan Documents immediately prior to such increase.

(f)    All interest hereunder computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate or by reference to an interest rate reasonably determined by the Administrative Agent shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed. All interest hereunder computed by reference to the Term SOFR Rate shall be computed on the basis of a year of 365 days, and in each case shall be payable for the actual number of days elapsed. The applicable Alternate Base Rate and the Term SOFR Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
Section 2.14.    Inability to Determine Term SOFR; Replacement of Benchmark; Illegality.
(a)    Inability to Determine Term SOFR. If at any time prior to the commencement of any Interest Period for a Term SOFR Borrowing:
(i)    the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error, but shall be made only after consultation with the Borrower) that adequate and reasonable means do not exist for ascertaining the Term SOFR Rate for such Interest Period; provided that no Benchmark Transition Event shall have occurred at such time; or
(ii)    the Administrative Agent is advised by the Required Lenders that the Term SOFR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrower and the Lenders through Electronic System as provided in Section 9.01 as promptly as practicable thereafter, whereupon (A) no Loans may be made as Term SOFR Loans, (B) any Borrowing Request given by the Borrower with respect to Term SOFR Loans shall be deemed to be rescinded by the Borrower and (C) the utilization of the Term SOFR component in determining the Alternate Base Rate shall be suspended, in each case, until the Administrative Agent revokes such notice (which the Administrative Agent agrees to do promptly upon such circumstances ceasing to exist).

(b)    Replacement of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document:
(i)    Upon the occurrence of a Benchmark Transition Event in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the 5th Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders (and any such objection shall be conclusive and binding absent manifest error).
(ii)    At any time that the administrator of the then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator of such Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, the Borrower may revoke any request for a borrowing of Loans to be made that would bear interest by reference to such Benchmark until the Borrower’s receipt of notice from the Administrative Agent that a Benchmark Replacement has replaced such Benchmark, and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to ABR Loans. During the period referenced in the foregoing sentence, the component of the Alternate Base Rate based upon the Benchmark will not be used in any determination of the Alternate Base Rate.
(c)    Benchmark Replacement Conforming Changes. In connection with the implementation and administration of a Benchmark Replacement, the Administrative Agent (in consultation with the Borrower) will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Documents.

(d)    The Administrative Agent will promptly notify the Borrower and the Lenders of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Administrative Agent pursuant to this Section 2.14, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.14.
(e)    Unavailability of Tenor of Benchmark. At any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(f)    [Reserved].
(g)    [Reserved].
(h)    [Reserved].

(i)    Disclaimer. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to (i) the administration, submission or any other matter related to the secured overnight financing rate or other rates in the definition of “Term SOFR Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation any Benchmark Replacement implemented hereunder, or the selection of such rate and any related spread or other adjustment), (ii) the composition or characteristics of any such Benchmark Replacement, including whether it is similar to, or produces the same value or economic equivalence to Term SOFR or any other Benchmark or have the same volume or liquidity as did Term SOFR or any other Benchmark, (iii) any actions or use of its discretion or other decisions or determinations made with respect to any matters covered by this Section 2.14 including, without limitation, whether or not a Benchmark Transition Event or any of the events listed in Section 2.14(g) have occurred, the removal or lack thereof of unavailable or non-representative tenors, the implementation or lack thereof of any Benchmark Replacement Conforming Changes, the delivery or non-delivery of any notices required by Sections 2.14(b) or (c) above or otherwise in accordance herewith and (iv) the effect of any of the foregoing provisions of this Section 2.14.
(j)    Illegality. If any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to Term SOFR or any Governmental Authority has imposed material restrictions on the authority of such Lender to determine or charge interest rates based upon Term SOFR, then, upon notice thereof by such Lender to the Borrower (through the Administrative Agent), (a) any obligation of such Lender to make or maintain Term SOFR Loans, shall be, in each case, suspended in each case to the extent of the affected Loans or Interest Periods or determination dates, as applicable, and (b) if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the Term SOFR Rate component of the Alternate Base Rate, the interest rate on the ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Alternate Base Rate until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), convert all Term SOFR Loans of such Lender to ABR Loans (the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR Rate component of the Alternate Base Rate) immediately or on the last day of the Interest Period therefor if such Lender may lawfully continue to maintain such Term SOFR Loans to such day. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.16.
Section 2.15.    Increased Costs. (a) If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender;

(ii)    impose on any Lender or the London or other applicable offshore interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement; or
(iii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making or maintaining any Term SOFR Loans (or of maintaining its obligation to make any such Term SOFR Loan) or to reduce the amount of any sum received or receivable by such Lender or such other Recipient hereunder (whether of principal, interest or otherwise), then, within thirty (30) days after the Borrower’s receipt of the certificate contemplated by paragraph (c) of this Section 2.15, the Borrower will pay to such Lender or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
(b)    If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of, or the Loans made by, such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(c)    A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower accompanied by a certificate setting forth in reasonable detail any amount or amounts and upon such delivery of such items, shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(d)    Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.16.    Break Funding Payments. In the event of (a) the payment of any principal of any Term SOFR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.11), (b) [reserved], (c) the failure to borrow or prepay any Term SOFR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(d) and is revoked in accordance therewith) or (d) the assignment of any Term SOFR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19 or 9.02(d), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Term SOFR Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Term SOFR Loan had such event not occurred, at the Term SOFR Rate that would have been applicable to such Term SOFR Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, for the period that would have been the Interest Period for such Term SOFR Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the corresponding currency of a comparable amount and period from other banks in the applicable offshore interbank market. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.16 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within thirty (30) days after receipt thereof.
Section 2.17.    Withholding of Taxes; Gross-Up.
(a)    Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)    Payment of Other Taxes by the Borrower. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.
(c)    Evidence of Payment. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.17, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)    Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) Business Days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Loan Party by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).
(f)    Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), 2.17(f)(ii)(B) and 2.17(f)(ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, executed copies of IRS Form W-8ECI;
(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower, as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable; or

(4)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
Each Lender authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 2.17(f).

(g)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph (g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(h)    Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document (including the Payment in Full of the Obligations).
(i)    Defined Terms. For purposes of this Section 2.17, the term “applicable law” includes FATCA.
Section 2.18.    Payments Generally; Allocation of Proceeds; Sharing of Set-offs. (a) The Borrower shall make each payment required to be made by them hereunder (whether of principal, interest, fees or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 1:00 p.m., New York City time, on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at the address of the Administrative Agent as set forth on Schedule 9.01, except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. Except as otherwise specified herein, all payments hereunder on Loans and other obligations shall be made in Dollars.

(b)    After the exercise of remedies provided for in Section 7.01 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 7.01), any amounts received on account of the Obligations shall, subject to the provisions of Section 2.20, be applied by the Administrative Agent in the following order: first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent from the Borrower, second, to pay any fees, indemnities or expense reimbursements then due to the Lenders from the Borrower, third, to pay any remaining fees, any Prepayment Premium, and interest then due and payable on the Loans ratably, fourth, to prepay principal on the Loans, ratably, and fifth, to the Borrower.
(c)    [Reserved].
(d)    If, except as otherwise expressly provided herein, any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other similarly situated Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by all such Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
(e)    Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f)    If any Lender shall fail to make any payment required to be made by it hereunder, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations hereunder until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender hereunder. Application of amounts pursuant to (i) and (ii) above shall be made in any order determined by the Administrative Agent in its discretion.
(g)    The Administrative Agent may from time to time provide the Borrower with account statements or invoices with respect to any of the Obligations (the “Statements”). The Administrative Agent is under no duty or obligation to provide Statements, which, if provided, will be solely for the Borrower’s convenience. Statements may contain estimates of the amounts owed during the relevant billing period, whether of principal, interest, fees or other Obligations. If the Borrower pays the full amount indicated on a Statement on or before the due date indicated on such Statement, the Borrower shall not be in default of payment with respect to the billing period indicated on such Statements. Notwithstanding the foregoing, acceptance by the Administrative Agent, on behalf of the Lenders, of any payment that is less than the total amount actually due at that time (including but not limited to any past due amounts) shall not constitute a waiver by the Administrative Agent or any Lender of their right to receive payment of the unpaid amount in full at another time.
Section 2.19.    Mitigation Obligations; Replacement of Lenders.
(a)    If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)    If (i) any Lender requests compensation under Section 2.15, (ii) the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or (iii) any Lender becomes a Defaulting Lender, then the Borrower may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Section 2.15 or 2.17) and obligations under this Agreement and other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (x) if the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld or delayed, (y) such Lender shall have received payment of an amount equal to the outstanding principal of its Loan, accrued interest thereon, accrued fees, the Prepayment Premium (if applicable) and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (z) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
Section 2.20.    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a)    fees shall cease to accrue on the unfunded portion of the Delayed Draw Term Commitment of such Defaulting Lender pursuant to Section 2.12(a); and
(b)    such Defaulting Lender shall not have the right to vote on any issue on which voting is required (other than to the extent expressly provided in Section 9.02(b)) and the Commitment and Delayed Draw Term Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02) or under any other Loan Document; provided, that, except as otherwise provided in Section 9.02, this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender directly affected thereby.

Section 2.21.    Returned Payments. If after receipt of any payment which is applied to the payment of all or any part of the Obligations (including a payment effected through exercise of a right of setoff), the Administrative Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion), then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent or such Lender. The provisions of this Section 2.21 shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent or any Lender in reliance upon such payment or application of proceeds. The provisions of this Section 2.21 shall survive the termination of this Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES.
The Borrower represents and warrants to the Lenders that:
Section 3.01.    Existence and Power. Each Loan Party is duly organized, validly existing and in good standing (to the extent the concept of “good standing” is applicable in the applicable jurisdiction) under the laws of the jurisdiction of its organization and has all powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except where the failure to be in good standing or have such licenses, authorizations, consents and approvals would not reasonably be expected to have a Material Adverse Effect. Each Loan Party is qualified to do business as a foreign entity in each jurisdiction in which it is required to be so qualified, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.
Section 3.02.    Organization and Governmental Authorization; No Contravention. The Transactions, including the execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party, (a) are within the powers of each Loan Party, (b) have been duly authorized by all necessary action pursuant to the Organizational Documents of each Loan Party, (c) require no further action by or in respect of, or filing with, any governmental body, agency or official (except those as have been obtained or made and are in full force and effect), (d) do not violate, conflict with or cause a breach or a default under any provision of applicable law or regulation or of the Organizational Documents of any Loan Party or of any agreement, judgment, injunction, order, decree or other instrument binding upon it, except for such violations, conflicts, breaches or defaults as would not reasonably be expected to have a Material Adverse Effect and (e) do not result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Borrower or any other Loan Party, other than Permitted Liens.

Section 3.03.    Binding Effect. This Agreement has been executed and delivered by the Borrower and constitutes, and each other Loan Document to which any Loan Party is a party, when executed and delivered will constitute, a valid and binding agreement or instrument of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to the enforcement of creditors’ rights generally and by general equitable principles.
Section 3.04.    Corporate Structure. The authorized equity securities of each of the Loan Parties as of the Effective Date is as set forth on Schedule 3.04. All issued and outstanding equity securities of each of the Loan Parties are duly authorized and validly issued, fully paid, non-assessable, free and clear of all Liens other than any Permitted Liens, and such equity securities were issued in compliance in all material respects with all applicable state, federal and foreign laws concerning the issuance of securities. The identity of the holders of the equity securities of the Loan Parties, the percentage of their ownership of the equity securities of the Loan Parties and a description of the options and warrants outstanding with respect thereto as of the Effective Date is set forth on Schedule 3.04. As of the Effective Date, no shares of the capital stock or other equity securities of the Loan Parties, other than those described above, are issued and outstanding. Except as set forth on Schedule 3.04, as of the Effective Date there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from any Loan Party of any equity securities of any such entity.
Section 3.05.    No Material Adverse Effect. Since December 31, 2023, no event, change or condition has occurred that has had, or would reasonably be expected to have, a Material Adverse Effect.
Section 3.06.    Litigation. Except as set forth in Schedule 3.06, there is no action, suit or proceeding pending against, or to Borrower’s knowledge affecting, any Loan Party, before any Governmental Authority as to which there is a reasonable probability of an adverse decision and in which any such adverse decision would reasonably be expected to have a Material Adverse Effect.
Section 3.07.    Ownership of Property. As of the Effective Date, except as set forth on Schedule 3.07, the Borrower and each of the Restricted Subsidiaries has good, valid and marketable title to, or has valid leasehold interests in, all properties and other assets (real or personal, tangible, intangible or mixed) material to the operation of its business (except as sold or otherwise disposed of in the ordinary course of business).
Section 3.08.    Labor Matters. Except as set forth in Schedule 3.06, as of the Effective Date, there are no strikes, organized work slowdowns, lockouts, organized work stoppages or picketing pending or, to Borrower’s knowledge, threatened against the Borrower or any of the Restricted Subsidiaries, in each case, that would reasonably be expected to have a Material Adverse Effect. As of the Effective Date, no claim, complaint, charge or investigation by a governmental entity for violation by the Borrower or any of the Restricted Subsidiaries with respect to hours worked and payments made to the employees of any such Person or violation of the Fair Labor Standards Act or any other applicable law dealing with such matters has been made or initiated, in each case, that would reasonably be expected to have a Material Adverse Effect.

Section 3.09.    Investment Company Act. No Loan Party is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
Section 3.10.    Margin Regulations. None of the proceeds from the Loans have been or will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any Margin Stock or for any other purpose which might cause any of the Loans to be considered a “purpose credit” within the meaning of Regulation T, Regulation U or Regulation X.
Section 3.11.    Compliance With Laws. Each Loan Party is in compliance with all Requirements of Law, except for Requirements of Law the non-compliance with which would not reasonably be expected to have a Material Adverse Effect.
Section 3.12.    Taxes. Each Loan party has filed all federal, state and other tax returns and reports required to be filed, and have paid all federal, state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except (a) Taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are being maintained in accordance with GAAP or (b) to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.
Section 3.13.    Compliance with ERISA. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (a) all Plans comply in form and in operation with their terms and the current applications of ERISA and the Code and the regulations and published interpretations thereunder, (b) no ERISA Event has occurred or is reasonably expected to occur, and (c) the present value of all projected benefit obligations under each Plan (based on the assumptions used for purposes of Accounting Standards Codification No. 715: Compensation-Retirement Benefits) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan allocable to such accrued benefits.
Section 3.14.    Anti-Corruption Laws and Sanctions. Each Loan Party has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance by such Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and such Loan Party, its Subsidiaries and their respective officers and directors and, to the knowledge of such Loan Party, its employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) any Loan Party, any Subsidiary, any of their respective directors or officers or, to the knowledge of such Loan Party or such Subsidiary, employees, or (b) to the knowledge of any Loan Party, any agent of any Loan Party or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.

Section 3.15.    Compliance with Environmental Requirements; No Hazardous Materials. Except as would not reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect (a) each Loan Party and its subsidiaries and their facilities and operations are and have been in compliance with all applicable Environmental Laws, including obtaining, maintaining and complying with all permits, licenses or approvals required by any applicable Environmental Law, (b) no Loan Party and no subsidiary of any Loan Party is party to, and no Loan Party and no subsidiary of any Loan Party and no Real Estate currently (or to the knowledge of any Loan Party previously) owned, leased, operated or subleased by or for any such Person is subject to or the subject of, any pending (or, to the knowledge of any Loan Party, threatened) order, action, investigation, suit, proceeding, audit, claim, demand, dispute or notice of violation or of potential liability relating to such Loan Party’s compliance with Environmental Laws, (c) no Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities has attached to any property of any Loan Party or any subsidiary of any Loan Party and, to the knowledge of any Loan Party, no facts, circumstances or conditions exist that would reasonably be expected to result in any such Lien attaching to any such property as a result of Loan Parties’ operations, (d) no Loan Party and no subsidiary of any Loan Party has caused or suffered to occur a Release of Hazardous Materials at, to or from any current, or to the knowledge of any Loan Party, former Real Estate or any other location, including any third party disposal site, that has resulted or would reasonably be expected to result in an Environmental Liability of such Loan Party or subsidiary of a Loan Party, (e) there is no threat of Release and there has been no Release of Hazardous Materials at, under, on or from any Real Estate currently or, to the knowledge of any Loan Party, previously owned, leased, operated or subleased by or for any Loan Party and each subsidiary of each Loan Party, and (f) to the knowledge of each Loan Party and its subsidiaries there are no facts, circumstances or conditions, including the receipt of any information request or notice of potential responsibility under the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §§ 9601 et seq.) or similar Environmental Laws, which would reasonably be expected to result in an Environmental Liability of such Loan Party or subsidiary of a Loan Party.
Section 3.16.    Intellectual Property; Data Security. (a) Each Loan Party owns, is licensed to use or otherwise has the right to use, all Intellectual Property that is necessary to the conduct of such Loan Party’s business, taken as a whole, as currently conducted except for such Intellectual Property the failure of which to own or license or otherwise have the right to use would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
(b)    (i) The Owned Intellectual Property, Licensed Intellectual Property and the conduct and operations of the business of each Loan Party and each Restricted Subsidiary as currently conducted does not infringe, misappropriate, dilute, violate or otherwise impair any Intellectual Property owned by any other Person, (ii) except as set forth on Schedule 3.16, no other Person has contested in writing any right, title or interest of such Loan Party or any Restricted Subsidiary of such Loan Party in, or relating to, any Intellectual Property and (iii) each Loan Party is the owner of its Owned Intellectual Property free and clear of any Lien other than any Permitted Liens, other than, in the case of (i), (ii) or (iii) above, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)    With respect to each Loan Party (i) none of the Owned Intellectual Property and, to the knowledge of such Loan Party, none of the Licensed Intellectual Property has been adjudged invalid or unenforceable in whole or part, and, to the knowledge of such Loan Party, all such Owned Intellectual Property and, to the knowledge of such Loan Party, all of the Licensed Intellectual Property is valid and enforceable, and (ii) there exist no restrictions on the disclosure, use, license or transfer of any Owned Intellectual Property or, to the knowledge of such Loan Party, of any Licensed Intellectual Property, other than, in the case of (i) or (ii) above, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(d)    Each Loan Party has taken all actions reasonably necessary to maintain and protect its rights in its Owned Intellectual Property and Licensed Intellectual Property, including payment of applicable maintenance fees and filing of applicable statements of use, other than, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(e)    Each Loan Party has taken commercially reasonable actions to protect and maintain the security, integrity and continuous operation of its material software and systems (and the data stored therein or processed thereby), and there has been no breach, violation or unauthorized access to same, other than incidents that were resolved without material cost, liability or the duty to notify any Person.
Section 3.17.    [Reserved].
Section 3.18.    Solvency. The Borrower and the Restricted Subsidiaries, taken as a whole, on a consolidated basis, are Solvent immediately after the consummation of the Transactions to occur on the Effective Date, including the making of the Loans and the use of the proceeds thereof.
Section 3.19.    Full Disclosure. (a) Subject to the next sentence, none of the written factual information (financial or otherwise) furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the consummation of the transactions contemplated by the Loan Documents (as modified or supplemented by any other information so furnished) when taken as a whole contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading when taken as a whole in light of the circumstances under which such statements were made. All financial projections delivered to the Administrative Agent and the Lenders have been prepared on the basis of the assumptions stated therein, which assumptions were believed by the Borrower at the time such projections were prepared and at the time such projections were delivered to the Lenders to be fair in light of the then current business conditions; provided, however, that the Borrower can give no assurance that such projections will be attained (it being recognized by the Lenders and the Administrative Agent that actual results may vary significantly from any such projected results).
(b)    As of the Effective Date, to the knowledge of the Borrower, the information included in the Beneficial Ownership Certification provided on or prior to the Effective Date to any Lender in connection with this Agreement is true and correct in all respects.
Section 3.20.    [Reserved].

Section 3.21.    Foreign Corrupt Practices Act. Each of the Borrower, the Restricted Subsidiaries and, to the knowledge of each of the Borrower and the Restricted Subsidiaries, their respective directors, officers, agents, employees, and any person acting for or on behalf of the Borrower or any Restricted Subsidiary, has complied in all material respects with, and will comply in all material respects with Anti-Corruption Laws, and it and they have not made, offered, promised, or authorized, and will not make, offer, promise, or authorize, whether directly or indirectly, any payment, of anything of value to: (a) an executive, official, employee or agent of a governmental department, agency or instrumentality, (b) a director, officer, employee or agent of a wholly or partially government-owned or -controlled company or business, (c) a political party or official thereof, or candidate for political office or (d) an executive, official, employee or agent of a public international organization (e.g., the International Monetary Fund or the World Bank) (each of (a), (b), (c) and (d) above, a “Government Official”); while knowing or having a reasonable belief that all or some portion will be used for the purpose of: (x) influencing any act, decision or failure to act by a Government Official in his or her official capacity, (y) inducing a Government Official to use his or her influence with a government or instrumentality to affect any act or decision of such government or entity or (z) securing an improper advantage; in each case, in order to obtain, retain, or direct business.
Section 3.22.    [Reserved].
Section 3.23.    Affected Financial Institution. No Loan Party is an Affected Financial Institution.
ARTICLE IV
CONDITIONS.
Section 4.01.    Effective Date. The obligations of the Lenders to make Delayed Draw Term Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):
(a)    Credit Agreement and Other Loan Documents. The Administrative Agent (or its counsel) shall have received:
(i)    (x) this Agreement executed by each party hereto and (y) the Guarantee Agreement executed by each Loan Party; and
(ii)    a legal opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Loan Parties, in each case, addressed to the Administrative Agent and the Lenders, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(b)    Closing Certificates; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Effective Date and executed by its Secretary, Assistant Secretary or other Responsible Officer, which shall (A) certify the resolutions of its Board of Directors authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the officers of such Loan Party authorized to sign the Loan Documents to which it is a party and (C) attaching the certificate or articles of incorporation or organization or other charter document of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its by-laws or operating, management or partnership agreement, or other Organizational Document, and (ii) a good standing certificate for each Loan Party from its jurisdiction of organization or the substantive equivalent available in the jurisdiction of organization for each Loan Party from the appropriate governmental officer in such jurisdiction.
(c)    Closing Certificate. The Administrative Agent shall have received a certificate, signed by a Responsible Officer of the Borrower, dated as of the Effective Date (i) stating that no Default has occurred and is continuing and (ii) stating that the representations and warranties contained in the Loan Documents are true and correct in all material respects as of such date (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date are true and correct in all material respects only as of such specified date, and that any representation or warranty which is subject to any materiality qualifier are true and correct in all respects).
(d)    Fees. Substantially simultaneously with the Effective Date, the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented in writing (including the reasonable fees and expenses of legal counsel), on or before the Effective Date.
(e)    Solvency. The Administrative Agent shall have received a certificate signed by a Financial Officer dated the Effective Date that the Borrower and the Restricted Subsidiaries, taken as a whole, on a consolidated basis are Solvent immediately after the consummation of the Transactions to occur on the Effective Date, including the making of any Loans and the use of the proceeds thereof (if any).
(f)    USA PATRIOT Act, Etc. (i) The Administrative Agent shall have received, at least three (3) days prior to the Effective Date, all documentation and other information regarding the Borrower requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, to the extent requested in writing of the Borrower at least ten (10) days prior to the Effective Date, and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least three (3) days prior to the Effective Date, any Lender that has requested, in a written notice to the Borrower at least ten (10) days prior to the Effective Date, a Beneficial Ownership Certification in relation to the Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (ii) shall be deemed to be satisfied).
The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

Section 4.02.    Each Credit Event. The obligation of each Lender to make a Delayed Draw Term Loan on the occasion of any Borrowing (each such event, a “Credit Extension”), is subject to the satisfaction of the following conditions:
(a)    The representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct in all material respects with the same effect as though made on and as of the date of such Borrowing (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date, and that any representation or warranty which is subject to any materiality qualifier shall be required to be true and correct in all respects).
(b)    At the time of, and immediately prior to such Borrowing (after giving effect to any concurrent borrowing under the ABL Credit Agreement), Availability (as defined in the ABL Credit Agreement) shall be equal to zero.
(c)    At the time of and immediately after giving effect to such Borrowing, no Default shall have occurred and be continuing.
(d)    Each Borrowing shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.
ARTICLE V
AFFIRMATIVE COVENANTS
The Borrower covenants and agrees with each Lender that until all of the Obligations have been Paid in Full, the Borrower will, and will cause each of the Restricted Subsidiaries to:
Section 5.01.    Financial Statements and Other Reports. In the case of the Borrower, maintain a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in accordance with GAAP and to provide the information required to be delivered to the Lenders hereunder, and will deliver to the Administrative Agent which shall furnish to each Lender:
(a)    as soon as practicable and in any event within 45 days after the end of each of the first three fiscal quarters of each Fiscal Year of the Borrower (commencing with the fiscal quarter ending September 30, 2024), setting forth in each case in comparative form figures for the corresponding periods of the previous Fiscal Year (which requirement to set forth comparative form figures shall commence with the fiscal quarter ending September 30, 2024), the unaudited consolidated balance sheets of the Borrower as of the end of such fiscal quarter and the related consolidated income statement and statement of cash flows for the fiscal period then ending, in each case, for such quarter, and for the portion of the Fiscal Year ended at the end of such fiscal quarter, all in reasonable detail and certified by a Financial Officer as fairly presenting in all material respects the financial condition and results of operations of the Borrower and its consolidated subsidiaries and as having been prepared in accordance with GAAP, subject to changes resulting from audit and other year-end adjustments and the absence of footnote disclosures;

(b)    as soon as available and in any event within 90 days after the end of each Fiscal Year of the Borrower (commencing with the Fiscal Year ending December 31, 2024), setting forth in each case in comparative form figures for the previous Fiscal Year, the audited consolidated balance sheets of the Borrower as of the end of such Fiscal Year and the related consolidated income statement and statement of cash flows for such Fiscal Year, certified by Grant Thornton LLP or other independent public accountants of nationally recognized standing or reasonably acceptable to the Administrative Agent and shall not be subject to any qualification as to the Borrower’s ability to continue as a “going concern” (other than a “going concern” or “emphasis of matter” explanatory paragraph or like statement) or scope of the audit, other than any such exception, explanatory paragraph or qualification that is with respect to, or resulting from or relating to, (A) an actual or potential breach of a financial covenant hereunder, under the ABL Credit Agreement or under any Permitted Additional Indebtedness Document, (B) an upcoming maturity date of Debt occurring within 12 months of such audit or (C) activities, operations, financial results or liabilities of Unrestricted Subsidiaries; provided that such financial statements shall not be required to reflect any purchase accounting (or similar) adjustments;
(c)    if any Unrestricted Subsidiary exists, concurrently with each delivery of financial statements under Section 5.01(a) or (b) above, financial statements (in substantially the same form as the financial statements delivered pursuant to Section 5.01(a) or (b) above, as applicable) prepared on the basis of consolidating the accounts of the Borrower and its Restricted Subsidiaries and treating any Unrestricted Subsidiaries as if they were not consolidated with the Borrower, together with an explanation of reconciliation adjustments in reasonable detail;
(d)    within five (5) Business Days of each delivery of financial statements pursuant to Sections 5.01(a) and 5.01(b), a Compliance Certificate substantially in the form of Exhibit D (which shall set forth reasonably detailed calculations of Liquidity);
(e)    promptly upon their becoming available, copies of all financial statements and regular, periodic or special reports which such Person may make to, or file with, the Securities and Exchange Commission or any successor or similar Governmental Authority;
(f)    promptly upon any Responsible Officer of the Borrower or any of the Restricted Subsidiaries obtaining knowledge thereof, notice of (i) the existence of any Event of Default or Default or (ii) the institution of any litigation or arbitration which would reasonably be expected to have a Material Adverse Effect or (iii) the occurrence of any other event that has had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;
(g)    except to the extent such activities would not reasonably be expected to result in a Material Adverse Effect, promptly upon any Responsible Officer of the Borrower or any of the Restricted Subsidiaries obtaining knowledge of any complaint, order, citation, notice, request for information or other written communication from any Person alleging any Environmental Liability of the Borrower or any Restricted Subsidiary, a certificate of a Responsible Officer specifying the nature and estimated Liability of any such matter, or specifying the notice given or action taken by such holder or Person, and what action the applicable Loan Party has taken, is taking or proposes to take with respect thereto;

(h)    promptly upon receipt of the same, copies of material notices other documents received by any Loan Party under or pursuant to the ABL Credit Agreement and the Loan Documents (as defined in the ABL Credit Agreement) related to any default or event of default by a Loan Party thereto;
(i)    on or prior to the date the financial statements are required to be delivered pursuant to clause (b) above, an operating budget for the such fiscal year then-commenced (and not requiring information for any subsequent period), in a form as customarily prepared by management of the Borrower for such purpose or such other form as the Borrower and the Administrative Agent may reasonably agree;
(j)    [reserved];
(k)    [reserved];
(l)    [reserved];
(m)    [reserved];
(n)    promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and, to the extent the Borrower qualifies as a “legal entity customer” thereunder, the Beneficial Ownership Regulation; and
(o)    with reasonable promptness, such other information and data with respect to the operations, business affairs and financial condition of any Loan Party or Restricted Subsidiary as from time to time may be reasonably requested by the Administrative Agent.

    Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 5.01 may be satisfied with respect to any financial statements of the Borrower by furnishing (A) the applicable financial statements of any Person that is a direct or indirect parent of the Borrower and of which the Borrower is a direct or indirect subsidiary (a “Parent Entity”) or (B) the Form 10-K or 10-Q (or the equivalent), as applicable, of the Borrower or any Parent Entity filed with the SEC or any securities exchange, in each case, within the time periods specified in such paragraphs and without any requirement to provide notice of such filing to the Administrative Agent or to any Lender; provided that, with respect to each of clauses (A) and (B), (i) if (1) such financial statements relate to any Parent Entity and (2) either (I) such Parent Entity (or any other Parent Entity that is a subsidiary of such Parent Entity) has any non de-minimis third party Debt and/or non de-minimis operations (as determined by the Borrower in good faith and other than any operations that are attributable solely to such Parent Entity’s ownership of the Borrower and its Subsidiaries) or (II) there are non de-minimis differences between the financial statements of such Parent Entity and its consolidated subsidiaries, on the one hand, and the Borrower and its consolidated Subsidiaries, on the other hand, such financial statements or the Form 10-K or Form 10-Q, as applicable, shall be accompanied by consolidating information (which need not be audited) that summarizes in reasonable detail the differences between the information relating to such Parent Entity, on the one hand, and the information relating to the Borrower and its consolidated Subsidiaries on a standalone basis, on the other hand, and (ii) to the extent such statements are in lieu of statements required to be provided under Section 5.01(a), such statements shall be accompanied by a report of an independent accounting firm of nationally recognized standing or another accounting firm reasonably acceptable to the Administrative Agent, which report shall satisfy the applicable requirements set forth in Section 5.01(a) as if the references to “the Borrower” therein were references to such Parent Entity.
    Documents required to be delivered pursuant to this Section 5.01 may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the earlier of the date (I) on which the Borrower (or a representative thereof) posts such documents, or provides a link thereto, on the Borrower’s website on the Internet, (II) on which such documents are delivered by the Borrower to the Administrative Agent for posting on the Borrower’s behalf on IntraLinks/IntraAgency, SyndTrak or another secure website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent), (III) on which such documents are faxed to the Administrative Agent (or electronically mailed to an address provided by the Administrative Agent) or (IV) in respect of the items required to be delivered pursuant to Section 5.01(e) above in respect of information filed by any Parent Entity, the Borrower or any of its Restricted Subsidiaries with any securities exchange or with the SEC or any analogous governmental or private regulatory authority with jurisdiction over matters relating to securities (other than Form 10-Q Reports and Form 10-K Reports), on which such items have been made available on the SEC website or the website of the relevant analogous governmental or private regulatory authority or securities exchange; provided that the Administrative Agent shall have no obligation to request the delivery of or maintain paper copies of the documents referred to above, and each Lender shall be solely responsible for timely accessing posted documents and maintaining its copies of such documents.
    Notwithstanding anything to the contrary in this Article V, none of the Borrower or any Restricted Subsidiary will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter pursuant to this Article V that (i) constitutes non-financial trade secrets or non-financial proprietary information,

(ii) in respect of which disclosure to the Administrative Agent or any Lender (or any of their respective representatives or contractors) is prohibited by any Requirements of Law or any binding confidentiality agreement, (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) in respect of which the Borrower (or any Parent Entity thereof) or any Subsidiary owes confidentiality obligations to any third party; provided that if the Borrower does not provide information that is otherwise required to be delivered pursuant to this Article V as a result of any of the foregoing exceptions, the Borrower shall use commercially reasonable efforts to (A) notify the Administrative Agent that such information is being withheld and (B) describe the applicable information in reasonable detail, in each case with respect to the foregoing clauses (A) and (B), solely to the Borrower or such Subsidiary, as applicable, determines in good faith that such notification and description (x) are feasible, (y) are permitted under Requirements of Law and such binding agreements and (z) would not result in the waiver or deemed waiver of any such privilege, as applicable. For the avoidance of doubt, anything disclosed, examined inspected or otherwise made available pursuant to this Article V shall be subject to the provisions of Section 9.12 to the extent applicable.
Section 5.02.    Maintenance of Existence. Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence; provided that the foregoing shall not prohibit any merger, amalgamation, consolidation, liquidation or dissolution, including any Permitted Reorganization or Tax Restructuring, permitted by Section 6.05 or Section 6.07 or any Disposition permitted by Section 6.06.
Section 5.03.    Payment and Performance of Obligations. Pay and discharge, and cause each Restricted Subsidiary to pay and discharge, at or before maturity, all of their respective obligations and liabilities, including Tax liabilities, except (i) where the same may be the subject of a Permitted Contest and (ii) for such obligations and/or liabilities the nonpayment or nondischarge of which would not reasonably be expected to have a Material Adverse Effect.
Section 5.04.    Maintenance of Property; Insurance.
(a)    Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear and casualty and condemnation excepted, except where such failure would not reasonably be expected to have a Material Adverse Effect.
(b)    Except when the failure to do so has not resulted in, or would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect, maintain physical damage insurance on all real and personal property on an all risk basis, covering the repair and replacement cost of all such property and consequential loss coverage for business interruption and public liability insurance in each case in amounts and to the extent and of the kinds customarily carried or maintained by Persons of established reputation engaged in similar businesses operating in similar locations. All such insurance shall be provided by insurers with A.M. Best Rating of at least A- VII. The Administrative Agent acknowledges and agrees that the insurance carried by the Loan Parties and in effect and the insurers thereof on the Effective Date are acceptable.

Section 5.05.    Compliance with Laws. Comply with all Requirements of Law (including Environmental Laws and ERISA and the rules and regulations thereunder), except for such non-compliance which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures reasonably designed to ensure compliance by each Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.
Section 5.06.    Inspection of Property, Books and Records. Keep proper books of record and account in accordance with sound business practice in which true and correct entries in all material respects shall be made of all dealings and transactions in relation to its business and activities; and permit, at the sole cost of the Borrower or any applicable Restricted Subsidiary, representatives of the Administrative Agent and, if an Event of Default has occurred and is continuing, of any Lender that accompanies the Administrative Agent to visit and inspect during normal business hours (but, absent an Event of Default, no more frequently than once per Fiscal Year) any of its properties (including to conduct a field examination), to examine and make abstracts or copies from any of its books and records, to conduct a collateral audit and analysis of their respective accounts and to discuss its affairs, finances and accounts with its officers, employees and independent public accountants as often as may reasonably be desired, in each case, at such reasonable times during normal business hours and as often as may be reasonably desired but subject to any restrictions in leases, upon reasonable advance notice to the Borrower. Notwithstanding anything to the contrary in this Section, neither the Borrower nor any Restricted Subsidiary shall be required to disclose, permit the inspection, examination or making of copies or abstracts of, or any discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by law or (iii) is subject to attorney-client or similar privilege or constitutes attorney work-product. The Administrative Agent shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants.
Section 5.07.    Use of Proceeds.
(a)    All Loans made to the Borrower pursuant to the provisions hereof shall be used by the Borrower only for general operating, working capital, to fund Permitted Acquisitions, other Investments, Restricted Distributions and other general corporate purposes of the Loan Parties and their subsidiaries not otherwise prohibited by the terms hereof.
(b)    The Borrower will not request any Borrowing and the Borrower shall not use, and the Borrower shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permitted for a Person required to comply with Sanctions, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
Section 5.08.    [Reserved].

Section 5.09.    [Reserved].
Section 5.10.    [Reserved].
Section 5.11.    Fiscal Year. The Borrower and each of the Restricted Subsidiaries will maintain its Fiscal Year end date unless reasonably acceptable to the Administrative Agent (and in connection therewith, the Administrative Agent is authorized to make technical amendments to this Agreement to accommodate such change); provided that any of the Restricted Subsidiaries may change their Fiscal Years to align with the Fiscal Year of the Borrower.
Section 5.12.    Further Assurances. Subject to Section 5.13, at its own cost and expense, cause to be promptly and duly taken, executed, acknowledged and delivered all such further acts, documents and assurances as may from time to time be necessary or as the Administrative Agent or the Required Lenders may from time to time reasonably request in order to carry out the provisions of the Loan Documents and the transactions contemplated thereby, including all such actions to affirm each Guarantee made by a Loan Party in respect of the Obligations.
Section 5.13.    Covenant to Guarantee Obligations. If after the Effective Date (x) any Loan Party forms or acquires any new direct or indirect Domestic Subsidiary that is a Restricted Subsidiary (other than an Excluded Subsidiary), (y) any existing direct or indirect wholly-owned Domestic Subsidiary that is an Unrestricted Subsidiary is redesignated as a Restricted Subsidiary (other than an Excluded Subsidiary) in accordance with Section 5.14, or (z) any Restricted Subsidiary that was an Excluded Subsidiary ceases to be an Excluded Subsidiary, the Borrower shall, on or prior to the date that is the later of (1) 60 days after such Subsidiary was formed, acquired, designated or ceased to be an Excluded Subsidiary, as applicable and (2) the date on which financial statements are required to be delivered pursuant to Section 5.01(a) or (b), as applicable, for the fiscal quarter in which such Subsidiary was formed, acquired, designated or ceased to be an Excluded Subsidiary, as applicable (or, in each case, such later date to which the Administrative Agent may agree in its sole discretion):
(a)    cause such Restricted Subsidiary to become a party to the Guarantee Agreement as a Subsidiary Guarantor by executing and delivering (or joining pursuant to a joinder agreement acceptable to the Administrative Agent) a Supplement (as defined in the Guarantee Agreement); and
(b)    if requested by the Administrative Agent, deliver to the Administrative Agent a signed copy of customary legal opinions, addressed to the Administrative Agent and the other Lenders, of counsel for the Loan Parties as to such matters set forth in this Section 5.13 as the Administrative Agent may reasonably request.

Section 5.14.    Designation of Subsidiaries. The Borrower may at any time after the Effective Date (x) designate any subsidiary as an Unrestricted Subsidiary or (y) redesignate any subsidiary that was an Unrestricted Subsidiary on the Effective Date or that was designated as an Unrestricted Subsidiary at the time of the formation or acquisition of such Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after any such designation, no Event of Default shall have occurred and be continuing, (ii) immediately after giving effect to such designation, the Loan Parties shall be in compliance with the financial covenant set forth in Section 6.14 determined on a pro forma basis, (iii) no Subsidiary of the Borrower may be designated as an Unrestricted Subsidiary for purposes of this Agreement if it is a “Restricted Subsidiary” for the purpose of any other Material Debt of the Borrower or any of the Restricted Subsidiaries, and (iv) in no event shall the Borrower or any Restricted Subsidiary that owns any Material IP (at the time of such designation), in each case, be designated as an Unrestricted Subsidiary. The designation of any subsidiary as an Unrestricted Subsidiary after the Effective Date shall constitute an Investment by the Borrower (or its relevant Restricted Subsidiary) therein at the date of designation in an amount equal to the book value of the Borrower’s (or such Restricted Subsidiary’s) Investment therein. On the date of redesignation of any Subsidiary as a Restricted Subsidiary, the Borrower shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to the amount (if positive) equal to (a) the “Investment” of the Borrower in such subsidiary at the time of such redesignation, less (b) the fair market value (as determined in good faith by the Borrower) of the net assets of such subsidiary at the time of such redesignation.
Section 5.15.    [Reserved].
Section 5.16.    [Reserved].
Section 5.17.    Conduct of Business. The Borrower and each Restricted Subsidiary will engage only in (i) material lines of business substantially the same as those lines of business carried on by it on the Effective Date and/or (ii) any business or other activities that are reasonable extensions of, or related, complementary, similar, incidental, corollary, synergistic or ancillary to, those lines of business described in clause (i), or a reasonable development or expansion thereof (including, for the avoidance of doubt, with respect to energy storage systems and the selling and/or licensing of battery packs and battery management systems (and/or Intellectual Property related thereto) to residential, commercial and utility-scale customers).
ARTICLE VI
NEGATIVE COVENANTS
The Borrower covenants and agrees with each Lender that until all of the Obligations have been Paid in Full, neither the Borrower will, nor will it cause or permit any Restricted Subsidiary, directly or indirectly, to:
Section 6.01.    Debt. Incur, assume, guarantee or otherwise become or remain directly or indirectly liable with respect to, any Debt, except for:
(a)    (i) Debt incurred or created hereunder and under the other Loan Documents and (ii) Debt created under the ABL Credit Agreement and under the other Loan Documents (as defined in the ABL Credit Agreement);

(b)    Debt outstanding on (or made pursuant to binding commitments existing or contemplated on) the Effective Date and, with respect to any such item of Debt with an aggregate outstanding principal amount on the Effective Date in excess of $5,000,000, set forth on Schedule 6.01 and Permitted Refinancings thereof;
(c)    (i) Debt (including Capital Lease Obligations, purchase money indebtedness, mortgage financing, industrial revenue bonds, industrial development bonds or similar financings) incurred or assumed by the Borrower or any of the Restricted Subsidiaries for the purpose of financing the acquisition, development, purchase, lease, construction, repair, restoration, installation, replacement, maintenance, upgrade, expansion or improvement of fixed or capital assets or other property (whether real or personal) (whether through the direct purchase of property or the Equity Interests of any Person owning such assets); provided that (x) such Debt is incurred concurrently with or within 180 days after the applicable acquisition, development, purchase, lease, construction, repair, restoration, replacement, maintenance, upgrade, expansion or improvement and (y) the aggregate principal amount at any time outstanding of Debt incurred pursuant to this paragraph (i) shall not exceed $165,000,000; and (ii) Permitted Refinancings thereof;
(d)    intercompany Debt among the Borrower and its Restricted Subsidiaries; provided, that, (x) upon request of the Administrative Agent any such Debt with a principal amount exceeding $2,500,000 owed to a Loan Party shall be subordinated in right of payment to the Obligations pursuant to an Intercompany Subordination Agreement and (y) with respect to any such Debt owed by a Loan Party to a Restricted Subsidiary that is not a Loan Party, such Debt shall be subordinated in right of payment in the Obligations pursuant to an Intercompany Subordination Agreement;
(e)    Debt of Subsidiaries that are not Loan Parties in an aggregate principal amount outstanding at any time not to exceed $200,000,000;
(f)    Debt consisting of (i) the financing of insurance premiums or (ii) take or pay obligations contained in supply arrangements, in each case, in the ordinary course of business;
(g)    (i) Debt assumed in connection with Permitted Acquisitions; provided, that, (x) such Debt was not incurred in contemplation of such Permitted Acquisition and (y) both immediately prior and after giving effect to any Debt incurred pursuant to this clause (g), no Event of Default shall have occurred and be continuing and (ii) any Permitted Refinancing thereof;
(h)    Debt incurred by the Borrower or any Restricted Subsidiary to the extent permitted by Section 6.01(h) of the ABL Credit Agreement (as in effect on the Effective Date);
(i)    Debt representing deferred compensation, severance and health and retirement benefits or the equivalent thereof to Permitted Payees incurred in the ordinary course of business;
(j)    Debt consisting of obligations with respect to indemnification, the adjustment of the purchase price (including customary earnouts) or similar adjustments incurred in connection with a Permitted Acquisition or any other Investment or Disposition expressly permitted hereunder;

(k)    (i) Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business and (ii) Debt in respect of credit card processing agreements, automatic clearinghouse arrangements, overdraft protections and similar arrangements in each case in connection with cash management and deposit accounts and in the ordinary course of business; provided that any such Debt (other than credit card processing agreements or similar arrangements) is owed to the financial institutions providing such arrangements (or any Affiliate thereof);
(l)    Debt incurred by the Borrower or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments, in each case, issued or created in the ordinary course of business, including in respect of workers’ compensation claims, health, disability or other employee benefits (including with respect to immediate family members of employees, directors or members of management) or property, casualty or liability insurance or self-insurance or other Debt with respect to reimbursement-type obligations regarding workers compensation claims or obligations referred to in paragraph (m) below, letters of credit in the nature of a security deposit (or similar deposit or security) given to a lessor under an operating lease of Real Estate under which such Person is lessee, and letters of credit in connection with the maintenance of, or pursuant to the requirements of, environmental or other permits or licenses from Governmental Authorities, and any refund, replacement, refinancing or defeasance of any of the foregoing;
(m)    obligations in respect of surety, stay, customs and appeal bonds, performance bonds and performance and completion guarantees and similar obligations provided by the Borrower or any of the Restricted Subsidiaries, in each case, issued or created in the ordinary course of business and consistent with past practice;
(n)    Debt arising under Swap Agreements not incurred for purposes of speculation;
(o)    Debt consisting of the accretion of original issue discount with respect to Permitted Convertible Notes;
(p)    Guarantees of Debt of the Borrower or any Subsidiary, which Debt is otherwise permitted hereunder; provided that (x) if such Debt is subordinated to the Obligations, such guarantee shall be subordinated to the same extent and (y) no such Guarantee by a Loan Party shall be permitted under this paragraph (p) of Debt of a subsidiary that is not a Loan Party, other than Guarantees constituting an Investment permitted under Section 6.07;
(q)    Debt owing to Permitted Payees to finance the purchase or redemption of Equity Interests of the Borrower (or any direct or indirect parent of the Borrower) permitted by Section 6.03(a) and Permitted Refinancings thereof;
(r)    Debt of the Borrower or any Restricted Subsidiary owing to any joint venture (regardless of the form of legal entity) that is not a subsidiary arising in the ordinary course of business of the Borrower and its subsidiaries in connection with the cash management operations (including with respect to intercompany self-insurance arrangements);
(s)    Debt (including Permitted Convertible Notes), if at the time of issuance or incurrence thereof:

(i)    no Default or Event of Default then exists or would result therefrom;
(ii)    such Debt does not have any mandatory redemption, prepayment, amortization, sinking fund or similar obligations prior to the Maturity Date (other than pursuant to (x) fundamental change, make-whole fundamental change, change of control or other similar event risk provisions and, in the case of term loans or senior notes that are not convertible into Equity Interests only, customary asset sale (or casualty or condemnation event), extraordinary receipts and/or (solely in the case of term loans) excess cash flow offer or repayment provisions and, in the case of any customary bridge financing, prepayments of such bridge financing from the issuance of equity or other Debt permitted hereunder which meets the requirements of this clause and customary asset sale (or casualty or condemnation event) repayment provisions, and (y) in the case of term loans, nominal amortization requirements not to exceed 5% per annum (or increases thereto to account for fungibility matters) of the initial aggregate principal amount of such Debt), provided that for the avoidance of doubt, any provision of Permitted Convertible Notes (x) providing for a satisfaction of conversion obligation thereof or (y) permitting cash interest shall, in each case, not cause the Permitted Convertible Notes to fail to satisfy the provisions of this clause (iii);
(iii)    the covenants and events of default set forth in the applicable definitive documentation for such Debt are not materially more restrictive, taken as a whole, than the covenants and events of default set forth in this Agreement (as determined by the Borrower in good faith), except for (x) provisions applicable only to periods after the Maturity Date in effect at the time of effectiveness of the applicable definitive documentation for such Debt, (y) provisions related to any equity provisions of such Debt or (z) terms that are customary market terms for Debt of such type as reasonably determined by the Borrower;
(iv)    to the extent such Debt is subordinated, the terms of such Debt provide for customary payment or lien subordination, as applicable, to the Obligations as reasonably determined by the Administrative Agent in good faith;
(v)    which Debt may be:
(A)    unsecured; or
(B)    secured; provided, that, if such Debt is secured, then such Debt is secured in accordance with Section 6.01(s) of the ABL Credit Agreement (as in effect on the Effective Date).
(t)     Permitted Convertible Notes and Guarantees by Loan Parties in respect thereof (and, without duplication, any Permitted Refinancing thereof); provided that with respect to any such Permitted Convertible Notes issued or incurred after the Effective Date, at the time of such issuance or incurrence thereof:
(i)     no Default or Event of Default then exists or would result therefrom;

(ii)    such Permitted Convertible Notes do not have a scheduled maturity earlier than the stated maturity date of the Existing Convertible Notes as of the Effective Date (other than an earlier maturity date for customary fundamental change, make-whole fundamental change, change of control or other similar event risk provisions or customary bridge financings which, subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing which does not provide for a maturity date earlier such stated maturity date); provided that for the avoidance of doubt, any provision of Permitted Convertible Notes (x) providing for a Satisfaction of Conversion Obligation thereof or (y) permitting cash interest shall, in each case, not cause the Permitted Convertible Notes to fail to satisfy the provisions of this clause (ii);
(iii)    such Permitted Convertible Notes do not have any mandatory redemption, prepayment, amortization, sinking fund or similar obligations prior to the Maturity Date (other than pursuant to fundamental change, make-whole fundamental change, change of control or other similar event risk provisions and, in the case of any customary bridge financing, prepayments of such bridge financing from the issuance of equity or other Permitted Convertible Notes permitted hereunder which meets the requirements of this clause and customary asset sale (or casualty or condemnation event) repayment provisions); provided that for the avoidance of doubt, any provision of Permitted Convertible Notes (x) providing for a Satisfaction of Conversion Obligation thereof or (y) permitting cash interest shall, in each case, not cause the Permitted Convertible Notes to fail to satisfy the provisions of this clause (iii);
(iv)    the covenants and events of default set forth in the applicable definitive documentation for such Permitted Convertible Notes are not materially more restrictive, taken as a whole, than the covenants and events of default applicable to the Existing Convertible Notes (as determined by the Borrower in good faith) except for (x) provisions applicable only to periods after the Maturity Date in effect at the time of effectiveness of the applicable definitive documentation for such Permitted Convertible Notes and (y) provisions related to any equity provisions of such Permitted Convertible Notes;
(v)     to the extent such Permitted Convertible Notes are subordinated, the terms of such Permitted Convertible Notes provide for customary payment subordination to the Obligations as reasonably determined by the Administrative Agent in good faith; and
(vi)    such Permitted Convertible Notes shall be in an aggregate principal amount not to exceed $3,000,000,000 at any time outstanding;
(u)    (i) Debt in connection with any Permitted Receivables Financings and (ii) without duplication, any Permitted Refinancing of any Debt set forth in the immediately preceding subclause (i);

(v)    Debt and obligations in respect of performance, bid, appeal, indemnity, stay, customs, judgment, completion, return-of-money and/or surety bonds, bankers’ acceptance facilities, completion guarantees and other obligations of a like nature, leases, tenders, statutory obligations (including health, safety and environmental obligations), warranties, bids, government or trade contracts (including customer contracts), indemnities and similar obligations of the Borrower or any Restricted Subsidiary or obligations in respect of LC Instruments related to the foregoing, in each case in the ordinary course of business; and
(w)    Debt consisting of (i) obligations in respect of incentive, supplier finance, supply, license, sublicense or similar agreements, or take or pay obligations or contracts, in each case entered into in the ordinary course of business, (ii) obligations to reacquire assets or inventory in connection with customer financing arrangements in the ordinary course of business, (iii) customer deposits and advance payments received in the ordinary course of business from customers for goods or services purchased in the ordinary course of business and/or (iv) the deferred purchase price of goods or services or progress payments in connection with such goods and services incurred in connection with open accounts extended by suppliers in the ordinary course of business.
Section 6.02.    Liens. Create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:
(a)    Liens created by the Collateral Documents (as defined under the ABL Credit Agreement);
(b)    Liens on cash or deposits granted in favor of the issuing bank of a letter of credit issued pursuant to Section 6.01(l);
(c)    Liens existing on the Effective Date and, with respect to any such Lien securing obligations in respect of Money Borrowed on the Effective Date in excess of $5,000,000, set forth on Schedule 6.02, and any modifications, replacements, renewals or extensions thereof; provided, that such Liens shall secure only those obligations that they secure on the Effective Date and Permitted Refinancing thereof and shall not subsequently apply to any other property or assets of the Borrower or any Restricted Subsidiary other than (i) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed or refinanced by Debt otherwise permitted under Section 6.01 and (ii) proceeds and products thereof; it being understood and agreed that individual financings by any lender may be cross-collateralized to other financings provided by such lender or its Affiliates;

(d)    (i) any Lien on any asset securing Debt permitted under Section 6.01(c); provided that, (A) such Liens do not at any time encumber any property other than the property acquired, developed, purchased, leased, constructed, repaired, restored, replaced, maintained, upgraded, expanded or improved with the proceeds of such Debt, except for accessions and additions to such property, replacements or improvements thereof, customary security deposits with respect thereto, related contract rights and payment intangibles, and the proceeds and the products thereof, and any lease of such property (including accessions thereto) and the proceeds and products thereof and (B) with respect to Capital Lease Obligations, such Liens do not at any time extend to or cover any assets (except for accessions and additions to such assets, replacements and products thereof and customary security deposits, related contracts rights and payment intangibles, and the proceeds and products of such assets) other than the assets subject to such Capital Lease Obligations; provided, further, that individual financings provided by one lender may be cross-collateralized to other financings provided by such lender or its Affiliates and (ii) any Lien on any asset securing the transactions described on Schedule 6.15 (and Permitted Refinancings thereof); provided that such Liens do not at any time extend to or cover any assets (except for accessions and additions to such assets, replacements and products thereof and customary security deposits, related contracts rights and payment intangibles, and the proceeds and products of such assets) other than the assets subject to such arrangements;
(e)    Liens constituting Permitted Encumbrances;
(f)    Liens in favor of collecting banks arising under Section 4-210 of the Uniform Commercial Code or, with respect to collecting banks located in the State of New York, under Section 4-208 of the Uniform Commercial Code, in each case on items in the course of collection;
(g)    Liens (i) (including the right of set-off) in favor of a bank or other depositary institution or securities intermediary arising as a matter of law encumbering deposits or securities, (ii) on deposits of cash in favor of banks or another depository institution created in the ordinary course of business in connection with the establishment of depository relations with such bank or depository institution and not in connection with the issuance of Debt, (iii) on securities contained in a securities account in favor of a securities intermediary which lien secures fees, indemnities, and other obligations owed to the securities intermediary arising in the ordinary course of business in connection with the establishment of such securities account with such securities intermediary and not, for the avoidance of doubt, in connection with the issuance of Debt, margin loans or other securities financing, (iv) relating to pooled deposits, sweep accounts, reserve accounts or similar accounts of the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business, including with respect to credit card chargebacks and similar obligations or (v) relating to purchase orders and other agreements entered into with customers, suppliers or service providers of the Borrower or any Restricted Subsidiary in the ordinary course of business;
(h)    Liens arising (i) out of conditional sale, (ii) out of title retention, consignment or similar arrangements for the sale of goods entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business or (iii) by operation of law under the UCC (or any similar law of any jurisdiction);
(i)    Liens on earnest money deposits of cash or Permitted Investments in connection with any Permitted Acquisition;

(j)    Liens on property or assets of Subsidiaries that are not Loan Parties securing Debt of Subsidiaries that are not Loan Parties that is permitted pursuant to Section 6.01(e);
(k)    Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto in the ordinary course of business;
(l)    any interest or title of a lessor, sublessor, licensor or sublicensor under any lease (other than a Capital Lease), sublease, license or sublicense entered into in the ordinary course of business by the Borrower or any Restricted Subsidiary;
(m)     (i) pledges and deposits made in the ordinary course of business in compliance with workers compensation, health, disability or other employee benefits or property and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (ii) pledges and deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Restricted Subsidiary;
(n)    ground leases in respect of Real Estate;
(o)    Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary (including, for the avoidance of doubt, Liens securing Debt permitted by Section 6.01(g) to the extent such Liens extend only to the assets that are the subject of the underlying Permitted Acquisition), in each case after the Effective Date, and any Permitted Refinancing thereof; provided that (x) such Lien was not incurred in contemplation of such Person becoming a Restricted Subsidiary, (y) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and after-acquired property subject to a Lien pursuant to terms existing at the time of such acquisition, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (z) the Debt secured thereby (or, as applicable, any Permitted Refinancing thereof) is permitted under Section 6.01;
(p)    Liens securing Debt permitted under Section 6.01(h) or Permitted Additional Secured Indebtedness;
(q)    Liens incurred or deposits made to secure the performance of leases, tenders, statutory obligations (including those to secure health, safety and environmental obligations and Liens required by Requirements of Law to be granted in favor of creditors in relation to a merger or other reorganization), warranties, bids, government or trade contracts (including customer contracts, but other than for the payment of Debt for borrowed money), indemnities, governmental contracts, performance, bid, appeal, indemnity, stay, customs, judgment, completion, return-of-money and/or surety bonds, bankers’ acceptance facilities, completion guarantees and other obligations of a like nature and obligations in respect of LC Instruments posted to support any of the foregoing, in each case incurred in the ordinary course of business;
(r)    Liens of record (but not securing any Debt) existing on the Effective Date on any Real Estate not otherwise permitted under this Section 6.02;

(s)    Liens on accounts and related assets subject to sales or assignments permitted pursuant to, and in accordance with, Section 6.06(q);
(t)    Liens on assets securing Debt or other obligations in an aggregate principal amount as of the date of incurrence not to exceed $100,000,000;
(u)    Liens in respect of Sale Leaseback Transactions (or transactions described on Schedule 6.15) on the assets or property sold and/or leased in such Sale Leaseback Transaction (or transaction described on Schedule 6.15) and Liens securing Permitted Refinancings thereof; and
(v)    Liens (i) on Permitted Receivables Financing Assets or Liens on other assets granted pursuant to Standard Securitization Undertakings, in each case, incurred in connection with Permitted Receivables Financings permitted under Section 6.01 and (ii) securing Permitted Refinancings of the foregoing.
Section 6.03.    Restricted Distributions. Pay or make any Restricted Distribution; provided that the foregoing shall not restrict or prohibit any Restricted Subsidiary from paying or making Restricted Distributions, directly or indirectly, to the Persons who hold the Equity Interests in such Restricted Subsidiary on a ratable basis (or greater than ratable basis if to any Loan Party or any other Borrower or any Restricted Subsidiary) and shall not restrict or prohibit the following Restricted Distributions, directly or indirectly, by or to the Borrower:
(a)    Restricted Distributions for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of the Borrower held directly or indirectly by any Permitted Payee upon or in connection with the death, disability, retirement or termination of employment or services of, or pursuant to the terms of any employee or director equity plan, employee or director stock option or profits interest plan or any other employee or director benefit plan or any agreement (including any separation, stock subscription, shareholder or partnership agreement) with, or breach of restrictive covenants by, any such Person or otherwise in accordance with any stock option or stock appreciation rights plan, any management, director and/or employee stock ownership or incentive plan, stock subscription plan, stock subscription or equity incentive award agreement, employment termination agreement or any other employment agreements or equity holders’ agreement; provided, the aggregate Restricted Distributions made pursuant to this Section 6.03(a) in any fiscal year after the Effective Date shall not exceed: (i) $25,000,000; provided that any unused amounts pursuant to this clause (i) during any fiscal year may be carried forward into the immediately succeeding fiscal year (but not subsequent years) and shall be deemed first applied thereto, plus (ii) an amount not to exceed the cash proceeds of key man life insurance policies received by the Borrower or the Restricted Subsidiaries after the Effective Date, plus (iii) the amount of any cash bonuses otherwise payable to any such persons that are foregone in exchange for the receipt of Equity Interests of the Borrower (or any parent company thereof) pursuant to any compensation arrangement, including any deferred compensation plan;

(b)    Restricted Distributions in such amounts as are necessary or appropriate to pay, without duplication, (i) administrative expenses and other corporate overhead costs and expenses (including, but not limited to, reasonable directors fees, employee compensation and benefits, customary indemnity payments and payroll, social security or similar taxes) payable by any direct or indirect parent company of the Borrower, (ii) expenses to maintain the limited corporate existence of any such parent company, (iii) premiums and other charges necessary to maintain the insurance required under the terms of this Agreement and other commercially reasonable insurance acquired and maintained by any such parent company in the ordinary course of business, including director and officer, employment practices and other similar liability insurance, (iv) Public Company Costs, (v) the payment of business related expenses which are incurred by any such parent company in the ordinary course of business, and (vi) the proceeds of which will be used to pay customary salary, bonus and other benefits payable to Permitted Payee of any such parent company to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries;
(c)    Restricted Distributions (not consisting of cash or Permitted Investments) made in lieu of fees or expenses (including by way of discount), in each case in connection with any Permitted Receivables Financing permitted under Section 6.01;
(d)    Restricted Distributions, (x) the proceeds of which shall be used by the Borrower to make (or to make a payment to any direct or indirect parent of the Borrower to enable it to make) (i) cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Borrower or any direct or indirect parent thereof; provided that any such cash payment shall not be for the purpose of evading the limitations set forth in this Section 6.03 (as determined in good faith by the board of directors or the managing board, as the case may be, of the Borrower (or any authorized committee thereof)) and/or (ii) honor any conversion request by a holder of convertible Debt, make any cash payments in lieu of fractional shares in connection with any conversion and make payments on convertible Debt in accordance with its terms and (y) consisting of (i) payments made or expected to be made in respect of withholding or similar Taxes payable by any Permitted Payee and/or (ii) repurchase of Equity Interests in consideration of the payments described in sub-clause (x) above, including demand repurchases in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Borrower or any direct or indirect parent thereof and the issuance of restricted stock units or similar stock based awards;
(e)    the Borrower may enter into, purchase, settle, perform (including the payment of any premium with respect to), repurchase, terminate or unwind any Issuer Option;
(f)    Restricted Distributions to the Borrower to finance any Investment permitted to be made pursuant to Section 6.07; provided that (i) such Restricted Distribution shall be made substantially concurrently with the closing or consummation of such Investment and (ii) with respect to any such Investment (other than an Investment in the Equity Interests of an Unrestricted Subsidiary), the Borrower shall, immediately following the closing or consummation thereof, cause (A) substantially all property acquired (whether assets or Equity Interests) to be contributed to the Borrower or a Subsidiary Guarantor (or a Person that will become a Subsidiary Guarantor upon receipt of such contribution) or (B) the merger (to the extent permitted in Section 6.05) of the Person formed or acquired into the Borrower or a Subsidiary Guarantor;

(g)    repurchases of Equity Interests in the Borrower (or any direct or indirect parent company of the Borrower), or any of its subsidiaries, deemed to occur upon “cashless” exercise of stock options or warrants;
(h)    so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Borrower and its subsidiaries may make Restricted Distributions to the extent permitted pursuant to Section 6.03(h) of the ABL Credit Agreement (as in effect on the Effective Date);
(i)    Restricted Distributions the proceeds of which are to pay cash interest that is required pursuant to any Permitted Convertible Notes;
(j)    Restricted Distributions the proceeds of which shall be used by the Borrower or any direct or indirect parent thereof to pay fees and expenses (other than to Affiliates) related to any unsuccessful equity or debt offering not prohibited by this Agreement (in the case of any such parent or indirect parent, only to the extent such parent or indirect parent does not hold material assets other than those relating to the Borrower and its subsidiaries);
(k)    to the extent constituting Restricted Distributions, transactions expressly permitted by (x) Sections 6.05, 6.06 (other than 6.06(h)) or 6.07 (other than 6.07(s)) or (y) by Sections 6.08(c), 6.08(d), 6.08(e), 6.08(g) and 6.08(i) of the ABL Credit Agreement (as in effect on the Effective Date);
(l)    (i) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) of the Borrower or any direct or indirect parent of the Borrower in exchange for, or out of the proceeds of, the substantially concurrent sale of, Equity Interests of the Borrower or any direct or indirect parent of the Borrower or contributions to the equity capital of the Borrower (other than any Disqualified Equity Interests or any Equity Interests sold to a subsidiary of the Borrower) (collectively, including any such contributions, “Refunding Capital Stock”) and (ii) the declaration and payment of dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a subsidiary of the Borrower) of Refunding Capital Stock;
(m)    in respect of any taxable period for which the Borrower and/or any of its subsidiaries are members of a consolidated, combined, unitary or similar Tax group for U.S. federal and/or applicable state, local or foreign income tax purposes of which a direct or indirect owner is the common parent, including a group in which the Borrower is disregarded for U.S. federal income tax purposes from its parent (a “Tax Group”), any Restricted Subsidiary may make cash distributions to direct or indirect owners and the Borrower may make cash distributions to any direct or indirect parent company of the Borrower, in respect of any such tax period (including an estimated tax period) in an amount necessary to enable the parent of such Tax Group to pay consolidated, combined, unitary or similar income Tax liabilities of such group that are attributable to the taxable income of the Borrower and/or its applicable subsidiaries for such tax period; provided that the amount of any such payments pursuant to this clause (m) shall not exceed the amount of such Taxes that the Borrower and/or its applicable subsidiaries would have paid had the Borrower and/or each such subsidiary, as applicable, been a stand-alone corporate taxpayer (or a stand-alone corporate group);

(n)    Restricted Distributions constituting or otherwise made in connection with or relating to any Permitted Reorganization or Tax Restructuring; provided that if immediately after giving pro forma effect to any such Permitted Reorganization or Tax Restructuring and the transactions to be consummated in connection therewith, any distributed asset ceases to be owned by the Borrower or a Restricted Subsidiary (or any entity ceases to be a Restricted Subsidiary), the applicable portion of such Restricted Distribution must be otherwise permitted under another provision of this Section 6.03 (and shall constitute utilization of such other Restricted Distribution exception or capacity);
(o)    in any event and notwithstanding anything to the contrary contained in this Agreement, to the extent any Loan Party is permitted to make a Restricted Distribution to the Borrower (or any direct or indirect parent of the Borrower) for any of the foregoing purposes, such Loan Party may, alternatively, make any such payment directly to the applicable obligee or payee of the Borrower (or any direct or indirect parent of the Borrower) on its behalf, and such payment shall be treated, for all purposes of this Agreement and the other Loan Documents, as a permitted Restricted Distribution; and
(p)    Restricted Distributions of the Equity Interests or other securities of, or debt owed to the Borrower or any Restricted Subsidiary by, any Unrestricted Subsidiary, other than any Unrestricted Subsidiary the primary assets of which are cash and/or cash equivalents received as an Investment from the Borrower or any Restricted Subsidiary.
Notwithstanding anything herein to the contrary, the foregoing provisions of this Section 6.03 will not prohibit the payment or making of any Restricted Distribution within 60 days after the date of declaration of such Restricted Distribution if at the date of declaration or the giving of such notice such payment would have complied with the provisions of this Agreement.
Section 6.04.    Restrictive Agreements. Create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to: (i) pay or make Restricted Distributions to the Borrower or any Restricted Subsidiary; (ii) pay any Debt owed to the Borrower or any Restricted Subsidiary; (iii) make loans or advances to the Borrower or any Restricted Subsidiary; or (iv) transfer any of its property or assets to the Borrower or any Restricted Subsidiary, except for:
(a)    Liens or restrictions set forth in the Loan Documents or in the ABL Credit Agreement (or any other Loan Document (as defined in the ABL Credit Agreement)) and other agreements governing Debt incurred under Section 6.01(c), 6.01(g) and 6.01(h) (but only to the extent such restrictions relate to the Property financed by such Debt);
(b)    contractual encumbrances or restrictions in effect on the Effective Date, including in respect of Swap Agreements;
(c)    (i) contracts or agreements for the Disposition of any assets, or all of the Equity Interests, of any Subsidiary, but only to the extent such restrictions relate to the assets and Equity Interests (and assets of the applicable Subsidiary) to be sold or (ii) restrictions and conditions imposed by the documentation governing any Permitted Receivables Financing or similar transaction permitted hereunder;
(d)    restrictions requiring minimum reserves of cash or other deposits or minimum net worth requirements imposed by customers under contracts entered into in the ordinary course of business;
(e)    customary provisions restricting assignment of any agreement entered into in the ordinary course of business;
(f)    [reserved];
(g)    [reserved];
(h)    customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business and related to such joint ventures;
(i)    customary provisions contained in leases, subleases, licenses, and other similar agreements entered into in the ordinary course of business and related to the assets subject to such agreements;
(j)    any restrictions imposed by any agreement relating to Debt incurred pursuant to Section 6.01 entered into after the Effective Date if such restrictions are not materially more restrictive, taken as a whole, in the good faith judgment of the Borrower, than (A) the restrictions contained in the Loan Documents (as defined in the ABL Credit Agreement) or (B) in the case of Debt incurred in connection with a Permitted Refinancing, the restrictions that are in effect on the Effective Date pursuant to such Debt to be Refinanced;
(k)    [reserved]; or
(l)    any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (k) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower, no more restrictive in any material respect with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.
Section 6.05.    Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, except that:

(a)    any Subsidiary may merge, dissolve, liquidate or consolidate with or into (i) the Borrower (including a merger, the purpose of which is to reorganize the Borrower into a new jurisdiction so long as the Borrower remains organized under the laws of any state of the United States or the District of Columbia (the “Jurisdictional Requirements”)); provided that the Borrower shall be the continuing or surviving Person or the continuing or surviving Person shall expressly assume the obligations of the Borrower under the Loan Documents in a manner reasonably acceptable to the Administrative Agent and shall have complied with the requirements of the proviso to clause (b) of the definition of “Borrower” or (ii) any one or more other Subsidiaries; provided that when any Subsidiary that is a Loan Party is merging, dissolving, liquidating or consolidating with or into another Subsidiary, (w) a Loan Party or a Person that upon consummation of such transaction becomes a Loan Party shall be the continuing or surviving Person, (x) to the extent constituting an Investment, such Investment must be an Investment permitted by Section 6.07 and any Debt corresponding to such Investment must be permitted by Section 6.01, (y) to the extent constituting a Disposition, such Disposition must be permitted by Section 6.06 and (z) such Loan Party shall have complied with any applicable requirements of Section 5.13;
(b)    (i) any Restricted Subsidiary that is not a Loan Party may merge, dissolve, liquidate or consolidate with or into any other Restricted Subsidiary that is not a Loan Party and (ii) any Restricted Subsidiary may liquidate, dissolve or (if such change does not adversely affect the priority of the Liens securing the Obligations) change its legal form if the Borrower determines in good faith that such action is in the best interests of the Borrower or such Restricted Subsidiary or the business of the Borrower and the Restricted Subsidiaries taken as a whole;
(c)    the Borrower or any Subsidiary may merge with any other Person in order to effect an Investment permitted pursuant to Section 6.07, including a Permitted Acquisition; provided that (x) the continuing or surviving Person shall be the Borrower or a Subsidiary, which together with each of its subsidiaries, shall have complied with all applicable requirements of Section 5.13 and (y) to the extent constituting an Investment such Investment must be an Investment permitted pursuant to Section 6.07; provided, further, that if the Borrower is a party to any transaction effected pursuant to this Section 6.05(c), (1) the Borrower shall be the continuing and surviving Person or the continuing or surviving Person shall expressly assume the obligations of the Borrower in a manner reasonably acceptable to the Administrative Agent, (2) the Jurisdictional Requirements shall be satisfied and (3) no Event of Default shall have occurred and be continuing or would result therefrom; and
(d)    the Borrower and/or any Restricted Subsidiary may enter into any Permitted Reorganization or any Tax Restructuring.
Section 6.06.    Dispositions. Dispose of any property other than:
(a)    Dispositions of (i) worn-out, obsolete or surplus Property, in each case in the ordinary course of business or (ii) property that is reasonably determined by the applicable Loan Party or Restricted Subsidiary to be no longer economically practicable to maintain or no longer useful in any material respect in the conduct of the business of the Loan Parties and their subsidiaries, taken as a whole;

(b)    licenses and sublicenses granted by a Loan Party or any Restricted Subsidiary and leases and subleases (by a Loan Party or any Restricted Subsidiary as lessor or sub-lessor) to third parties in each case not interfering in any material respect with the business of the Loan Parties or the subsidiaries, taken as a whole;
(c)    Disposition or abandonment of any Intellectual Property that either (i) is reasonably determined by the applicable Loan Party or Restricted Subsidiary to be no longer economically practicable to maintain or worth the cost of maintaining or no longer useful in any material respect in the conduct of the business of the Loan Parties and their subsidiaries, taken as a whole or (ii) is in accordance with historical business practices;
(d)    sales of inventory in the ordinary course of business;
(e)    Dispositions of Permitted Investments;
(f)    transfers of property between and among the Borrower and its subsidiaries; provided that (i) if the transferor in such a transaction is a Loan Party, then (x) the transferee must be a Loan Party or (y) the portion of any such Disposition made for less than fair market value and any non-cash consideration received in exchange for such Disposition shall in each case constitute an Investment in such subsidiary and must be otherwise permitted hereunder, and (ii) if the transferor in such transaction is a Restricted Subsidiary and the transferee is an Unrestricted Subsidiary, then the portion of any such Disposition made for less than fair market value and any non-cash consideration received in exchange for such Disposition shall constitute an Investment in such Unrestricted Subsidiary; provided that the foregoing shall not prohibit transfers of Intellectual Property to a Restricted Subsidiary to the extent not prohibited by Section 6.16;
(g)    Disposition of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such disposition are promptly applied to the purchase price of such replacement property;
(h)    Liens permitted by Section 6.02, Restricted Distributions permitted by Section 6.03, Investments permitted by Section 6.07, transactions permitted by Sections 6.05 and transactions permitted by Section 6.08 of the ABL Credit Agreement (as in effect on the Effective Date);
(i)    (i) the discount or write-off of accounts receivable for the purpose of collection to any collection agency, in each case in the ordinary course of business and (ii) Dispositions of receivables (including defaulted receivables), notes receivable, rights to payment or other current assets or, in each case, participations therein, in the ordinary course of business or the conversion of accounts receivable to notes receivable or other dispositions of accounts receivable or rights to payment in connection with the settlement of delinquent accounts receivable, the collection or compromise thereof or as part of any bankruptcy or reorganization process of suppliers, customers or other commercial counterparties (including any discount or forgiveness in connection with the foregoing);
(j)    transfers of property (i) subject to Casualty Events, (ii) by reason of the exercise of termination rights under any lease, sublease, license, sublicense, concession or other agreement or (iii) pursuant to buy/sell arrangements under any joint venture or similar agreement or arrangement;

(k)    the unwinding of any Swap Agreement pursuant to its terms;
(l)    Dispositions not otherwise permitted hereunder which are made for fair market value; provided that, (x) no Event of Default shall exist immediately before and immediately after giving effect to such Disposition, and (y) not less than seventy-five percent (75%) of the aggregate sales price from such Disposition shall be paid in cash or Permitted Investments; provided, further, that each of the following items will be deemed to be cash for purposes of this Section 6.06(l):
(1)    any liabilities of the Borrower or the Restricted Subsidiaries (as shown on the most recently delivered financial statements pursuant to Section 5.01(a) or (b) or in the notes thereto), other than liabilities that are by their terms subordinated in right of payment to the Obligations, that are assumed by the transferee with respect to the applicable disposition and for which the Borrower and the Restricted Subsidiaries have been validly released by all applicable creditors in writing; and
(2)    any Designated Non-Cash Consideration received in respect of such disposition; provided that the aggregate fair market value of all such Designated Non-Cash Consideration, as determined by a Responsible Officer of the Borrower in good faith, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (2) that is then outstanding, does not exceed $100,000,000 as of the date any such Designated Non-Cash Consideration is received, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value;
(m)    Dispositions of property pursuant to Sale Leaseback Transactions permitted pursuant to Section 6.15 or other transactions described on Schedule 6.15; provided that no Event of Default exists or would result therefrom (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Event of Default exists);
(n)    the termination or unwind of any Issuer Option;
(o)    Dispositions required to be made to comply with the order of any Governmental Authority or applicable law;
(p)    Dispositions of property acquired, constructed, renovated or improved after the Effective Date in connection with the financing of such acquisition, construction, renovation or improvement; provided, that (i) any such financing which is permitted under Section 6.01(c), and (ii) such Disposition occurs within 180 days after the applicable acquisition, construction, renovation or improvement;
(q)    any surrender or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind;
(r)    Dispositions in connection with the undertaking or consummation of any Permitted Reorganization or any Tax Restructuring and, in each case, any transaction related thereto or contemplated thereby; and

(s)    Dispositions of assets in connection with any Permitted Receivables Financing Assets (including Equity Interests in any Subsidiary all or substantially all of the assets of which are Permitted Receivables Financing Assets) pursuant to any Permitted Receivables Financing permitted under Section 6.01.
Notwithstanding the foregoing, in the case of paragraphs (d), (e) and (g) above, such Dispositions shall only be permitted pursuant to this Section 6.06 if made for not less than fair market value at the time of such Disposition.
Section 6.07.    Investments. Make any Investment in any Person other than:
(a)    Investments existing on, or made pursuant to binding commitments existing on, the Effective Date and, with respect to any such Investment that is individually in excess of $5,000,000 as of the Effective Date, set forth on Schedule 6.07 or an Investment consisting of any extension, modification, renewal, replacement or reinvestment of any such Investment (other than reimbursements of Investments in the Borrower or any of its subsidiaries); provided that the amount of any such Investments may not be increased unless as required by the terms of such Investment as in existence on the Effective Date and as otherwise permitted under this Agreement;
(b)    Investments in cash and Permitted Investments;
(c)    Investments (including by way of transfers or other dispositions of assets),
(i)    by the Borrower or any Restricted Subsidiary in the Borrower or any Restricted Subsidiary; and
(ii)    by the Borrower or any Restricted Subsidiary in a Person, if as a result of such Investment (A) such Person becomes a Restricted Subsidiary or (B) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary;
(d)    Investments acquired in connection with the settlement of delinquent accounts receivable in the ordinary course of business or in connection with the bankruptcy or reorganization of suppliers or customers;
(e)    loans or advances to officers, directors, members of management, and employees of the Borrower or any of its subsidiaries (or any direct or indirect parent of the Borrower) in an aggregate amount not to exceed $20,000,000 at any time outstanding, for business-related travel, entertainment, relocation and analogous ordinary business purposes (determined without regard to any write-downs or write-offs of such loans or advances);

(f)    the purchase or other acquisition of all or substantially all of the assets or business of any Person, or of the assets constituting a business unit, a line of business or a division of any Person, or all of the Equity Interests in a Person that, upon consummation thereof, will be a Restricted Subsidiary of the Borrower (including as a result of a merger, amalgamation or consolidation); provided, that, with respect to such purchase or other acquisition made pursuant to this clause (f) (a “Permitted Acquisition”) each applicable Loan Party and any such newly created or acquired Subsidiary shall have complied with the requirements of Section 5.13 to the extent required to do so or will comply with Section 5.13 within the time periods set out therein;
(g)    Investments consisting of the transfer of Intellectual Property to a Restricted Subsidiary to the extent not prohibited by Section 6.16;
(h)    accounts receivable owing to the Borrower or the Restricted Subsidiaries, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms;
(i)    Investments in the form of Swap Agreements permitted pursuant to Section 6.01;
(j)    Investments consisting of promissory notes or other non-cash consideration received in connection with a transaction permitted pursuant to Section 6.06(m);
(k)    Investments in connection with any Issuer Option;
(l)    Investments consisting of non-cash loans made by the Borrower to management, executives, officers, directors, consultants, professional advisors and/or employees of a Restricted Subsidiary which are used by such Persons to purchase Equity Interests of the Borrower (or any direct or indirect parent company thereof);
(m)    Investments consisting of or to finance purchases and acquisitions of inventory, supplies, materials, services or equipment or purchases of contract rights or licenses or leases of intellectual property in the ordinary course of business;
(n)    Investments in the ordinary course of business consisting of (i) endorsements for collection or deposit or (ii) customary trade arrangements with customers;
(o)    loans and advances to the Borrower or any direct or indirect parent thereof in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Distributions in respect thereof), Restricted Distributions permitted to be made to the Borrower or any direct or indirect parent thereof in accordance with Section 6.03;
(p)    (i) advances of payroll payments to employees in the ordinary course of business and (ii) prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits and advance payments (including retainers) for goods or services paid or provided, in each case in the ordinary course of business;

(q)    Investments held by a Person that becomes a Loan Party (or is merged, amalgamated or consolidated with or into a Loan Party) pursuant to this Section 6.07 (and, if applicable, Section 6.05) after the Effective Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation;
(r)    Investments at any time outstanding not to exceed $150,000,000;
(s)    to the extent constituting Investments, Restricted Distributions permitted by Sections 6.03 (other than 6.03(f) and 6.03(k)), Debt permitted by Section 6.01 (other than 6.01(d) and 6.01(p) (with respect to any Guarantee by a Loan Party of Debt of a subsidiary that is not a Loan Party)), transactions permitted by Sections 6.05, transactions permitted by Sections 6.08 (other than 6.08(a)) and 6.12), and Dispositions permitted pursuant to Section 6.06 (other than 6.06(h)));
(t)    additional Investments by the Borrower and any of the Restricted Subsidiaries to the extent permitted pursuant to Section 6.07(t) of the ABL Credit Agreement (as in effect on the Effective Date);
(u)    Investments (including in joint ventures, but excluding in any Unrestricted Subsidiaries (in each case unless permitted pursuant to another clause of this Section 6.07)) in connection with any Permitted Reorganization or any Tax Restructuring and, in each case, transactions relating thereto or contemplated thereby;
(v)    Investments in connection with any Permitted Receivables Financing permitted under Section 6.01, the contribution, sale or other transfer of Permitted Receivables Financing Assets, cash or Permitted Investments made in connection with a Permitted Receivables Financing permitted under Section 6.01 or repurchases in connection with the foregoing (including the contribution or lending of cash and Permitted Investments to Subsidiaries to finance the purchase of receivables or related assets from the Borrower or any Restricted Subsidiary or to otherwise fund required reserves, the contribution of replacement or substitute assets to a Receivables Subsidiary and Investments of funds held in accounts permitted or required by the arrangements governing such Permitted Receivables Financing or any related Debt);
(w)    Investments consisting of extensions of trade credit in the ordinary course of business;
(x)    promissory notes and other Investments (including non-cash consideration) received in connection with Dispositions (or any other disposition of assets not constituting a Disposition) not prohibited by Section 6.06;

(y)    (i) obligations with respect to Guarantees provided by the Borrower or any Restricted Subsidiary in respect of leases and/or subleases (other than Capital Leases) or of other obligations that do not constitute Debt, (ii) obligations with respect to Guarantees of the lease obligations of suppliers, customers, franchisees and licensees of the Borrower and/or any Restricted Subsidiary, in each case, entered into in the ordinary course of business and (iii) Investments consisting of Guarantees of any supplier’s obligations in respect of commodity contracts, including Swap Agreements, solely to the extent such commodities relate to the materials or products to be purchased by the Borrower or any Restricted Subsidiary;
(z)    Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers, vendors, suppliers, licensors, sublicensors, licensees and sublicencees in the ordinary course of business;
(aa)    Investments (including debt obligations and Equity Interests) (i) received in connection with the bankruptcy, work-out, recapitalization or reorganization of any Person, (ii) in satisfaction of judgments against other Persons, (iii) as a result of a foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment and (iv) as a result of or in connection with settlement, compromise or resolution of (a) litigation, arbitration or other disputes or (b) obligations of trade creditors, suppliers, licensors, customers and other account debtors that were incurred in the ordinary course of business of the Borrower or any Restricted Subsidiary, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor, supplier, licensor, customer or other account debtor; and
(bb)    the conversion to Qualified Capital Stock of any Debt owed by the Borrower or any Restricted Subsidiary and permitted by Section 6.01(d).
Section 6.08.    [Reserved].
Section 6.09.    Modification of Organizational Documents. Amend or otherwise modify any Organizational Documents of any Loan Party in a manner that would materially and adversely affect the Lenders, taken as a whole, hereunder or under any other Loan Document.
Section 6.10.    [Reserved].
Section 6.11.    [Reserved].
Section 6.12.    Prepayment and Amendment of Other Debt.
(a)    Voluntarily prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled interest, principal, fees and expenses shall be permitted) any Permitted Convertible Note or Junior Financing constituting Material Debt or make any payment in violation of any subordination terms of any Junior Financing Documentation in respect thereof (each, a “Restricted Debt Payment”) except:
(i)    any Permitted Refinancing thereof;
(ii)    the conversion of any Junior Financing to Equity Interests (other than Disqualified Equity Interests);

(iii)    any Restricted Debt Payment made out of the proceeds of the substantially concurrent sale of Equity Interests or contributions to the equity capital of the Borrower
(iv)    the Borrower may (and may permit its Subsidiaries to) make any Restricted Debt Payment in respect of (A) any Permitted Convertible Notes upon any conversion thereof by the holders of such Permitted Convertible Notes, including any Satisfaction of Conversion Obligation, (B) any Permitted Convertible Notes through the exercise of any call option in respect thereof that is settled in Permitted Stock or, in respect of any fractional shares to be issued, in cash and (C) with respect to any payment, prepayment, redemption, repurchase or acquisition for value as a result of any change of control, “fundamental change”, “make-whole fundamental change” or similar event, asset sale, insurance or condemnation event, debt issuance, equity issuance, capital contribution or similar required “repurchase” event, any Permitted Convertible Note, as and to the extent required by the terms of the Permitted Convertible Notes Documents;
(v)    the applicable Loan Party may (and may permit its Subsidiaries to) make any Restricted Debt Payment in respect of any Permitted Convertible Notes (A) to the extent made with Permitted Stock (whether pursuant to any conversion thereof or otherwise), (B) to the extent made with the net cash proceeds from the incurrence or issuance of any Permitted Convertible Notes if at the time of issuance or incurrence thereof no Event of Default then exists or would result therefrom, (C) to the extent constituting an exchange of such Permitted Convertible Notes (together with any accrued and unpaid interest thereon) for other Permitted Convertible Notes if at the time of such exchange no Event of Default then exists or would result therefrom and (D) to the extent made with any combination of the consideration in clauses (A), (B) and (C);
(vi)    the Borrower and its Restricted Subsidiaries may make any Restricted Debt Payment made in reliance on Section 6.12(a)(vi) of the ABL Credit Agreement (as in effect on the Effective Date); and
(vii)    additional Restricted Debt Payments in an aggregate amount not to exceed, together with the aggregate amount of Restricted Distributions made in reliance on Section 6.03(h), $150,000,000.
(b)    Amend or otherwise modify any term or condition of (i) any Permitted Convertible Notes Document or any Junior Financing Documentation in any manner materially adverse to the interests of the Lenders, taken as a whole, or having the effect of requiring a prepayment otherwise prohibited by paragraph (a) of this Section 6.12 or (ii) the ABL Credit Agreement or any Loan Document (as defined in the ABL Credit Agreement) in any manner that would adversely impact in any material respect the aggregate amount of Availability (as defined under the ABL Credit Agreement) to the Borrowers (as defined under the ABL Credit Agreement).
Section 6.13.    [Reserved].
Section 6.14.    Minimum Liquidity. The Borrower will not permit Liquidity at any time to be less than $1,000,000,000.

Section 6.15.    Sale and Leaseback Transactions. Enter into any Sale Leaseback Transaction unless (a) the sale or transfer of such property is permitted by Section 6.06, (b) either (x) the Debt (if any) or lease obligation arising in connection therewith is (or would be, if Debt) permitted pursuant to Section 6.01 or (y) the fair market value of all such assets disposed of pursuant to this clause (b)(y) does not exceed $150,000,000 and (c) any Liens (if any) arising in connection therewith that are permitted by Section 6.02. Further to the foregoing, and not withstanding any other provision hereof, the transactions described on Schedule 6.15 shall be permitted.
Section 6.16.    Intellectual Property. Notwithstanding anything to the contrary herein, any Investment or Disposition in the form of a transfer of title (or transfer of similar effect) of Material IP (i) by Loan Parties in or to non-Loan Party Restricted Subsidiaries shall not be permitted except to the extent such Investment or other Disposition is made for a bona fide legitimate business purpose of the Borrower and/or its Restricted Subsidiaries (as determined by the Borrower in good faith) and (ii) in or to Unrestricted Subsidiaries shall not be permitted; provided, that notwithstanding the foregoing, for the avoidance of doubt, the above references to a transfer of title (or transfer of similar effect) with respect to Intellectual Property shall not be deemed or interpreted to include a transfer in the form of a non-exclusive license of Intellectual Property or any Intellectual Property license entered into that is only exclusive with respect to a particular type or field (or types or fields) of usage or a certain territory or group of territories, in each case that does not effectively result in the transfer of beneficial ownership of such Intellectual Property (it being understood that an exclusive licensee’s ability to enforce the applicable Intellectual Property within the applicable limited types(s) or field(s) of usage and/or territory(ies) of its exclusive license shall not be construed as a transfer of beneficial ownership).
ARTICLE VII
EVENTS OF DEFAULT
Section 7.01.    Events of Default. If any of the following events (each, an “Event of Default”) shall occur:
(a)    (i) The Borrower shall fail to pay when due any principal payment required hereunder or (ii) the Borrower shall fail to pay any interest, premium or fee under any Loan Document or any other amount payable under any Loan Document within 5 Business Days of when otherwise due;
(b)    any Loan Party shall fail to observe or perform (i) any covenant contained in Sections 5.01(f)(i), 5.02 (with respect to the Borrower), 5.07 or Article VI of this Agreement; it being understood and agreed that any Event of Default in respect of Section 5.01(f) shall be automatically deemed to be cured upon delivery of the relevant notice required thereunder (unless a Responsible Officer of the Borrower had actual knowledge of the Default or Event of Default or other event with respect to which such notice was required) or cure or waiver of the Default or Event of Default or the remedy of such other event with respect to which such notice was required;

(c)    any Loan Party defaults in the performance of or compliance with any term contained in this Agreement or in any other Loan Document (other than occurrences described in other provisions of this Section 7.01 for which a different grace or cure period is specified or which constitute immediate Events of Default) and such default is not remedied or waived within 30 days after the receipt by the Borrower of written notice from the Administrative Agent or Required Lenders of such default;
(d)    any representation, warranty or certification made by or on behalf of any Loan Party in any Loan Document or in any certificate, financial statement or other document required to be delivered pursuant to any Loan Document is incorrect in any respect (or in any material respect if such representation, warranty, certification or statement is not by its terms already qualified as to materiality) when made (or deemed made) and, if such inaccuracy is curable, such representation, warranty or certification shall remain untrue for a period of 30 days after the receipt by the Borrower of written notice from the Administrative Agent or Required Lenders of such default;
(e)    failure of any Loan Party or any of their respective Subsidiaries to pay when due any principal, interest or other amount on any Material Debt (beyond the applicable grace period), or the occurrence of any breach, default, condition or event with respect to any Material Debt, if the effect of such failure or occurrence is to cause or to permit (with or without the giving of notice, lapse of time or both) the holder or holders thereof to cause, such Material Debt to become or be declared due prior to its stated maturity; provided that this Section 7.01(e) shall not apply to (i) any such Material Debt that becomes due as a result of the voluntary sale or transfer of any property securing such Material Debt (or the Equity Interests of the Subsidiary owning such property) if such sale or transfer is permitted hereunder and such Material Debt is paid at the time of such voluntary sale or other transfer, (ii) any Satisfaction of Conversion Obligation of any Permitted Convertible Notes, (iii) any refinancing of Debt permitted by this Agreement or (iv) any failure, breach, default, condition or event that (A) is remedied by the applicable Loan Party or Subsidiary or (B) waived (including in the form of an amendment) by the holders of the applicable item of Material Debt, in either case prior to the acceleration of the Loans pursuant to this Section 7.01;
(f)    the Borrower or any Material Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization (by way of voluntary arrangement, administration, scheme of arrangement or otherwise), dissolution or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, administrator, custodian, administrative receiver, compulsory manager or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

(g)    an involuntary case or other proceeding shall be commenced against the Borrower or any Material Subsidiary seeking liquidation, reorganization (by way of voluntary arrangement, administration, scheme of arrangement or otherwise), dissolution or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, administrator, custodian, administrative receiver, compulsory manager or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed, unstayed or not fully bonded for a period of 60 consecutive days; or an order for relief shall be entered against any Loan Party under the federal bankruptcy laws as now or hereafter in effect;
(h)    one or more ERISA Events have occurred that would reasonably be expected to result in a Material Adverse Effect;
(i)    one or more judgments or orders for the payment of money aggregating in excess of the Threshold Amount shall be rendered against the Borrower or any Material Subsidiary and such judgments or orders shall continue undischarged, unvacated, unsatisfied, unstayed or not fully bonded for a period of 60 consecutive days, unless the Borrower provides evidence reasonably acceptable to the Administrative Agent that such judgment(s) are fully insured;
(j)    [reserved];
(k)    [reserved]; or
(l)    any of the Loan Documents shall for any reason fail to constitute the valid and binding agreement of any Loan Party thereto (other than the termination or expiration of any such documents by their terms, or as a result of the Payment in Full or the discharge of obligations of such Loan Party in accordance with the terms of the Loan Documents, provided such termination does not result from the occurrence of the default of any Loan Party thereto thereunder), or any such Loan Party shall so assert in writing;

then, and in every such Event of Default (other than an Event of Default with respect to the Borrower described in clause (f) or (g) of this Article), and at any time thereafter during the continuance of such Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, whereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, but ratably as among the Loans at the time outstanding, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and the Prepayment Premium (if applicable) and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in the case of any event with respect to the Borrower described in clause (f) or (g) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and the Prepayment Premium (if applicable) and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, increase the rate of interest applicable to the Loans and other Obligations as set forth in this Agreement and exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity.

If the Prepayment Premium becomes due and payable, the Prepayment Premium shall be deemed to be principal of the Loans and interest shall accrue on the full principal amount of the Loans (including the Prepayment Premium) from and after the applicable triggering event. The Prepayment Premium shall also be automatically and immediately due and payable if the Loans are satisfied or released by foreclosure (whether by power of judicial proceeding or otherwise), deed in lieu of foreclosure or by any other means.  The Prepayment Premium payable pursuant to this Agreement shall be presumed to be the liquidated damages sustained by each Lender as the result of the early repayment or prepayment of the Loans (and not unmatured interest or a penalty) and each of the Borrower and the other Loan Parties agrees that it is reasonable under the circumstances currently existing.  EACH OF THE BORROWER AND THE OTHER LOAN PARTIES EXPRESSLY WAIVE (TO THE FULLEST EXTENT THEY MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE PREPAYMENT PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION, ANY RESCISSION OF SUCH ACCELERATION OR THE COMMENCEMENT OF ANY BANKRUPTCY OR INSOLVENCY EVENT.  Each of the Borrower and the other Loan Parties expressly agree (to the fullest extent they may lawfully do so) that: (A) the Prepayment Premium is reasonable and the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the Prepayment Premium shall be payable notwithstanding the then prevailing market rates at the time payment or redemption is made; (C) there has been a course of conduct between Lenders, the Borrower and the other Loan Parties giving specific consideration in this transaction for such agreement to pay the Prepayment Premium; (D) none of the Loans Parties or any of their subsidiaries shall challenge or question, or support any other Person in challenging or questioning, the validity or enforceability of the Prepayment Premium or any similar or comparable prepayment fee under the circumstances described herein, each of the Loan Parties and their subsidiaries shall be estopped from raising or relying, or from supporting any other Person in raising or relying on any judicial decision or ruling questioning the validity or enforceability of any prepayment fee similar or comparable to the Prepayment Premium; and (E) the Borrower and the other Loan Parties shall be estopped hereafter from claiming differently than as agreed to in this paragraph.  Each of the Borrower and the other Loan Parties expressly acknowledge that its agreement to pay or guarantee the payment of the Prepayment Premium to the Lenders as herein described are individually and collectively a material inducement to Lenders to make (or be deemed to make) the Loans.
Section 7.02.    [Reserved].

ARTICLE VIII
THE ADMINISTRATIVE AGENT.
Section 8.01.    Appointment and Authority.
(a)    Each of the Lenders hereby irrevocably appoints Ayar Third Investment Company to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article VIII are solely for the benefit of the Administrative Agent and the Lenders and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
(b)    [Reserved].
Section 8.02.    Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
Section 8.03.    Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:
(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(b)     shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;

(c)    shall not have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, to any Lender, any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their Affiliates, that is communicated to, obtained or in the possession of, the Administrative Agent or any of its Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein;
(d)    shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.02 and 7.01) or (ii) in the absence of its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction by a final and non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower or a Lender; and
(e)    shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) [reserved] or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
Section 8.04.    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.05.    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article VIII shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
Section 8.06.    Resignation of Administrative Agent.
(a)    The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent, provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date. Each Lender, by delivering its signature page to this Agreement on the Effective Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.
(b)    If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 2.17(f) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 8.06). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article VIII and Section 9.03 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

Section 8.07.    Non-Reliance on the Administrative Agent and the Other Lenders. Each Lender expressly acknowledges that the Administrative Agent has not made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of any Loan Party of any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender as to any matter, including whether the Administrative Agent has disclosed material information in its (or its Related Parties’) possession. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent, any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender and each Lender agrees not to assert a claim in contravention of the foregoing. Each Lender represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.
Section 8.08.    [Reserved].

Section 8.09.    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.12 and 9.03) allowed in such judicial proceeding; and (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.12 and 9.03.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender o any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
Section 8.10.    Guaranty Matters. Without limiting the provisions of Section 8.09, each of the Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Guarantor as provided in Section 9.24.
Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Guarantor from its obligations under the Guarantee Agreement pursuant to this Section 8.10. In each case as specified in this Section 8.10, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to release such Guarantor from its obligations under the Guarantee Agreement, in each case in accordance with the terms of the Loan Documents and this Section 8.10.
The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any certificate prepared by any Loan Party in connection with any release of a Guarantor.
Section 8.11.    [Reserved].
Section 8.12.    [Reserved].

Section 8.13.    Recovery of Erroneous Payments. Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any of the Lenders (each, a “Lender Recipient Party”), whether or not in respect of an Obligation due and owing by the Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Lender Recipient Party receiving a Rescindable Amount severally agrees to repay to the Administrative Agent, within one Business Day of demand, the Rescindable Amount received by such Lender Recipient Party in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Lender Recipient Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount.  The Administrative Agent shall inform each Lender Recipient Party promptly upon determining that any payment made to such Lender Recipient Party comprised, in whole or in part, a Rescindable Amount. Notwithstanding anything herein to the contrary, nothing in this Section 8.13 shall be interpreted to accelerate the due date for, or increase the amount of, or have the effect of accelerating the due date for, or increasing the amount of, the Obligations of the Loan Parties relative to the timing for payment of the Obligations that would have been payable had such Rescindable Amount not been made by the Administrative Agent. Notwithstanding the foregoing, this Section 8.13 shall not apply to the extent any such Rescindable Amount is, and solely with respect to the amount of such Rescindable Amount that is, comprised of funds received by the Administrative Agent from or on behalf of the Borrower or any other Loan Party for the purpose of making such erroneous payment.
ARTICLE IX
MISCELLANEOUS.
Section 9.01.    Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone or Electronic Systems (and subject in each case to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as set forth on Schedule 9.01.
All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received, (ii) sent by facsimile shall be deemed to have been given when sent, provided that if not given during normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day of the recipient, or (iii) delivered through Electronic Systems to the extent provided in paragraph (b) below shall be effective as provided in such paragraph.

(b)    Notices and other communications to the Lenders hereunder may be delivered or furnished by Electronic Systems pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II or to Compliance Certificates delivered pursuant to Section 5.01(d) unless otherwise agreed by the Administrative Agent and the applicable Lender. Each of the Administrative Agent and the Borrower (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by Electronic Systems pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise proscribes, all such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day of the recipient.
(c)    Any party hereto may change its address, facsimile number or e-mail address for notices and other communications hereunder by notice to the other parties hereto. Schedule 9.01 shall be deemed to be amended by each such change, and the Administrative Agent is authorized, in its discretion, from time to time to reflect each such change in an amended Schedule 9.01 provided by the Administrative Agent to each party hereto.
(d)    Electronic Systems.
(i)    Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System.

(ii)    Any Electronic System used by the Administrative Agent is provided “as is” and “as available”. The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or the other Loan Parties, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of communications through an Electronic System. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through an Electronic System.
Section 9.02.    Waivers; Amendments. (a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b)    Except as provided in Sections 2.14 and 9.02(e) below, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or (y) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender (including any such Lender that is a Defaulting Lender), (ii) reduce or forgive the principal amount of any Loan or reduce the rate of interest thereon, or reduce or forgive any interest, any Prepayment Premium or fees payable hereunder, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) directly affected thereby (except in connection with the waiver of applicability of any post-default increase in interest rates, which waiver shall be effective with the consent of the Required Lenders), (iii) postpone any scheduled date of payment of the principal amount of any Loan, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) directly affected thereby (except in connection with the waiver of applicability of any post-default increase in interest rates, which waiver shall be effective with the consent of the Required Lenders), (iv) change Section 2.09(d) or Section 2.18(b) or (d) in a manner that would alter the ratable reduction of Commitments or the manner in which payments are shared, without the written consent of each Lender (other than any Defaulting Lender), (v) [reserved], (vi) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (other than any Defaulting Lender) directly affected thereby, (vii) change Section 2.20 or the definition of “Applicable Percentage”, without the consent of each Lender (other than any Defaulting Lender), (viii) except as provided in clause (c) of this Section, release all or substantially all of the value of the Guarantees of the Obligations, without the written consent of each Lender (other than any Defaulting Lender) or (ix) subordinate the Obligations to any other Money Borrowed (such other indebtedness, the “Subject Indebtedness”) without the written consent of each Lender directly and adversely affected thereby; provided that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent (it being understood that any amendment to Section 2.20 shall require the consent of the Administrative Agent). The Administrative Agent may also amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.04.

(c)    The Lenders hereby irrevocably authorize the Administrative Agent, and the Administrative Agent for the benefit of the Loan Parties hereby agrees, to the extent that any Subsidiary ceases to be a Subsidiary in a transaction permitted under the Loan Documents, or any Subsidiary becomes an Excluded Subsidiary or an Unrestricted Subsidiary, to release any Guarantee of the Obligations provided by such Subsidiary, in each case, in a transaction permitted under the terms of the Loan Documents; provided that the release of any Subsidiary from its obligations under the Loan Documents if such Subsidiary becomes an Excluded Subsidiary of the type described in clause (i) of the definition thereof shall only be permitted if such Subsidiary is or becomes an Excluded Subsidiary for a bona fide legitimate business purpose of the Borrower and its Subsidiaries and not for the primary purpose of evading the guarantee requirements of the Loan Documents (as determined by the Borrower in good faith).
The Administrative Agent and the Lenders agree, and the Lenders irrevocably authorize and direct, that the Administrative Agent shall promptly take all actions and execute and deliver all documents, in each case, reasonably requested by any Loan Party to effect or otherwise evidence such release (and, if requested by the Administrative Agent in connection with such execution and delivery, the Loan Party disposing of such property shall certify to the Administrative Agent that the applicable sale or disposition is being made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry)). The Lenders agree not to give the Administrative Agent any instruction or direction inconsistent with the provisions of this Section 9.02(c). Any such release shall not in any manner discharge, affect, or impair the Obligations (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale. Any execution and delivery by the Administrative Agent of documents in connection with any such release shall be without recourse to or warranty by the Administrative Agent.
(d)    If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender affected thereby”, the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but has not been obtained being referred to herein as a “Non-Consenting Lender”), then the Borrower may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower and the Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, and (ii) the Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.

(e)    Notwithstanding anything to the contrary herein the Administrative Agent may, with the consent of the Borrower only, amend, modify, waive or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect, inconsistency, obvious error or error or omission of a technical or administrative nature or to effect any necessary or desirable technical change.
Section 9.03.    Expenses; Limitation of Liability; Indemnity; Etc. (a) Expenses. The Loan Parties shall, jointly and severally, pay all (i) reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable and documented fees, charges and disbursements of counsel for the Administrative Agent (limited to one primary counsel, one local counsel in each reasonably necessary jurisdiction, one specialty counsel in each reasonably necessary specialty area, and one or more additional counsel if one or more actual conflicts of interest arise), in connection with the syndication and distribution (including, without limitation, via the internet or through an Electronic System) of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) [reserved] and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender (limited to one primary counsel, one local counsel in each reasonably necessary jurisdiction, one specialty counsel in each reasonably necessary specialty area, and one or more additional counsel if one or more actual conflicts of interest arise), in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans issued hereunder, including all such documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.
(a)    Limitation of Liability. To the extent permitted by applicable law (i) neither the Borrower nor any other Loan Party shall not assert, and the Borrower and each Loan Party hereby waives, any claim against the Administrative Agent and any Lender, and any Related Party of any of the foregoing Persons (each such Person being called a “Lender-Related Person”) for any Liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet), and (ii) no party hereto shall assert, and each such party hereby waives, any Liabilities against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or the use of the proceeds thereof; provided that, nothing in this Section 9.03(b) shall relieve the Borrower or any Loan Party of any obligation it may have to indemnify an Indemnitee, as provided in Section 9.03(c), against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(b)    Indemnity. The Loan Parties shall, jointly and severally, indemnify the Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all Liabilities and related expenses, including the reasonable and documented fees, charges and disbursements of counsel (limited to, for each occurrence giving rise to such indemnification event, one primary counsel for Indemnitees taken as a whole, one local counsel in each reasonably necessary jurisdiction, one specialty counsel in each reasonably necessary specialty area, and one or more additional counsel if one or more actual conflicts of interest arise), incurred by or asserted against any Indemnitee by a third party or by any Loan Party arising out of, in connection with, or as a result of (i) the execution, enforcement or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any action taken in connection with this Agreement, including, but not limited to, the payment of principal, interest and fees, (iii) any Loan (or any document related thereto) or the use of the proceeds therefrom, (iv) any actual or alleged presence or Release of Hazardous Materials at, on, under or from any property currently or formerly owned or operated by a Loan Party or a Subsidiary (in the case of formerly owned or operated property, to the extent relating to such Loan Party or such Subsidiary’s period of ownership or operation), or any Environmental Liability related in any way to a Loan Party or a Subsidiary, (v) the failure of a Loan Party to deliver to the Administrative Agent the required receipts or other required documentary evidence with respect to a payment made by a Loan Party for Taxes pursuant to Section 2.17, or (vi) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not such claim, litigation, investigation or proceeding is brought by any Loan Party or their respective equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such Liabilities or related expenses: (A) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (B) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from a material breach of any Loan Document by such Indemnitee or (C) arise out of any dispute among Indemnitees that do not involve any acts or omissions of the Loan Parties or any of their Affiliates (it being acknowledged and agreed that the indemnification shall extend to Ayar Third Investment Company in its capacity as the Administrative Agent relative to disputes between or among the Administrative Agent on the one hand, and one or more Lenders, or one or more of their Affiliates, on the other hand). This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.03(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, employees, stockholders or creditors, or an Indemnitee or any other Person.

(c)    Lender Reimbursement. Each Lender severally agrees to pay any amount required to be paid by the Borrower under paragraphs (a), (b) or (c) of this Section 9.03 to the Administrative Agent and each Related Party of the Administrative Agent (each, an “Agent-Related Person”) (to the extent not reimbursed by the Borrower or the Loan Parties and without limiting the obligation of the Borrower and the Loan Parties to do so), ratably according to their respective Applicable Percentage in effect on the date on which such payment is sought under this Section (or, if such payment is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Applicable Percentage immediately prior to such date), from and against any and all Liabilities and related expenses, including the fees, charges and disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent-Related Person in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent-Related Person under or in connection with any of the foregoing; provided that the unreimbursed expense or Liability or related expense, as the case may be, was incurred by or asserted against such Agent-Related Person in its capacity as such; provided further that no Lender shall be liable for the payment of any portion of such Liabilities, costs, expenses or disbursements that are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted primarily from such Agent-Related Person’s gross negligence or willful misconduct. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
(d)    Payments. All amounts due under this Section shall be payable within 10 Business Days after written demand therefor.
Section 9.04.    Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    (i) Subject to the conditions set forth in paragraph 9.04(b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)    the Borrower, provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received written notice requesting its consent, and provided further that no consent of the Borrower shall be required for an assignment to (x) a Lender, an Affiliate of a Lender, an Approved Fund or (y) if an Event of Default has occurred and is continuing or a Change of Control shall have occurred after the Effective Date, any other assignee;
(B)    the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund;
(C)    [reserved]; and
(D)    [reserved].
(ii)    Assignments shall be subject to the following additional conditions:
(A)    except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if a Specified Event of Default has occurred and is continuing;
(B)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;
(C)    the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with a processing and recordation fee of $3,500 and the tax forms required by Section 2.17(f); and
(D)    the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the other Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

(iii)    No assignment shall be made to (x) any Disqualified Lender or any Lender that has become a Disqualified Lender, (y) any Defaulting Lender or any of its subsidiaries, or (z) any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing persons described in this clause (iii). To the extent any assignment is purported to be made to a Person prohibited by this clause (iii), (A) such Person shall be required to immediately (and in any event within five Business Days) assign all Loans and Commitments then owned by such Person to another Lender (other than a Defaulting Lender) or a Person other than an Ineligible Institution and the Borrower shall be entitled to seek specific performance in any applicable court of law or equity to enforce this sentence, (B) no Disqualified Lender or Lender who has become a Disqualified Lender shall be permitted to (x) receive any information or reporting provided by the Borrower, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders, (C) for purposes of voting, any Loans, Commitments or participations held by such Disqualified Lender shall be deemed not to be outstanding and such Disqualified Lender shall have no voting or consent rights notwithstanding the provisions herein, (D) for purposes of any matter requiring the vote or consent of each Lender affected by any amendment or waiver, such Disqualified Lender shall be deemed to have voted or consented to approve such amendment or waiver if a majority of the affected Lenders so approves and (E) such Disqualified Lender shall not be entitled to any expense reimbursement or indemnification rights ordinarily afforded to Lenders or Participants hereunder or in any Loan Document and such Disqualified Lender shall be treated in all other respects as a Defaulting Lender; provided, that if any Lender becomes a Disqualified Lender after the time such Lender initially became a Lender hereunder, and any assignment is made to such Lender after the time such Lender became a Disqualified Lender, the Commitments assigned to such Lender after the time such Lender became a Disqualified Lender (but no other Commitments of such Lender) shall be treated as an assignment to a Disqualified Lender other than with respect to clause (B) above.
For the purposes of this Section 9.04(b), the terms “Approved Fund” and “Ineligible Institution” have the following meanings:
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Ineligible Institution” means a (a) natural person, (b) a Defaulting Lender or its parent, (c) a Disqualified Lender, (d) company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof; provided that, such company, investment vehicle or trust shall not constitute an Ineligible Institution if it (x) has not been established for the primary purpose of acquiring any Loans or Commitments, (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (z) has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business, or (e) a Loan Party or a Subsidiary of a Loan Party.
(iv)    Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
(v)    The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of and stated interest on the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(vi)    Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in this subsection (b) and any written consent to such assignment required by this subsection (b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to 2.07(b), 2.18(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(c)    Any Lender may, without the consent of or notice to the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) other than an Ineligible Institution in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) and (g) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender and the information and documentation required under Section 2.17(g) will be delivered to the Borrower and the Administrative Agent)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

(d)    Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.19(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement or any other Loan Document (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register. If the Borrower reasonably believes that a participation has been sold by a Lender to a Disqualified Lender, the applicable Lender shall provide (upon receipt of written request from the Borrower) written confirmation to the Borrower either (1) confirming that no participations have been sold by such Lender to a Disqualified Lender or (2) if applicable, identifying the applicable Disqualified Lender to which it has sold a participation.
(e)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall (i) release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto, or (ii) be permitted to be made to a Disqualified Lender.
(f)    The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to provide to any requesting Lender, the Disqualified Institution List and any updates thereto. The Borrower hereby agrees that any such requesting Lender may share the Disqualified Institution List with any potential assignee, transferee or participant. Neither the Administrative Agent nor any of its Related Parties shall be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of this Agreement relating to Disqualified Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (i) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender or (ii) have any liability with respect to or arising out of any assignment or participation of Commitments or Loans, or disclosure of confidential information, to any Disqualified Lender.

Section 9.05.    Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.
Section 9.06.    Counterparts; Integration; Effectiveness; Electronic Execution. (a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall be deemed an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b)    Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 9.01), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution”, “signed”, “signature”, “delivery” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrower and each other Loan Party hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Borrower and the Loan Parties, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (ii) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (iv) waives any claim against any Lender-Related Person for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Borrower and/or any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

Section 9.07.    Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
Section 9.08.    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Loan Party against any of and all the Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured. The applicable Lender shall notify the Borrower and the Administrative Agent of such set-off or application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
Section 9.09.    Governing Law; Jurisdiction; Consent to Service of Process. (a) The Loan Documents (other than those containing a contrary express choice of law provision) shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of New York, but giving effect to federal laws applicable to national banks.
(b)    Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Federal (to the extent permitted by law) or New York State court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.
(c)    Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)    Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
Section 9.10.    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, OTHER AGENT (INCLUDING ANY ATTORNEY) OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 9.11.    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12.    Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by any Requirement of Law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant (other than a Disqualified Lender) in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations (other than a Disqualified Lender), (g) with the prior written consent of the Borrower, (h) to holders of Equity Interests in the Borrower, (i) to any Person providing a Guarantee of all or any portion of the Obligations, (j) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the disclosing party on a non-confidential basis from a source other than the Borrower or (k) on a confidential basis to credit insurance providers, ratings agencies or the CUSIP Service Bureau. For the purposes of this Section, “Information” means all information received from the Borrower or any of its subsidiaries relating to the Borrower, any of its subsidiaries or its business, other than any such information that is available to the Administrative Agent or any Lender on a non- confidential basis prior to disclosure by the Borrower or its subsidiaries and other than information pertaining to this Agreement provided by arrangers to data service providers, including league table providers, that serve the lending industry. For the avoidance of doubt, in no event will any disclosure of information be made to any Disqualified Lender. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER, AND ITS AFFILIATES, THE OTHER LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
Section 9.13.    Several Obligations; Nonreliance; Violation of Law. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Board) for the repayment of the Borrowings provided for herein. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any Requirement of Law.
Section 9.14.    USA PATRIOT Act; Beneficial Ownership. Each Lender that is subject to the requirements of the USA PATRIOT Act and the requirements of the Beneficial Ownership Regulation hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the USA PATRIOT Act and the Beneficial Ownership Regulation.
Section 9.15.    Disclosure. Each Loan Party and each Lender hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.
Section 9.16.    [Reserved].

Section 9.17.    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Interest Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Interest Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Interest Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
Section 9.18.    [Reserved].
Section 9.19.    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; o
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 9.20.    No Fiduciary Duty, etc. The Borrower acknowledges and agrees, and acknowledges its subsidiaries’ understanding, that no Credit Party will have any obligations except those obligations expressly set forth herein and in the other Loan Documents and each Credit Party is acting solely in the capacity of an arm’s length contractual counterparty to the Borrower with respect to the Loan Documents and the transaction contemplated therein and not as a financial advisor or a fiduciary to, or an agent of, the Borrower or any other person. The Borrower agrees that it will not assert any claim against any Credit Party based on an alleged breach of fiduciary duty by such Credit Party in connection with this Agreement and the transactions contemplated hereby. Additionally, the Borrower acknowledges and agrees that no Credit Party is advising the Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. The Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Credit Parties shall have no responsibility or liability to the Borrower with respect thereto. The Borrower further acknowledges and agrees, and acknowledges its subsidiaries’ understanding, that each Credit Party, together with its affiliates, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Credit Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Borrower and other companies with which the Borrower may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Credit Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion. In addition, the Borrower acknowledges and agrees, and acknowledges its subsidiaries’ understanding, that each Credit Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Borrower may have conflicting interests regarding the transactions described herein and otherwise. No Credit Party will use confidential information obtained from the Borrower by virtue of the transactions contemplated by the Loan Documents or its other relationships with the Borrower in connection with the performance by such Credit Party of services for other companies, and no Credit Party will furnish any such information to other companies. The Borrower also acknowledges that no Credit Party has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to the Borrower, confidential information obtained from other companies.
Section 9.21.    [Reserved].
Section 9.22.    Acknowledgement Regarding Any Supported QFC. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights would be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
Section 9.23.    Reserved.
Section 9.24.    Release of Liens and Guarantees. A Subsidiary Guarantor shall automatically be released from its obligations under the Loan Documents upon the consummation of any single transaction or related series of transactions, or the occurrence of any event or circumstance, in each case, permitted by this Agreement as a result of which such Subsidiary Guarantor ceases to be a Restricted Subsidiary (including pursuant to a merger with a Person that is not a Loan Party or a designation as an Unrestricted Subsidiary) or otherwise becomes an Excluded Subsidiary with respect to the applicable obligations; provided that no Subsidiary Guarantor shall be automatically released from its obligations under the Loan Documents solely by reason of such Subsidiary Guarantor becoming a non-Wholly-Owned Subsidiary unless either (x) it is no longer a direct or indirect Subsidiary of the Borrower or (y) such Subsidiary Guarantor ceases to be a Wholly Owned Subsidiary as a result of a sale, issuance or transfer of Equity Interests to (A) a Person that is not an Affiliate of the Borrower or (B) an Affiliate of the Borrower if, in the case of this clause (B), such sale or transfer is made for a bona fide business purpose of the Borrower and its Subsidiaries and not for the primary purpose of evading the requirements under Section 5.13 (in each case as determined by the Borrower in good faith). Upon Payment in Full, all obligations under the Loan Documents and all Guarantees in respect thereof shall be automatically released. In connection with any termination or release pursuant to this Section 9.24 or in connection with any subordination of its interest as required hereunder, the Administrative Agent shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination, release or subordination. Any execution and delivery of documents pursuant to this Section 9.24 shall be without recourse to or warranty by the Administrative Agent. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Loan Party from its obligations under any Loan Document, in each case in accordance with the terms of the Loan Documents and this Section 9.24.
(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

LUCID GROUP, INC.

By:	/s/ Gagan Dhingra
Name: Gagan Dhingra
Title: Interim Chief Financial Officer and Principal Accounting Officer

Ayar Third Investment Company, as the Administrative Agent and Lender

By:	/s/ Turqi A. Alnowaiser
Name: Turqi A. Alnowaiser
Title: Authorized Manager

Exhibit A
[FORM OF] ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor identified in item 1 below (the “Assignor”) and the Assignee identified in item 2 below (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation in respect of any commitments, letters of credit, guarantees and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and other rights of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:
2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]1]
3.	Borrower:	Lucid Group, Inc.
4.	Administrative Agent:	Ayar Third Investment Company, as the administrative agent under the Credit Agreement
5.	Credit Agreement:	The Credit Agreement, dated as of August 4, 2024, among Lucid Group, Inc., the Lenders party thereto, and Ayar Third Investment Company, as Administrative Agent
6.	Assigned Interest:

[1] Select as applicable.

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[2]
Delayed Draw Term Commitment	$	$	%
Effective Date:     , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[2] Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]
By:
Name:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]
By:
Name:
Title:

Consented to and Accepted:
[Ayar Third Investment Company, as the Administrative Agent
By:
Name:
Title: ][1]

[LUCID GROUP, INC., as the Borrower
By:
Name:
Title: ][2]

1 Insert if required pursuant to Section 9.04(b)(i)(B) of the Credit Agreement.
2 Insert if required pursuant to Section 9.04(b)(i)(A) of the Credit Agreement.

ANNEX 1
ASSIGNMENT AND ASSUMPTION
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1.    Representations and Warranties.
1.1.    Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is not a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2.    Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 9.04 of the Credit Agreement (subject to such consents, if any, as may be required thereunder), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has independently and without reliance on the Administrative Agent, any arranger or any other Lender and their respective Related Parties and based on documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, and (v) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, any arranger, the Assignor or any other Lender or their respective Related Parties, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Acceptance and adoption of the terms of this Assignment and Assumption by the Assignee and the Assignor by Electronic Signature or delivery of an executed counterpart of a signature page of this Assignment and Assumption by any Platform shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit B
[FORM OF] BORROWING REQUEST
Date: [_____], 20[_____]
Ayar Third Investment Company,
as Administrative Agent
[insert address]
Ladies and Gentlemen:
Reference is hereby made to that certain Credit Agreement dated as of August 4, 2024 (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used but not defined herein shall have the meaning assigned thereto in the Credit Agreement), among Lucid Group, Inc., a Delaware corporation, as the Borrower, the Lenders from time to time party thereto and Ayar Third Investment Company, as Administrative Agent for the Lenders.
The undersigned hereby requests a Borrowing of Delayed Draw Term Loans:
1.    Borrower: Lucid Group, Inc.
2.    In the aggregate principal amount of: [$]_____.1
3.    Date of Borrowing: _____.2
4.    Type of Borrowing: _____.3
5.    [Interest Period: [Three Months.]]4 5
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

1 To be an integral multiple of the Dollar Equivalent of $50,000,000 and not less than the Dollar Equivalent of $25,000,000.
2 Specify the Business Day that such Borrowing is to be made. A Borrowing Request is required to be delivered by, in the case of (a) a Term SOFR Borrowing, 10:00 a.m., New York City time, ten (10) Business Days in advance of such proposed Borrowing, or (b) an ABR Borrowing, 1:00 p.m., New York City time, one (1) Business Day in advance of such proposed Borrowing.
3 Specify whether the requested Borrowing is to be an ABR Borrowing or Term SOFR Borrowing.
4 Include if the proposed Borrowing is a Term SOFR Borrowing.
5 May be coterminous with another Term SOFR Borrowing
B-1

The undersigned officer is executing this Borrowing Request not in its individual capacity but in its capacity as a Responsible Officer of the Borrower.

Very truly yours,
LUCID GROUP, INC., as the Borrower
By:
Name:
Title:

    [Signature Page to Borrowing]

Exhibit C

[FORM OF INTERCOMPANY SUBORDINATION AGREEMENT]

C-1

Exhibit D
[FORM OF] COMPLIANCE CERTIFICATE
Reference is hereby made to the Credit Agreement dated as of August 4, 2024 (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Lucid Group, Inc., a Delaware corporation, as the Borrower, the Lenders from time to time party thereto and Ayar Third Investment Company, as Administrative Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.
Pursuant to Section 5.01(d) of the Credit Agreement, the undersigned, in his/her capacity as a Responsible Officer of the Company and not in any individual capacity, certifies as of the date hereof, that attached hereto as Exhibit A are reasonably detailed calculations of Liquidity, the data and calculations of which are true, complete and correct in all material respects.
[SIGNATURE PAGE FOLLOWS]

D-1

IN WITNESS WHEREOF, the undersigned, in his/her capacity as a Responsible Officer of the Company, has executed this certificate for and on behalf of the Company and has caused this certificate to be delivered this _____ day of _____, 20__.

LUCID GROUP, INC.
By:
Name:
Title:
    [Signature Page to Compliance Certificate]

Exhibit A
Liquidity calculations

Exhibit E-1
FORM OF
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to that certain Credit Agreement dated as of August 4, 2024 (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Lucid Group, Inc., a Delaware corporation, as the Borrower, the Lenders from time to time party thereto and Ayar Third Investment Company, as Administrative Agent for the Lenders. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Credit Agreement.
Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code and (v) no payment under any Loan Document is effectively connected with the undersigned’s conduct of a U.S. trade or business.
The undersigned has furnished the Borrower and the Administrative Agent with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any respect, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and deliver promptly to the Borrower and the Administrative Agent an updated certificate or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which (and prior to the time) each payment is to be made to the undersigned, or either of the two calendar years preceding each payment.

[NAME OF LENDER]
By:
Name:
Title:

Date:	_____, 20[_____]
E-1-1

Exhibit E-2
FORM OF
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to that certain Credit Agreement dated as of August 4, 2024 (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Lucid Group, Inc., a Delaware corporation, as the Borrower, the Lenders from time to time party thereto and Ayar Third Investment Company, as Administrative Agent for the Lenders. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Credit Agreement.
Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code and (v) no payment under any Loan Document is effectively connected with the undersigned’s conduct of a U.S. trade or business.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W- 8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any respect, the undersigned shall promptly so inform such Lender in writing and deliver promptly to such Lender an updated certificate or other appropriate documentation (including any new documentation reasonably requested by such Lender) or promptly notify such Lender in writing of its legal ineligibility to do so and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which (and prior to the time) each payment is to be made to the undersigned, or either of the two calendar years preceding each payment.

E-2-1

[NAME OF PARTICIPANT]
By:
Name:
Title:

Date:	_____, 20[_____]

Exhibit E-3
FORM OF
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to that certain Credit Agreement dated as of August 4, 2024 (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Lucid Group, Inc., a Delaware corporation, as the Borrower, the Lenders from time to time party thereto and Ayar Third Investment Company, as Administrative Agent for the Lenders. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Credit Agreement.
Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) it and/or its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) neither the undersigned nor any of its direct or indirect partners/members claiming the portfolio interest exemption on behalf of itself or any of its beneficial owners is a bank within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members claiming the portfolio interest exemption on behalf of itself is a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members claiming the portfolio interest exemption on behalf of itself is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code and (vi) no payment under any Loan Document is effectively connected with the conduct of a U.S. trade or business by the undersigned or any of its direct or indirect partners/members claiming the portfolio interest exemption on behalf of itself or any of its beneficial owners.
The undersigned has furnished its participating Lender with an IRS Form W-8IMY accompanied by an IRS Form W-8BEN, W-8BEN-E or W-8IMY, as applicable, from each of its direct or indirect partners/members claiming the portfolio interest exemption on behalf of itself or any of its beneficial owners. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any respect, the undersigned shall promptly so inform such Lender in writing and deliver promptly to such Lender an updated certificate or other appropriate documentation (including any new documentation reasonably requested by such Lender) or promptly notify such Lender in writing of its legal ineligibility to do so and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which (and prior to the time) each payment is to be made to the undersigned, or either of the two calendar years preceding each payment.

E-3-1

[NAME OF PARTICIPANT]
By:
Name:
Title:

Date:	_____, 20[_____]

Exhibit E-4
FORM OF
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to that certain Credit Agreement dated as of August 4, 2024 (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Lucid Group, Inc., a Delaware corporation, as the Borrower, the Lenders from time to time party thereto and Ayar Third Investment Company, as Administrative Agent for the Lenders. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Credit Agreement.
Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it and/or its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any promissory note(s) evidencing such Loan(s)), (iii) neither the undersigned nor any of its direct or indirect partners/members claiming the portfolio interest exemption on behalf of itself or any of its beneficial owners is a bank within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members claiming the portfolio interest exemption on behalf of itself is a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members claiming the portfolio interest exemption on behalf of itself is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code and (vi) no payment under any Loan Document is effectively connected with the conduct of a U.S. trade or business by the undersigned or any of its direct or indirect partners/members claiming the portfolio interest exemption on behalf of itself or any of its beneficial owners.
The undersigned has furnished the Borrower and the Administrative Agent with an IRS Form W-8IMY accompanied by an IRS Form W-8BEN, W-8BEN-E or W-8IMY, as applicable, from each of its direct or indirect partners/members claiming the portfolio interest exemption on behalf of itself or any of its beneficial owners. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any respect, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and deliver promptly to the Borrower and the Administrative Agent an updated certificate or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which (and prior to the time) each payment is to be made to the undersigned, or either of the two calendar years preceding each payment.
E-4-1

[NAME OF LENDER]
By:
Name:
Title:

Date:	_____, 20[_____]